EXHIBIT 4.5

$1,000,000,000

CREDIT AGREEMENT

Dated as of December 20, 2007

among

LYONDELL CHEMICAL COMPANY

EQUISTAR CHEMICALS, LP,

HOUSTON REFINING LP,

BASELL USA INC.

and

THE SUBSIDIARIES OF BASELL AF S.C.A.
(to be renamed LYONDELLBASELL INDUSTRIES AF S.C.A)
FROM TIME TO TIME PARTY HERETO,
as Borrowers

THE LENDERS PARTY HERETO,

CITIBANK, N.A.,
as Administrative Agent and Co-Collateral Agent

GENERAL ELECTRIC CAPITAL CORPORATION,
as Co-Collateral Agent

CITIGROUP GLOBAL MARKETS INC.
GOLDMAN SACHS CREDIT PARTNERS L.P.,
MERRILL LYNCH CAPITAL CORPORATION,
ABN AMRO INCORPORATED
and
UBS SECURITIES LLC,
Joint Lead Arrangers and Joint Bookrunners

GOLDMAN SACHS CREDIT PARTNERS, L.P.
Syndication Agent,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
Transaction Coordinator

TABLE OF CONTENTS

i

Schedules
Schedule 1.01	Existing Letters of Credit
Schedule 2.01	Lenders Commitments
Schedule 4.02	Closing Documents
Schedule 5.01:	Website for Posting of Company Financial Statements
Schedule 6.01(b):	Existing liens
Schedule 6.02(e):	Investments
Schedule 6.05(k):	Permitted Dispositions
Schedule 6.08(c):	Transactions With Affiliates
Schedule 6.09:	Burdensome Agreements
Schedule X	Billed but not Shipped Inventory

Exhibits
Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Revolving Borrowing Request
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	[Reserved]
Exhibit E-1	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP,
Special Counsel for Lyondell
Exhibit E-2	Form of Opinion of Gerald A. OBrien, Esq.,
Deputy General Counsel of Lyondell
Exhibit F	Form of Security Agreement
Exhibit G	Form of Borrower Designation
Exhibit H	Form of Collateral Access Agreement
Exhibit I-1	Form of Intercreditor Agreement
Exhibit I-2	Form of ABL Intercreditor Agreement
Exhibit I-3	Form of Basell Capital Intercreditor Agreement
Exhibit J	Form of Subsidiary Guaranty

CREDIT AGREEMENT dated as of December 20, 2007, among LYONDELL CHEMICAL COMPANY (which is the surviving entity following its merger with BIL ACQUISITION HOLDINGS LIMITED), a Delaware corporation, EQUISTAR CHEMICALS, LP, a Delaware limited partnership, HOUSTON REFINING LP, a Delaware limited partnership, BASELL USA INC., a Delaware corporation, and the Subsidiaries of LYONDELLBASELL INDUSTRIES AF S.C.A (formerly known as BASELL AF S.C.A.) from time to time party hereto as Borrowers; the LENDERS party hereto and CITIBANK, N.A., as Administrative Agent, Collateral Agent and Fronting Bank (this Agreement).

The Borrowers (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to it in Article 1) desire to borrow on a revolving basis an aggregate principal amount not in excess of $1,000,000,000 (subject to increase pursuant to the terms of Section 2.21).  The proceeds of Borrowings on the Effective Date are to be used to finance the Transaction.  The proceeds of Borrowings subsequent to the Effective Date are to be used for general corporate or partnership purposes, as applicable, otherwise permitted hereunder.  The Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  As used in this Agreement, the following terms shall have the meanings specified below:

ABR Borrowing shall mean a Borrowing comprised of ABR Loans.

ABR Loan shall mean (i) any Swingline Loan and (ii) any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with Article 2.

Access Agreement shall mean an agreement, in form and substance reasonably acceptable to the Administrative Agent (it being understood that such agreements entered into by Equistar and its Subsidiaries since December 17, 2003 and prior to the date of this Agreement are acceptable to Administrative Agent), pursuant to which a holder of a Lien on premises of the Borrowers where Eligible Inventory is located agrees and acknowledges, among other things, that the Administrative Agent may without interference from such Lien holder (i) gain access to, remove and exercise its rights against any Inventory located at such premises after an Event of Default, and that such Lien holder may not remove or exercise any remedies against such Inventory except as agreed, (ii) for a period of time not less than ninety (90) days (or such shorter time period as the Administrative Agent may agree in its sole discretion) after the Administrative Agent shall have taken possession of such Inventory, (A) store such Inventory at such premises and (B) conduct a sale of such Inventory at such premises and (iii) examine and make copies of books and records of the Borrowers located at such premises with respect to such Inventory.

Acquisition means the merger of BIL Acquisition Holdings Limited into Lyondell pursuant to the Acquisition Agreement.

Acquisition Agreement means that certain Agreement and Plan of Merger, dated as of July 16, 2007, by and among the Company, BIL Acquisition Holdings Limited and Lyondell.

Additional Letter of Credit shall mean a letter of credit issued hereunder by the Fronting Bank on or after the Effective Date.

Adjusted LIBO Rate shall mean, with respect to any Interest Period for any LIBOR Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the LIBO Rate by (b) a percentage equal to (i) 100% minus (ii) the reserve percentage applicable two (2) Business Days before the first day of such Interest Period under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the LIBO Rate is determined) having a term equal to such Interest Period.

Administrative Agent shall mean Citibank, in its capacity as administrative agent for the Lenders under the Loan Documents, and its successors in such capacity.

Administrative Fees shall have the meaning assigned to such term in Section 2.07(c).

Administrative Questionnaire shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent, completed by such Lender and returned to the Administrative Agent.

Affiliate shall man, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.  The term control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; controlling and controlled have meanings correlative of the foregoing; provided, however, that none of the Arrangers or their respective Affiliates shall be deemed an Affiliate of the Company.

Agent shall mean any of the Administrative Agent, the Collateral Agent, the Syndication Agent and the Transaction Coordinator, and Agents shall mean any two or more of the foregoing.

Agreement shall have the meaning specified in the recitals hereto.

Alternate Base Rate shall mean, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a)            the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibanks base rate (or equivalent rate otherwise named);

(b)            the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%) of (i) 0.5% per annum, (ii) the rate per annum obtained by dividing (A) the latest three (3)-week moving average of secondary market morning offering rates in the United States for three (3)-month certificates of deposit of major United States money market banks, such three (3)-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three (3)-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three (3) New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three (3)-week period by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three (3)-month U.S. dollar nonpersonal time deposits in the United States and (iii) the average during such three (3)-week period of the maximum annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits in the United States; and

(c)            0.5% per annum plus the Federal Funds Effective Rate.

Anti-Terrorism Laws shall mean:

(a)            the Executive Order No. 13224 of September 23, 2001 blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism;

(b)            the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(c)            the Money Laundering Control Act of 1986, Public Law 99-570;

(d)            the International Emergency Economic Powers Act, 50 U.S.C. 1701 et seq, the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq, any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury; and

(e)            any similar law enacted in the United States of America subsequent to the date of this Agreement.

Anti-Terrorism Party shall mean  any person listed:

(a)            in the Annex to Executive Order No. 13224 on Terrorist Financing, effective September 2001;

(b)            on the Specially Designated Nationals and Blocked Persons list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury;

(c)            in any successor list to either of the foregoing; or

(d)            any person or entity that commits, threatens or conspires to commit or supports terrorism as defined in Executive Order No. 13224 on Terrorist Financing, effective September 2001.

Applicable Commitment Fee Rate shall mean (a) for the initial period commencing on the Effective Date and ending on the last day of the calendar month in which the Administrative Agent receives unaudited financial statements of the Company and its consolidated subsidiaries as of, and for the fiscal quarter ending, June 30, 2008 in accordance with and satisfying the requirements of Section 5.01, 0.35% per annum and (b) thereafter, 0.35% per annum for any day on which Total Outstandings are less than or equal to 50% of the Total Commitment, and 0.25% per annum for any day on which Total Outstandings exceed 50% of the Total Commitment.

Applicable L/C Margin shall mean (a) for the initial period commencing on the Effective Date and ending on the last day of the calendar month in which the Administrative Agent receives unaudited financial statements of the Company and its consolidated subsidiaries as of, and for the fiscal quarter ending, June 30, 2008 in accordance with and satisfying the requirements of Section 5.01, 1.75% per annum, and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable Average Monthly Excess Availability (determined as of the last day of the most recently concluded calendar month):

Average Monthly Excess Availability	ApplicableL/C Margin
Greater than or equal to $1,500,000,000	1.50%
Less than $1,500,000,000 and greater than or equal to $500,000,000	1.75%
Less than $500,000,000	2.00%

provided, however, that upon the occurrence and during the continuance of an Event of Default, the Applicable L/C Margin shall be the sum of the otherwise applicable rate set forth in the table above plus 2.00% per annum.  Changes in the Applicable L/C Margin resulting from a change in the Average Monthly Excess Availability for any calendar month shall become effective as to all outstanding Letters of Credit on the first day of the next calendar month.

Applicable Lending Office shall mean, with respect to each Lender, (i) such Lenders domestic lending office in the case of an ABR Loan or (ii) such Lenders LIBOR Lending Office in the case of a LIBOR Loan.

Applicable Margin shall mean (a) for the initial period commencing on the Effective Date and ending on the last day of the calendar month in which the Administrative Agent receives unaudited financial statements of the Company and its consolidated subsidiaries as of, and for the fiscal quarter ending, June 30, 2008 in accordance with and satisfying the requirements of Section 5.01, in the case of ABR Loans, 1.00% per annum and, in the case of LIBOR Loans, 2.00% per annum; and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable Average Monthly Excess Availability (determined as of the last day of the most recently concluded calendar month):

Average Monthly Excess Availability	ABR Loans	Libor Loans
Greater than or equal to $1,500,000,000	0.75%	1.75%
Less than $1,500,000,000 and greater than or equal to $500,000,000	1.00%	2.00%
Less than $500,000,000	1.25%	2.25%

provided, however, that upon the occurrence and during the continuance of an Event of Default, the Applicable Margin shall be the sum of the otherwise applicable rate set forth in the table above for ABR Loans or LIBOR Loans, as the case may be, plus 2.00% per annum.  Changes in the Applicable Margin resulting from a change in the Average Monthly Excess Availability for any calendar month shall become effective as to all Loans on the first day of the next calendar month.

Appraisal Report shall mean any appraisal report reasonably satisfactory to the Administrative Agent and prepared by independent consultants selected by the Administrative Agent and reasonably satisfactory to the Borrowers.

Arranger shall mean each of Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P., Merrill Lynch Capital Corporation, ABN AMRO Incorporated and UBS Securities LLC, in its capacity as a joint lead arranger and joint bookrunner in respect of this Agreement.

Assignment and Acceptance shall mean an assignment and acceptance entered into by a Lender and an assignee, substantially in the form of Exhibit A.

Attributable Indebtedness shall mean, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof of any liability that would be required to appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

Availability Reserves shall mean, as of any date of determination and without duplication of any Valuation Reserves or any other Availability Reserves, such reserves in amounts as the Administrative Agent may from time to time establish (upon five (5) Business Days notice to the Borrowers in the case of new reserve categories established after the Effective Date and changes in the methodology for determining a reserve and upon one (1) Business Days notice to the Borrowers in other cases) and revise (upward or downward based upon existing methodology): (i) to reflect events, conditions, contingencies or risks which, as reasonably determined by the Administrative Agent, do or are reasonably likely to materially adversely affect either (a) Eligible Inventory or its value or (b) the security interests and other rights of any Agent or Lender in the Collateral other than Ineligible Inventory (including the enforceability, perfection and priority thereof) or (ii) to reflect the Administrative Agents reasonable belief that any collateral report or financial information furnished by or on behalf of the Borrowers is or may have been incomplete, inaccurate or misleading in any material respect in a manner which adversely affects one or more components of the Borrowing Base to an extent greater than that otherwise contemplated in the determination thereof (such reserve to remain applicable for so long as such adverse effect remains applicable) or (iii) in respect of any state of facts that the Administrative Agent reasonably determines constitutes a Default or an Event of Default and that adversely affects one or more components of the Borrowing Base to an extent greater than that otherwise contemplated in the determination thereof (such reserve to remain applicable for so long as such adverse effect remains applicable); provided that, at any date of determination (unless and until otherwise determined by the Administrative Agent), Availability Reserves shall include (a) a reserve equal to three times the most recently reported monthly aggregate amount of charges by a landlord, bailee, consignee, processor, warehouseman or other third-party who stores, processes, maintains or holds Eligible Inventory and applicable rail car lease and transportation expense as determined by Lyondell (but excluding any such expense as to which the rights of the payee are subject to a Third Party Agreement), (b) a reserve for deductibles applicable to the Borrowers insurance policies covering Eligible Inventory, (c) a reserve for other credit exposures secured by the Collateral (other than credit exposures secured exclusively by Ineligible Inventory) including obligations arising out of cash management arrangements related to this Agreement and (d) a reserve for any Liens on Eligible Inventory or on premises of the Borrowers where Eligible Inventory is located (other than (x) Liens consisting of (i) easements, building restrictions, rights-of-way, irregularities of title and other such encumbrances or charges not interfering in any material respect with the ordinary conduct of business of any Borrower, (ii) leases, subleases or licenses by any Borrower as lessor, sublessor or licensor in the ordinary course of business and (iii) without limiting the applicability of an Availability Reserve under clause (a) above, the interest of a lessor or licensor under an operating lease or license under which any Borrower is lessee, sublessee or licensee, including protective financing statement filings, on such premises and (y) nonconsensual Liens on such premises that do not impair access to, or the removal of or exercise of remedies in respect of, such Inventory), unless the rights of the holder of such Lien are subject to a Third Party Agreement (such reserve not to exceed the lesser of (i) the amount of the affected Eligible Inventory and (ii) the amount of the obligations secured by such holders Lien).

Available Inventory shall mean, at any time, the lesser of (a) 75% of each Category of Eligible Inventory and (b) the product of (x) 85%  (70% in the case of High Seas Inventory) of the Orderly Liquidation Value Rate multiplied by (y) each Category of Eligible Inventory; provided that (i) Available Inventory shall in no event exceed 75% of Eligible Inventory and (ii) the amount of Available Inventory in respect of High Seas Inventory shall at no time exceed $100,000,000.

Average Monthly Excess Availability shall mean, for any calendar month, the sum, without duplication, of (i) the average daily Total Excess Availability plus (ii) the average daily unrestricted cash of the Restricted Parties (as determined by Lyondell from treasury records on a non-GAAP basis), in each case for such calendar month.

Basell USA shall mean Basell USA Inc., a Delaware corporation

Borrower shall mean each of Lyondell, HRLP, Equistar, Basell USA and any other Subsidiary of the Company (i) that is not a Foreign Subsidiary, (ii) that is not a member of the Millennium Holdings Group, unless any member of the Millennium Holdings Group has become an Originator under and as defined in the 2007 RSA and (iii) that the Company designates as a Borrower for purposes hereof by causing such Subsidiary to deliver to the Administrative Agent an instrument in substantially the form of Exhibit G duly executed by such Subsidiary, provided that such Subsidiary shall not become a Borrower until such time as the Collateral Requirement shall be satisfied after giving effect to its designation as a Borrower.

Borrowers Agent shall mean Lyondell, in its capacity as agent for the Borrowers under the Loan Documents, and its successors in such capacity.

Borrowing shall mean (a) a Loan or group of Loans of a single Class and Type made by the Lenders on a single date and as to which a single Interest Period is in effect or (b) a Swingline Loan.

Borrowing Base shall mean, at any time, subject to adjustment as provided in Section 5.14(b)(iii), an amount equal to the sum of (i) (x) Available Inventory as reflected in the most recent Borrowing Base Certificate delivered pursuant to Section 5.12 less (y) Availability Reserves at such time plus (ii) Cash Collateral at such time.  Standards of eligibility and reserves and advance rates of the Borrowing Base may be revised and adjusted from time to time by the Administrative Agent (subject to Section 10.02(b) hereof and to any limitations herein expressly made applicable to the exercise of such rights) upon one (1) Business Days notice to the Borrowers; provided that any such changes in such standards or in advance rates shall not be effective until five (5) Business Days after giving notice thereof to the Borrowers.  Actions by the Administrative Agent pursuant to the preceding sentence, and all other actions by the Administrative Agent in respect of the determination of the Borrowing Base (including as provided in the definitions of Availability Reserves, Ineligible Inventory and Valuation Reserves), shall be taken by it in the good faith exercise of its discretion in a manner consistent with its customary credit policies for asset-based credit facilities.

Borrowing Base Certificate shall mean a certificate, appropriately completed and substantially in the form of Exhibit C (with such modifications as to format and presentation as may be reasonably requested by the Administrative Agent upon five (5) Business Days notice) together with all attachments and supporting documentation (i) as contemplated thereby and (ii) as outlined on Schedule 1 to Exhibit C.

Borrowing Request shall mean a request made pursuant to Section 2.03 substantially in the form of Exhibit B.

Business Day shall mean any day which is not a Saturday, Sunday or legal holiday in the State of New York or the State of Texas on which banks are open for business in New York City and Houston, provided, however, that when used in connection with the Adjusted LIBO Rate, the term Business Day shall also exclude any day on which banks are not open for dealings in deposits in United States dollars in the London interbank market.

Capital Expenditures shall have the meaning specified in the Senior Facility Credit Agreement.

Capitalized Leases shall mean all leases which, in accordance with GAAP, are recorded as capitalized leases; provided that for all purposes hereunder the amount of principal obligations under any Capitalized Lease shall be the Attributable Indebtedness related thereto.

Carry-Forward Amount has the meaning specified in Section 6.11.

Cash Collateral shall mean cash on deposit in, and Liquid Investments held in, the Cash Collateral Account.

Cash Collateral Account shall have the meaning specified in the Security Agreement.

Cash Equivalents shall mean any of the following types of Investments, to the extent owned by any Restricted Party:

(a)  a time deposit or demand deposit in local currencies held by it from time to time in the ordinary course of business;

(b)  an obligation, maturing within two (2) years after the date of its acquisition, issued or guaranteed by the United States of America, Australia, Switzerland, Japan, Canada or any state which was a member state of the European Union on December 31, 2003 or an instrumentality or agency thereof;

(c)  a certificate of deposit or bankers acceptance, maturing within one (1) year after the date of its acquisition, issued by any Lender or a U.S. national or state bank or trust company or a European, Canadian, Australian, Swiss or Japanese bank, in each case having capital, surplus and undivided profits of at least $100,000,000 and whose long-term unsecured debt has a rating of A or better by S&P or A2 or better by Moodys or the equivalent rating by any other nationally recognized rating agency;

(d)  commercial paper, maturing within one (1) year after the date of its acquisition, which has a rating of A1 or better by S&P or P1 or better by Moodys, or the equivalent rating by any other nationally recognized rating agency;

(e)  repurchase agreements and reverse repurchase agreements with an outstanding term not in excess of one (1) year after the date of its acquisition with any financial institution which has been elected as a primary government securities dealer by the Federal Reserve Board or in respect of instruments set forth in clauses (c) or (d) above of the credit quality set forth in such applicable clause;

(f)  Money Market preferred stock maturing within six (6) months after the date of its acquisition or municipal bonds issued by a corporation organized under the laws of any state of the United States, Australia, Japan, Canada, Switzerland or any state which was a member state of the European Union on December 31, 2003, or an instrumentality or agency thereof, which has a rating of A or better by S&P or Moodys or the equivalent rating by any other nationally recognized rating agency;

(g)  tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moodys or the equivalent rating by any other nationally recognized rating agency; and

(h)  shares of any fund holding assets consisting (except for de minimis amounts) of the type specified in clauses (b) through (g) above.

Casualty Event shall mean any event that gives rise to the receipt by any Restricted Party of any insurance proceeds or condemnation awards in respect of (i) any Collateral or (ii) any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

Category shall mean any of the categories of inventory classification set forth in Exhibit C.

CERCLA shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

Change in Law means, the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order or the compliance with any guideline, request or directive from any Governmental Authority (whether or not having the force of law)

Change of Control means the occurrence of any of the following:

(1)            the Sponsor (as defined in the Senior Facility Credit Agreement) ceases to hold legally and beneficially:

(a)            issued share capital having the right to cast at least 51% (or, following a Listing, at least 35%) of the votes capable of being cast in general meetings of the Company; or

(b)            before a Listing, the right to determine the composition of the majority of the board of directors or equivalent body of the Company;

(2)            following a Listing, any Person or group of Persons acting in concert (other than the Sponsor) owns, directly or indirectly, a greater percentage of the issued share capital or issued share capital with voting rights of the Company than the Sponsor or, at any time, otherwise acquires control of the Company; or

(3)            the replacement of a majority of the board of directors of the Company over a two (2)-year period from the directors who constituted the board of directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of the Company then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved; or

(4)            the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company, other than, in each case, a transaction complying with the covenant described in Section 7.04 of the Senior Facility Credit Agreement; or

(5)            the Company ceases to own, directly or indirectly, 100% of the Equity Interests in any Borrower unless such Borrower ceases to be a Borrower hereunder.

Citibank shall mean Citibank, N.A., a national banking association, and its successors.

Class, when used in respect of any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

Code means the Internal Revenue Code of 1986, as amended from time to time.

Collateral shall mean any and all Collateral, as defined in any applicable Collateral Document.

Collateral Access Agreement shall mean an agreement substantially in the form of Exhibit H.

Collateral Agent shall mean Citibank in its capacity as collateral agent in respect of the Loan Documents.

Collateral Availability shall mean, at any time, an amount equal to (i) the Borrowing Base at such time, less (ii) the Total Outstandings at such time.

Collateral Documents shall mean the Security Agreement and any additional security or control documentation delivered or required to be delivered pursuant to the Loan Documents to secure the Obligations or the Secured Obligations as defined in any such Loan Document.

Collateral Requirement shall mean, subject to Section 1.05, the requirement that:

(a)            the Administrative Agent shall have received a counterpart of the Security Agreement duly executed and delivered on behalf of each Borrower;

(b)            the Administrative Agent shall have a perfected security interest in all outstanding Equity Interests of Basell Capital Corporation;

(c)            all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect or record such Liens to the extent, and with the priority, required by the Loan Documents, shall have been filed, registered or recorded;

(d)            each Loan Party shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Collateral Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder;

(e)            each Loan Party shall have taken all other action required under the Collateral Documents to perfect, register and/or record the Liens granted by it thereunder;

(f)            each Restricted Account contemplated by the Security Agreement shall have been established, and the Administrative Agent shall have control (within the meaning of Section 9-104 of the UCC) of the Inventory Concentration Account, the Sweep Account and the Cash Collateral Account;

(g)            the Administrative Agent shall have received a favorable written opinion of counsel to the Loan Parties addressed to the Administrative Agent and the Lenders covering the matters reasonably requested by the Administrative Agent; and

(h)            the Administrative Agent shall have received a fully executed copy of the Intercreditor Agreement.

Commitment shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, as set forth on Schedule 2.01 or, in the case of any new Lender, in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, in each case as such commitment may be (a) reduced from time to time pursuant to Section 2.12 , (b) increased from time to time pursuant to Section 2.21 or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.07.  The aggregate amount of the Commitments on the Effective Date is $1,000,000,000.

Company shall mean LyondellBasell Industries AF S.C.A (formerly known as Basell AF S.C.A.), a company existing under the laws of the Grand Duchy of Luxembourg.

Compliance Period means the period commencing on the Effective Date and ending (i) ten (10) days thereafter with respect to the matters in clauses (c) and (e) of the definition of Collateral Requirement and (ii) thirty (30) days thereafter with respect to the matters set forth in clause (f) of such definition (or such longer period thereafter as the Administrative Agent may, in the good faith exercise of its discretion, determine to be warranted).

Consolidated EBITDA means, with respect to the Company and its Restricted Subsidiaries, for any Test Period, the sum, without duplication, of:

(1)  Consolidated Net Income, and

(2)  to the extent such Consolidated Net Income has been reduced thereby,

(a)            all income taxes paid or accrued (other than income taxes attributable to extraordinary gains or losses),

(b)            Consolidated Interest Expense,

(c)            Consolidated Non-cash Charges,

(d)            the amount of net loss resulting from the payment of any premiums, fees or similar amounts that are required to be paid under the terms of the instrument(s) governing any Indebtedness upon the repayment or other extinguishment of such Indebtedness in accordance with the terms of such Indebtedness,

(e)            management fees and merger and acquisition advisory fees paid to the Sponsor,

(f)            any inventory write-up in connection with purchase accounting in respect of acquisitions (including the Acquisition), and

(g)            the amount of net cost savings projected by the Company in good faith to be realized by specified actions taken prior to or during such period; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions have been taken or are to be taken within twelve (12) months of the date or determination to take such action and the benefit is expected to be realized within twelve (12) months of taking such action, and (z) the aggregate amount of such cost savings added pursuant to this clause (i) shall not exceed $150,000,000 during such Test Period.

Consolidated Interest Expense means, with respect to the Company and its Restricted Subsidiaries and for any period, without duplication:

(1)            the interest expense (including yield expense in the case of any Securitization Transaction) in respect of Financial Indebtedness, including:

(a)            any amortization of debt discount;

(b)            all capitalized interest; and

(c)            the interest portion of any deferred payment obligation,

 but excluding, in each case, any amortization or write-off of deferred financing costs and fees incurred in connection with the incurrence of any Indebtedness or Securitization Transactions; plus

(2)            the net amount paid (or deducting the net amount received) by the Company and its Restricted Subsidiaries in respect of the relevant period under any Obligations in respect to Swap Contracts consisting of interest rate hedging arrangements or the interest rate component of currency hedging arrangements, plus

(3)            the interest component of Capitalized Leases paid, accrued and/or scheduled to be paid or accrued during such period,

less  interest income.

Consolidated Net Income means, with respect to the Company and its Restricted Subsidiaries, for any Test Period:

(1)  net income (or loss), plus

(2)  cash dividends or distributions paid to the Company or any Restricted Subsidiary by any other Person (the Payor) other than a Restricted Subsidiary, to the extent not otherwise included in Consolidated Net Income, which have not been derived from Indebtedness of the Payor to the extent such Indebtedness is Guaranteed by the Company or a Restricted Subsidiary;

provided that there shall be excluded therefrom (but only to the extent included in the calculation of the foregoing):

(a)  after-tax gains from asset sales or abandonments or reserves relating thereto;

(b)  after-tax items classified as extraordinary gains or losses (including for the avoidance of doubt and irrespective of its classification, the effect of any impairment of goodwill arising as a result of the Acquisition) and any gains or losses on the disposal or reversal of impairment losses on assets;

(c)  the net income (but not loss) of any Restricted Subsidiary that is not a Loan Party, to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted;

(d)  the net income or loss of any Person other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person;

(e)  any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Effective Date;

(f)  income or loss attributable to discontinued operations (including, operations disposed of during such period whether or not such operations were classified as discontinued);

(g)  in the case of a successor to the Company by consolidation, merger or amalgamation or as a transferee of the Companys assets, any earnings or losses of the successor corporation prior to such consolidation, merger, amalgamation or transfer of assets;

(h)  all dividends received by the Company as described in clause (4) of the second paragraph of the definition of Indebtedness to the extent the Company is obligated to apply such dividends in the repayment of such Indebtedness; and

(i)  any increase in amortization or depreciation as a result of the receipt of any insurance proceeds from damage to property.

Consolidated Net Tangible Assets means, as of any date, the total amount of assets (less applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, as of the last day of the then most recently ended fiscal year for which financial statements have been delivered pursuant to Section 5.01, after deducting therefrom (1) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than twelve (12) months after the time as of which the amount thereof is being computed and excluding current maturities of long term debt), and (2) all goodwill, IP Rights, unamortized debt discount and other like intangible assets.

Consolidated Non-cash Charges means, with respect to the Company and its Restricted Subsidiaries, for any period, the aggregate depreciation, amortization and other non-cash expenses reducing Consolidated Net Income of such Person for such period (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

Covered Disposition shall mean any Disposition by any Loan Party, but excluding  Dispositions permitted by Section 6.05(a) - (e), (g) - (i) or (k) - (n).

Credit Event shall mean any Borrowing (including a Borrowing resulting from a conversion or continuation of Loans pursuant to Section 2.04) or any issuance, amendment, renewal or extension of a Letter of Credit.

Credit Exposure shall mean, with respect to any Lender at any time, such Lenders Commitment at such time or, if the Commitments shall have been terminated, such Lenders Outstandings at such time.

Debtor Relief Laws means the Bankruptcy Code of the United States, the Dutch Bankruptcy Act (Faillissementswet), the German Insolvency Law, the Luxembourg insolvency laws and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, faillissement, surseance van betaling, onderbewindstelling, ontbinding, or similar debtor relief laws of the United States, The Netherlands, Luxembourg or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including, in the case of Loan Parties incorporated or organized in England, Wales or Hong Kong, administration, administrative receivership, voluntary arrangement and schemes of arrangement).

Default shall mean any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would constitute an Event of Default.

Defaulting Lender shall mean any Lender that (a) has failed to fund any portion of the Revolving Loans, participations in Letters of Credit or participations in Swingline Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured (but only from when subsequently cured), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured (but only from when subsequently cured), or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

Disposition or Dispose means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Disqualified Equity Interests means that portion of any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than redeemable only for Equity Interests of such Person that is not itself a Disqualified Equity Interest), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, on or prior to the date that is ninety-one (91) days after the Commitment Termination Date, provided, however, that any Equity Interest that would not constitute a Disqualified Equity Interest but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Equity Interest upon the occurrence of a change of control occurring prior to the date that is ninety-one (91) days after the Commitment Termination Date shall not constitute a Disqualified Equity Interest.

Notwithstanding the preceding sentence, only the portion of such Equity Interest which so matures or is mandatorily redeemable or is so convertible or exchangeable prior to the date that is ninety-one (91) days after the Termination Date shall be so deemed a Disqualified Equity Interest.  The amount of any Disqualified Equity Interest that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Equity Interest as if such Disqualified Equity Interest were redeemed, repaid, converted or repurchased on any date on which the amount of such Disqualified Equity Interest is to be determined pursuant hereto; provided, however, that if such Disqualified Equity Interest could not be required to be redeemed, repaid, converted or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Equity Interest as reflected in the most recent financial statements of such Person.

Dividend Payment means

(1)            a declaration or payment of any dividend or the making of any distribution, other than dividends or distributions payable in Qualified Equity Interests of a Borrower and dividends or distributions payable solely to a Borrower or a Restricted Subsidiary of a Borrower, and other than pro rata dividends or other distributions made by a Subsidiary of a Borrower that is not a wholly-owned Subsidiary to minority shareholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), on or in respect of shares of a Persons Equity Interests to holders of such Equity Interests,

(2)            the purchase, redemption or other acquisition or retirement for value of any Equity Interests of a Borrower or any warrants, rights or options to purchase or acquire shares of any class of such Equity Interests, or

(3)            any Investment other than an Investment permitted by Section 6.02.

Dollars or $ shall mean lawful currency of the United States of America.

Effective Date shall mean the date, on or before December 31, 2007, on which all the conditions specified in Section 4.02 shall have been satisfied (or waived in accordance with Section 10.02).

Effective Date Fees shall have the meaning assigned to such term in Section 2.07(d).

Eligible Inventory shall mean at any date of determination thereof an amount equal to (i) the aggregate value (as reflected on the books and records of the Borrowers and consistent with the Borrowers current and historical accounting practices) at such date of all Inventory in each Category owned by the Borrowers, adjusted on any date of determination to exclude, without duplication, all Inventory that is Ineligible Inventory, minus (ii) all Valuation Reserves (or, if the context so requires, Eligible Inventory shall mean the related Inventory).

Environmental Laws means the common law and any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, the generation, treatment, storage, transport, distribution, handling or recycling of Hazardous Materials or the presence, Release or threat of Release of Hazardous Materials and, to the extent relating to exposure to Hazardous Materials, human health and to workplace health and safety.

Environmental Permits means any permit, approval, identification number, license or other authorization required under any Environmental Law.

Equistar shall mean Equistar Chemicals, LP, a Delaware limited partnership.

Equity Interest means, with respect to any Person, all of the capital stock of such Person and all of the warrants, options or other rights to acquire the capital stock of such Person, including any contribution from shareholders without any issuance of shares (but excluding any debt security that is convertible into, or exchangeable for, such capital stock).

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

ERISA Affiliate means any trade or business (whether or not incorporated) that is under common control with any Loan Party within the meaning of Section 414 of the Code or Section 4001 of ERISA.

ERISA Event means (a) a Reportable Event with respect to a Pension Plan; (b) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (d ) a withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (e) a complete or partial withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (f) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Pension Plan, in each case where Pension Plan assets are not sufficient to pay all Plan liabilities; (g) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Subsidiary or any ERISA Affiliate; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to a Loan Party or any Restricted Subsidiary.

Event of Default shall have the meaning specified in Article 7.

Excess Availability shall mean, at any time, an amount equal to (i) the Maximum Facility Availability, less (ii) the Total Outstandings, determined as of the close of business on each Business Day giving effect to all changes in Total Outstandings during such Business Day.

Excluded Capital Expenditures has the meaning specified in the Senior Facility Credit Agreement.

Excluded Receivable shall have the meaning specified in Article 6.

Excluded Taxes shall mean, with respect to any Agent, any Lender, the Fronting Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income, franchise or doing business taxes imposed on (or measured by) its net income, or bank share taxes, imposed by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.20(b)) any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lenders failure to comply with Section 2.19(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.19(a) and (d) United States backup withholding taxes.

Existing Letters of Credit shall mean the letters of credit issued before the Effective Date and listed in Schedule 1.01 hereto.

Existing Notes means, collectively, the $615,000,000 8⅜% Senior Notes due 2015 of the Company, the 500,000,000 8⅜% Senior Notes due 2015 of the Company and the $300,000,000 8.10% Guaranteed Notes due 2027 of Basell Finance, the 10% Senior Secured Notes due 2013 of Lyondell, the 8% Senior Unsecured Notes due 2014 of Lyondell, the 8% Senior Unsecured Notes due 2016 of Lyondell, the 6.875% Senior Unsecured Notes due 2017 of Lyondell, the 10% Debentures due 2010 of Lyondell, the 9.8% Debentures due 2020 of Lyondell, the 10⅝% Senior Unsecured Notes due 2008 of Equistar, the 10 1/8% Senior Unsecured Notes due 2011 of Equistar, the 7.55% Debentures due 2026 of Equistar, the 7⅝% Senior Notes due 2026 of Millennium America Inc. and the 8% Unsecured Notes due 2009 of Equistar, in each case to the extent outstanding on the Effective Date and the 4% Convertible Debentures due 2023 of Millennium Chemicals Inc. (to the extent not converted on the Effective Date).

FCC Period shall have the meaning specified in Section 6.14.

Federal Funds Effective Rate shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citibank, N.A. on such day on such transactions as determined by the Administrative Agent.

Fees shall mean the Unused Commitment Fee, the L/C Fee, the L/C Issuance Fee, the Administrative Fees and the Effective Date Fees.

Financial Indebtedness means (without duplication), at any time, the principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding at such time, referred to in paragraphs (a), (b), (f), (h) and (i) of the definition of Indebtedness under the Senior Facility Credit Agreement (but, as to clause (i) only in respect of clauses (a), (b), (c), (f) and (h) of such definition).

Foreign Lender shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America, a State thereof or the District of Columbia.

Fixed Charge Coverage Ratio means, with respect to any FCC Period, the ratio of (A) Consolidated EBITDA for such FCC Period minus Capital Expenditures made during such FCC Period to (B):

(x)  Consolidated Interest Expense; plus

(y)  the sum of

(a)            the amount of all dividend payments on any series of preferred stock (other than dividends paid in Qualified Equity Interests and other than dividends paid to the Company or to a Restricted Subsidiary) paid or accrued, plus

(b)            tax actually paid in cash by the Company or any Restricted Subsidiary and attributable to the items referred to in paragraph (a) of this clause (y); plus

(z)  the principal amount of all scheduled amortization payments on all Financial Indebtedness (including the principal component of all Capitalized Leases);

provided that the Fixed Charge Coverage Ratio shall be calculated for the FCC Period ending (i) March 31, 2008 based on the Consolidated Interest Expense and amortization payments referred to in clauses (x) and (z) above for each full fiscal quarter ending after the Effective Date multiplied by four, (ii) June 30, 2008 based on the sum of the Consolidated Interest Expense and amortization payments referred to in clauses (x) and (z) above for each full fiscal quarter ending after the Effective Date multiplied by two and (iii) September 30, 2008 based on the sum of the Consolidated Interest Expense and amortization payments referred to in the clauses (x) and (z) above for each full fiscal quarter ending after the Effective Date multiplied by 4/3.

Foreign Subsidiary shall mean any Subsidiary organized under the laws of a jurisdiction outside the United States of America.

FRB means the Board of Governors of the Federal Reserve System of the United States.

Fronting Bank shall mean (a) Citibank and JPMorgan Chase Bank, N.A., in their capacity as the issuers of the Existing Letters of Credit and (b) Citibank and other banks as mutually agreed by the Borrowers Agent and the Administrative Agent, in their capacity as the issuers of Additional Letters of Credit hereunder, with their respective successors in such capacity as provided in Section 2.06(j).  In respect of Additional Letters of Credit, the Fronting Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Fronting Bank, in which case the term Fronting Bank shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

GAAP means generally accepted accounting principles in the United States of America as in effect from time to time as adopted by the Company; provided that the Company may make a one-time election to switch to IFRS, if permitted to do so by the SEC in its filings with the SEC, and following such election and the notification in writing to the Administrative Agent by the Company thereof, GAAP shall mean IFRS. After such election, the Company cannot subsequently elect to report under U.S. generally accepted accounting principles. If at any time the Company notifies the Administrative Agent in writing that the Company wishes to eliminate the effect of any change in GAAP on any provision of this Agreement, then such provision shall be applied on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Required Lenders.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Guarantee means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the primary obligor) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain such Lien); provided that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term Guarantee as a verb has a corresponding meaning.

Hazardous Materials means all materials, chemicals, substances, wastes, pollutants, contaminants, constituents and compounds of any nature or in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or mold that are regulated pursuant to, or can give rise to liability under, any applicable Environmental Law.

High Seas Inventory means Inventory which is (i) in transit to a property located in the United States of America that is owned or leased by one or more of the Borrowers, (ii) subject to a maritime bill of lading which, if so requested in writing by the Administrative Agent, has been delivered to the Administrative Agent and (iii) outside the territorial waters of any country.

Holding Company means, in relation to a company, corporation or other legal entity, any other company, corporation or other legal entity in respect of which the former company, corporation or other legal entity is a Subsidiary.

HRLP shall mean Houston Refining LP, a Delaware limited partnership.

IFRS shall mean the International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board, as in effect from time to time.

Illegality shall have the meaning assigned to such term in Section 2.15(a).

Increasing Lender shall have the meaning assigned to such term in Section 2.21.

Indebtedness means, as to any Person at any time, without duplication, all of the following:

(a)  all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)  the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)  net obligations of such Person under any Swap Contract;

(d)  all obligations of such Person issued or assumed as the deferred purchase price of property that is due more than six (6) months after taking delivery of such property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by ninety (90) days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(e)  all obligations of any third party of the type referred to in clauses (a), (b), (c), (d), (f) and (h) of this definition which are secured by any lien on any property or asset of such Person the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

(f)  all Receivables Financings, Securitization Transactions and obligations under Asset Backed Credit Facilities (each as defined under the Senior Facility Credit Agreement);

(g)  all Disqualified Equity Interests issued by such Person or preferred stock issued by a Restricted Subsidiary of such Person with the amount of Indebtedness represented by such Disqualified Equity Interests or preferred stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the maximum fixed repurchase price of any Disqualified Equity Interests or preferred stock which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests or preferred stock as if such Disqualified Equity Interests or preferred stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Equity Interests or preferred stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Equity Interests or preferred stock; and

(h)  all Capitalized Leases of such Person;

if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

(i)  to the extent not otherwise included above, all Guarantees of any third partys Indebtedness in respect of any of the foregoing clauses.
Notwithstanding the foregoing, Indebtedness shall not include:

(1)  advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future,

(2)  deferred taxes,

(3)  unsecured indebtedness of such Person incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by such Person and its Restricted Subsidiaries for a three (3)-year period beginning on the date of any incurrence of such indebtedness,

(4)  Indebtedness owed or incurred by any Restricted Subsidiary whose activities are limited to holding shares in Joint Venture(s) (but only to the extent that (a) the creditors under the relevant agreement have no recourse to the Company other than such Restricted Subsidiary; and (b) the recourse those creditors have to such Restricted Subsidiary is limited to the proceeds (if any) of dividends received by such Restricted Subsidiary in respect of such Restricted Subsidiarys investment in such Joint Venture),

(5)  non-recourse Indebtedness permitted by Section 6.03(u) collateralized by  any Limited Recourse Stock Pledge or any non-recourse guarantee given solely to support such pledge,

(6)  any Indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or government obligations (in an amount sufficient to satisfy all such Indebtedness at the stated maturity thereof or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and other applicable terms of the instrument governing such Indebtedness; or

(7)  Indebtedness for which irrevocable notice of redemption has been duly given and for which redemption money in the necessary amount has been irrevocably deposited with the applicable trustee or paying agent in trust for the holders of such Indebtedness.

Notwithstanding the foregoing, any accrual of interest, accrual of dividends, the accretion of value, the obligation to pay commitment fees and the payment of interest in the form of Indebtedness shall not be Indebtedness for the purposes of Section 6.03 only.

Indemnified Taxes shall mean Taxes other than Excluded Taxes.

Ineligible Inventory shall mean all Inventory described in one or more of the following clauses, without duplication:

(a)            Inventory that is not subject to a perfected first priority Lien in favor of the Administrative Agent or that is subject to any other Lien that is not a Qualified Lien; or

(b)            Inventory that is not located at and is not in transit to property that is owned or leased by the Borrowers unless:

(i)            such Inventory has been delivered to a carrier and no document of title is issued with respect to such Inventory by such carrier and the relevant Borrower has the absolute and unconditional right to obtain such Inventory from such carrier free and clear of any and all Liens other than Qualified Liens; or

(ii)            such Inventory is either subject to (x) a Third-Party Agreement or (y) an Availability Reserve as specified in clause (a) of the proviso in the definition of Availability Reserves; or

(c)            Inventory located on premises of the Borrowers that are subject to any Lien (other than (x) Liens consisting of (i) easements, building restrictions, rights-of-way, irregularities of title and other such encumbrances or charges not interfering in any material respect with the ordinary conduct of business of any Borrower, (ii) leases, subleases or licenses by any Borrower as lessor, sublessor or licensor in the ordinary course of business, (iii) the interest of a lessor or licensor under an operating lease or license under which any Borrower is lessee, sublessee or licensee, and (iv) any other Qualified Liens, including protective financing statement filings on such premises, and (y) nonconsensual Liens on such premises that do not impair access to, or the removal of or exercise of remedies in respect of, such Inventory) unless:

(i)            such Inventory is subject to an Availability Reserve as specified in clause (d) of the proviso in the definition of Availability Reserves; or

(ii)            the holder of such Lien and the Administrative Agent have entered into an Access Agreement with respect to such Inventory on such premises; or

(d)            Inventory that is on consignment or that is subject to a negotiable document of title (as such terms are defined in the UCC); or

(e)            Inventory that is billed not shipped Inventory; provided that Inventory billed but not shipped to the Persons listed on Schedule X, as of the date hereof and as updated from time to time by the Borrowers with the written approval of the Administrative Agent, shall not be Ineligible Inventory by reason of this clause (e); or

(f)            Inventory (other than High Seas Inventory) that is not located in the United States of America (including its territorial waters); or

(g)            Inventory that is not owned solely by the Borrowers, or as to which the Borrowers do not have good, valid and marketable title thereto (it being understood that such Inventory may be commingled with Inventory owned by others); or

(h)            Inventory that consists of (i) supplies (other than that classified as stores inventory), (ii) work-in-process and catalysts, in each case not saleable in their current form or (iii) feedstock and line fill classified as captive feedstock or feedstock line fill; or

(i)            Inventory that does not otherwise conform to the representations and warranties contained in this Agreement or the other Loan Documents; or

(j)            such other Inventory as may be deemed ineligible by the Administrative Agent acting in good faith from time to time in accordance with its customary credit policies and the definition of Borrowing Base.

Intercreditor Agreement shall mean, collectively, (i) the Intercreditor Agreement dated as of December 20, 2007 by and among Citibank, as Receivables Agent, Citibank, as Lender Agent, RPA Seller, as Transferor, Lyondell, as Originator, as Initial Servicer and as Borrower, and the other Originators and Loan Parties from time to time party thereto, (ii) the Intercreditor Agreement dated as of December 20, 2007 among Citicorp North America, Inc. as Receivables Agent (as such term is defined therein), Citibank, N.A. as ABL Agent (as such term is defined therein), Basell Capital Corporation as Transferor (as defined therein), Basell USA as Originator, Receivables Servicer and Borrower (as defined therein), and the other originators and borrowers party thereto and (iii) the Intercreditor Agreement dated as of December 20, 2007 by and among Citibank, in its capacity as Senior Agent (as defined therein), Security Agent (as defined therein) and ABL Agent (as defined therein), the Interim Facility Agent (as defined therein), the High Yield Notes Trustee (as defined therein), the Arco Notes Trustee (as defined therein), the Equistar Notes Trustee (as defined therein), the Company, the Subsidiaries of the Company specified therein and the other parties thereto from time to time, as amended, substantially in the forms of Exhibits I-1, I-2 and I-3.

Interest Payment Date shall mean (a) with respect to any Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part, (b) in the case of a LIBOR Loan with an Interest Period of more than three (3) months duration, each day that would have been an Interest Payment Date had successive Interest Periods of three (3) months duration been applicable to such Loan and, in addition, the date of any continuation or conversion of such Loan with or to a Loan of a different Type and (c) with respect to any Loan, the date of termination of the Commitments in their entirety.

Interest Period shall mean (a) as to any LIBOR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the seventh day thereafter (if at the time of the relevant Borrowing Request all Lenders participating therein agree to make a seven (7)-day Interest Period available) or on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one (1), two (2), three (3) or six (6) months thereafter, as the Borrower may elect, (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the next succeeding date that is the last day of a calendar month or, if earlier, the date of prepayment or conversion of such Borrowing, and (c) as to any Swingline Loan, the period commencing on the date of such Loan and ending on the last Business Day of the then current calendar month; provided, however, that (i) if any Interest Period would end on a day that shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of LIBOR Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) no Interest Period with respect to any Loan shall end later than the Termination Date, (iii) interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period and (iv) there shall be outstanding at any one time no more than 10 Interest Periods applicable to LIBOR Loans.

Inventory shall mean all now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract for service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature, or description which are used or consumed in any Loan Partys business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, and all documents of title or other documents representing them and shall include all feedstocks, line fill, stores inventory, catalysts, chemicals and additives.

Inventory Concentration Account shall have the meaning specified in the Security Agreement.

Investment means, with respect to any Person, any direct or indirect loan or other extension of credit (including a Guarantee) or capital contribution (with respect to such loan, extension of credit or capital contribution, by means of any transfer of cash or other property to others or any payment for property or services for the account or  use of others), or any purchase or acquisition by such Person of any Equity Interest, bonds, notes, debentures or other securities or other Indebtedness issued by, any other Person.  Investment excludes (i) extensions of trade credit, (ii) commissions, loans, advances, fees and compensation paid in the ordinary course of business to officers, directors and employees, and (iii) reimbursement or payment obligations in respect of letters of credit and tender, bid, performance, government contract, surety and appeal bonds, in each case solely with respect to obligations of any Restricted Party or Receivables Restricted Party in accordance with the normal trade practices of such Restricted Party or Receivables Restricted Party.  For the purposes of Section 6.06,

(1)  Investment shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary of a Borrower at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of a Loan Party or a Transaction Party under the 2007 Securitization Facility and

(2)  the amount of any Investment in any Person is the original cost of such Investment plus the cost of all additional Investments therein by the Restricted Parties, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment;

provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income (as defined in the Senior Facility Credit Agreement).

If any Restricted Party sells or otherwise disposes of any voting Equity Interests of any Restricted Subsidiary of a Borrower such that, after giving effect to any such sale or disposition, the Borrowers do not own, directly or indirectly, greater than 50% of the outstanding common Equity Interests of such Restricted Subsidiary, such Restricted Party will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the voting Equity Interests of such Restricted Subsidiary not sold or disposed of.

IP Rights shall have the meaning specified in the Senior Facility Credit Agreement.

Joint Venture means any joint venture entity, whether a company, unincorporated firm, association, partnership or any other entity which, in each case, is not a Subsidiary of a Restricted Party or a Receivables Restricted Party but in which a Restricted Party or a Receivables Restricted Party has a direct or indirect equity or similar interest.

Junior Financing has the meaning specified in the Senior Facility Credit Agreement.

Junior Financing Documentation means any documentation governing any Junior Financing.

JV Investor has the meaning specified in Section 6.03

Laws means, as to any Person, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case binding on such Person or to which such Person or any of its property or assets is subject.

LC Disbursement shall mean a payment made by the Fronting Bank pursuant to a Letter of Credit.

LC Exposure shall mean, at any time, the sum of (a) the aggregate amount available for drawing (assuming satisfaction of applicable drawing conditions) under all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The LC Exposure of any Lender at any time shall be its Revolving Percentage of the total LC Exposure at such time.

LC Sublimit shall mean $750,000,000.

Legal Reservations means;

(a)            the principle that equitable remedies may be granted or refused at the discretion of a court;

(b)            the limitation of enforcement by law relating to insolvency, reorganization, penalties and other laws generally affecting the rights of creditors;

(c)            the time barring of claims under the statutes of limitation;

(d)            the possibility that an undertaking to assume liability for or indemnify a person against the non-payment of UK stamp duty may be void;

(e)            defenses or set-off or counterclaim; and

(f)            principles which are set out in the qualifications as to matters of law in any legal opinion delivered on the Effective Date in connection with this Agreement.

Lender shall mean any of the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be party hereto pursuant to an Assignment and Acceptance.  Unless the context otherwise requires, the term Lender includes the Swingline Lender.

Letter of Credit shall mean any Existing Letter of Credit or Additional Letter of Credit.

Lien means any mortgage, deed of trust, pledge, hypothecation, assignment, transfer for security purposes, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement, of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

LIBO Rate shall mean, with respect to any Borrowing comprised of LIBOR Loans for any Interest Period, the rate appearing on Page 3750 of the Moneyline Telerate Markets (or on any successor or substitute page of such Service) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Borrowing for such Interest Period shall be the rate at which Dollar deposits in an amount approximately equal to the Loan to be made by Citibank as part of such Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of Citibank in immediately available funds to prime banks in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

LIBOR Lending Office shall mean, with respect to each Lender, the branches or Affiliates of such Lender which such Lender has designated as its LIBOR Lending Office in its Administrative Questionnaire or, as to any Person who becomes a Lender after the Effective Date, in the Assignment and Acceptance executed by such Person or such other office of such Lender as such Lender may hereafter designate from time to time as its LIBOR Lending Office by notice to the Borrowers and the Administrative Agent.

LIBOR Loan shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article 2.

Limited Recourse Stock Pledge means the pledge of the Equity Interests in any joint venture or any Subsidiary (the Pledged Subsidiary) to secure non-recourse debt of such joint venture or such Pledged Subsidiary, the activities of which are solely limited to making and managing Investments, and owning Equity Interests, in such joint venture or Pledged Subsidiaries, but only for so long as its activities are so limited.

Liquid Investments shall have the meaning specified in the Security Agreement.

Listing means a listing of all or any of the share capital of the Company or any of its Subsidiaries or any Holding Company or any of its Subsidiaries (excluding the Sponsor as defined in the Senior Facility Credit Agreement (to the extent not a Subsidiary of the Company) and any such Holding Company of the Company or any of its Subsidiaries, but in each case only if a majority of the investments of such company are not constituted by the Company or any of its Subsidiaries) on any investment exchange or any other sale or issue by way of flotation or public offering or any equivalent circumstances in relation to the Company or any of its Subsidiaries or any Holding Company of the Company or any of its Subsidiaries (excluding the Sponsor (to the extent not a Subsidiary of the Company) and any such Holding Company of the Company or any of its Subsidiaries, but in each case only if a majority of the investments of such company are not constituted by the Company or any of its Subsidiaries) in any jurisdiction or county.

Loan shall mean a Revolving Loan whether made as a LIBOR Loan or an ABR Loan, or a Swingline Loan.

Loan Documents shall mean this Agreement, the Notes, the Subsidiary Guaranty and the Collateral Documents.

Loan Party shall mean each Borrower and each Subsidiary Guarantor.

Lyondell shall mean Lyondell Chemical Company (the surviving entity following its merger with BIL Acquisition Holdings Limited), a Delaware corporation.

Major Casualty Proceeds shall mean (i) the aggregate insurance proceeds received in respect of Collateral in connection with one or more related events by any Loan Party under any Property Insurance Policy or (ii) any award or other cash compensation with respect to any one or more related condemnations of Collateral (or any transfer or disposition of such property in lieu of condemnation) received by any Loan Party if the amount of such aggregate insurance proceeds or award or other cash compensation in respect of Collateral exceeds $25,000,000.  Insurance proceeds paid to the Administrative Agent, as loss payee on any Property Insurance Policy covering Inventory, shall be deemed to be received by a Loan Party and shall be included in any determination of Major Casualty Proceeds.

Management Agreement means the Management Agreement dated as of December 11, 2007 between, among others, the Company and certain of its Subsidiaries and Nell Limited, as in effect on the Effective Date.

Material Adverse Effect means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Company and its Restricted Subsidiaries (taken as a whole), (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) a deficiency in the rights and remedies of the Lenders under the Loan Documents (taken as a whole) which is materially adverse to the Lenders.

Material Subsidiary has the meaning specified in the Senior Facility Credit Agreement.

 Maximum Facility Availability shall mean, at any date, an amount equal to the lesser of (i) the aggregate amount of the Commitments on such date and (ii) the Borrowing Base on such date.

Millennium Holdings Group shall have the meaning specified in Article 7.

Moodys shall mean Moodys Investors Service, Inc., and its successors.

Multiemployer Plan means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years, has made or been obligated to make contributions or otherwise could reasonably be expected to incur liability.

Net Proceeds means with respect to any Disposition or Casualty Event 100% of the cash proceeds actually received by any Restricted Party from any such Disposition or Casualty Event (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards in respect of any Collateral or any equipment, fixed assets or real property (including any improvements thereof) to replace or repair such equipment, fixed assets or real property, but only as and when received, and excluding any liabilities assumed by the transferee and deemed to be cash for purposes of Section 7.05(j)(ii)), in each case net of

(i)            attorneys fees, accountants fees, investment banking fees, purchaser due diligence costs (to the extent borne by any Restricted Party), survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are  secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith,

(ii)            Taxes paid or payable as a result thereof,

(iii)            the amount of any reserve certified by the Principal Financial Official as reasonable and established in accordance with GAAP against any adjustment to the sale price or to fund any liabilities (other than any taxes deducted pursuant to clause (ii) above) (x) related to any of the applicable assets and (y) retained by any Restricted Party, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided, however, that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event received on the date of such reduction), and

(iv)           except in the case of a Disposition or Casualty Event with respect to the Collateral, any other application of such proceeds required or permitted by the Senior Facility Credit Agreement.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Company shall be disregarded.

New Lender shall have the meaning assigned to such term in Section 2.21.

 Notes shall mean promissory notes of the Borrowers, substantially in a form reasonably satisfactory to the Administrative Agent, evidencing the Borrowers obligation to repay the Loans, and Note shall mean any one of such promissory notes issued hereunder.

Obligations shall mean the obligations of the Loan Parties under the Loan Documents (as the same may hereafter be amended, restated, extended, supplemented or otherwise modified from time to time) with respect to the due and punctual payment, whether at maturity, by acceleration or otherwise, of (a) the principal amount of the Loans, (b) interest and premium on the Loans, (c) LC Disbursements and interest thereon and (d) all other monetary obligations of any Borrower, whether for fees, costs, indemnification or otherwise.

Orderly Liquidation Value Rate shall mean, with respect to Eligible Inventory in each Category, the applicable orderly liquidation value (or in the case of Premium Inventory, fair market value, and in any case net of costs and expenses incurred in connection with liquidation) of such Inventory, which applicable percentage shall be determined by reference to the most recent Appraisal Report on such Inventory received by the Administrative Agent, as a percentage of the aggregate book value of such Inventory.

 Other Taxes shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents (but excluding any Excluded Taxes).

Outstandings shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lenders Revolving Loans and its LC Exposure and Swingline Exposure at such time.

Participation Register shall have the meaning set forth in Section 10.07(d).

PBGC Settlement shall have the meaning set forth in the Senior Facility Credit Agreement.

Permitted Acquisition shall have the meaning set forth in Section 6.02(g) hereof.

Permitted Business shall mean any business which is the same, similar, related or complementary to the businesses in which the Restricted Parties or Receivables Restricted Parties were engaged on the Effective Date (including, for the avoidance of doubt, following consummation of the Acquisition), except to the extent that after engaging in any new business, the Restricted Parties or Receivables Restricted Parties, taken as a whole, remain substantially engaged in similar or related lines of business as were conducted by them on the Effective Date.

Permitted Joint Venture shall mean (1) any person that is not a Subsidiary of a Borrower or a Transaction Party under the 2007 Securitization Facility that such Borrower or Transaction Party has a direct or indirect ownership interest in that is engaged in a Permitted Business or (2) any entity through which a Borrower or a Transaction Party has an ownership interest as described in clause (1), in the case of (1) and (2), for which the Sponsor (as defined in the Senior Facility Credit Agreement) does not hold an ownership interest (other than through its ownership interest in the Borrower).

Permitted Refinancing shall have the meaning set forth in the Senior Facility Credit Agreement.

Person shall mean any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Plan means any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

Premium Inventory shall mean Eligible Inventory that consists solely of finished goods owned by HRLP.

Prepayment Event shall mean (a) at any time, any Covered Disposition of Collateral or Casualty Event with respect to Collateral and (b) during any Sweep Period, any other Covered Disposition or Casualty Event.  The description of any transaction as falling within the above definition does not affect any limitation on such transaction imposed by Article 6 or Article 7 of this Agreement.

Principal Financial Officer shall mean the chief financial officer, the treasurer or the principal accounting officer of Lyondell (or other specified Person).  Any action taken or document delivered by a Principal Financial Officer pursuant to the Loan Documents shall be taken or delivered in his capacity as such.

Property Insurance Policy shall mean any insurance policy maintained by any Loan Party covering losses with respect to tangible real or personal property or improvements, but excluding coverage for losses from business interruption.

Qualified Equity Interests means any Equity Interest that is not a Disqualified Equity Interest.

Qualified Lien shall mean (i) an inchoate tax, PBGC or other Lien arising solely by operation of law, (ii) a Lien securing payments of (A) expenses of a landlord, bailee, consignee, processor, warehouseman or other third party who stores, processes, maintains or holds Collateral and (B) rail car lease and transportation expense applicable to Collateral and (iii) any other Lien approved by the Administrative Agent, which in each case is (x) permitted by Section 6.01 and (y) covered by an Availability Reserve as specified herein (unless the Person who holds such Lien has entered into a Third Party Agreement), as determined by the Administrative Agent in accordance with the definitions of Availability Reserve and Borrowing Base.

Real Property means, collectively, all right, title and interest (including any leasehold, easement, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

Receivables Restricted Party means a Restricted Party under the 2007 Securitization Facility.

Register shall have the meaning assigned to such term in Section 10.07(f).

Regulation U shall mean Regulation U of the FRB, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

Regulation X shall mean Regulation X of the FRB, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

Related Fund shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such Lender.

Related Parties shall mean, with respect to any specified Person, such Persons Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Persons Affiliates.

Release means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

Required Lenders shall mean, at any time, Lenders having in the aggregate more than 50% of the aggregate amount of the Credit Exposures at such time; provided that (i) any Credit Exposure held by Lyondell or any of its Subsidiaries or any of their respective Affiliates shall be excluded for purposes of determining such percentage and (ii) the portion of the Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

Responsible Officer means the chief executive officer, president, any vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Effective Date, any secretary of such Loan Party or anyone granted a power of attorney by the board of directors or other governing body of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

Restricted Account shall have the meaning specified in the Security Agreement.

Restricted Party shall mean each Loan Party and Restricted Subsidiary.

Restricted Payment shall mean

(1)            a declaration or payment of any dividend or the making of any distribution, other than dividends or distributions payable in Qualified Equity Interests of the Company and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a wholly-owned Subsidiary to minority shareholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), on or in respect of shares of a Persons Equity Interests to holders of such Equity Interests,

(2)            the purchase, redemption or other acquisition or retirement for value of any Equity Interests of any Person or any warrants, rights or options to purchase or acquire shares of any class of such Equity Interests, or

(3)            any Investment other than an Investment permitted by Section 6.02.

Restricted Subsidiary shall have the meaning specified in the Senior Facility Credit Agreement.

Revolving Loan shall mean a Loan made pursuant to Section 2.01.

Revolving Percentage shall mean, with respect to any Lender, the percentage of the Total Commitment represented by such Lenders Commitment.  If the Commitments shall have been terminated or shall have expired, the Revolving Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any subsequent assignments pursuant to Section 10.07.

Revolving Period shall mean the period from and including the Effective Date to but excluding the earlier of the Termination Date and the date of termination of the Commitments.

RPA Seller shall mean LyondellBasell Receivables I, LLC, a Delaware limited liability company.

The RP Trigger is in effect for the purposes of Section 6.06 unless, both before and after giving effect to any Dividend Payment contemplated by that Section, (i) the daily average Total Excess Availability exceeds $225,000,000 on each Business Day during the five (5) consecutive Business Days immediately preceding the date of such Dividend Payment and (ii) on the date of such Dividend Payment, no Default shall have occurred and be continuing.

S&P shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

SEC means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

Securitization Facility shall mean (i) the receivables securitization facility (the 2007 Securitization Facility) established pursuant to the Receivables Sale Agreement dated as of December 20, 2007 among Lyondell and the other Sellers party thereto, as seller, RPA Seller, as buyer, and Lyondell, as buyers servicer (the 2007 RSA), and the Receivables Purchase Agreement dated as of December 20, 2007 among RPA Seller, as seller, Lyondell, as servicer, the purchasers party thereto, Citibank, as administrative agent and the other agents party thereto (the 2007 RPA), (ii) the receivables securitization facility (the 2005 Securitization Facility) established pursuant to the Purchase and Contribution Agreement dated as of July 29, 2005 between Basell and Basell Canada Inc., as sellers, and Basell Capital Corporation, as purchaser (the 2005 PCA), and the Receivables Purchase Agreement dated as of July 29, 2005 among Basell Capital Corporation, as seller, CAFCO, LLC, as an investor, Citibank, as a bank, Basell Canada Inc., as an originator, and Basell, as servicer and as an originator, and (iii) any replacement facility established pursuant to documentation stating that such facility is in replacement or substitution of the 2005 Securitization Facility or the 2007 Securitization Facility; provided that, in the case of a replacement receivables securitization facility that replaces the 2007 Securitization Facility, (x) if such replacement receivables securitization facility is not approved in writing by the Administrative Agent for purposes of this Agreement, such replacement receivables securitization facility shall not constitute a 2007 Securitization Facility for purposes of SF Asset Availability and SF Excess Availability (and defined terms and provisions which incorporate SF Asset Availability or SF Excess Availability by reference) and such amounts shall be deemed to be zero for that purpose and (y) in connection with any such replacement receivables securitization facility, limitations on Excluded Receivables and arrangements with respect to the Restricted Accounts substantially identical to those established with respect to the 2007 Securitization Facility or other arrangements no less favorable to the Lenders shall be entered into, all in form and substance reasonably satisfactory to the Administrative Agent, and all applicable requirements of the Intercreditor Agreement shall be satisfied.

Securitization Transaction shall mean any financing transaction in which any Loan Party sells or otherwise transfers accounts receivable (a) to one or more third party purchasers or (b) to a special purpose entity that borrows against such accounts receivable or sells such accounts receivable to one or more third party purchasers.

Security Agreement shall mean a security agreement in substantially the form of Exhibit F executed and delivered or to be executed and delivered by the Lien Grantors (as defined therein), the Borrowers Agent (as defined therein) and Citibank, as Administrative Agent.

Senior Facility Credit Agreement shall mean the Credit Agreement dated as of December 20, 2007 among the Company, BIL Acquisition Holdings Limited (to be merged with and into Lyondell Chemical Company), Basell Holdings B.V., Basell Finance Company B.V. and Basell Germany Holdings GmbH and the other borrowers from time to time party thereto, the Subsidiary Guarantors party thereto from time to time, Citibank, as administrative agent, a swing line lender and collateral agent, and each lender from time to time party thereto.

SF Asset Availability shall mean Receivable Asset Availability as defined in the 2007 Securitization Facility.

SF Excess Availability shall mean Receivables Excess Availability as defined in the 2007 Securitization Facility.

Solvent and Solvency mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Persons ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Persons property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Specified Joint Venture shall mean Al-Waha Petrochemical Company and Saudi Ethylene and Polyethylene Company.

Sponsor shall have the meaning specified in the Senior Facility Credit Agreement.

Subsidiaryshall mean with respect to any Person, (1) a corporation a majority of the voting Equity Interests of which are at the time, directly or indirectly, owned by such Person; and (2) any other Person (other than a corporation), including, a partnership, limited liability company, business trust or joint venture, in which such Person, at the time thereof, directly or indirectly, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).  For the purposes of this Agreement, references to Subsidiaries of the Company under this Agreement shall be deemed to include Lyondell and its Subsidiaries after giving effect to the Acquisition.

Subsidiary Guarantor shall mean each Subsidiary of any Borrower (which is not itself a Borrower) which is, or is required to be, a party to the Subsidiary Guaranty.

Subsidiary Guaranty shall mean the Subsidiary Guaranty dated as of the date hereof, substantially in the form of Exhibit J.

Successor Borrower has the meaning specified in Section 6.04(d).

Swap Contract shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, emission rights, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a Master Agreement), including any such obligations or liabilities under any Master Agreement.

Sweep Account shall have the meaning specified in the Security Agreement.

Sweep Period shall mean any period during which a Triggering Event exists.

Swingline Exposure shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Revolving Percentage of the total Swingline Exposure at such time.

Swingline Facility shall mean the swingline facility made available by the Swingline Lender pursuant to Section 2.05.

Swingline Lender shall mean Citibank, in its capacity as lender of Swingline Loans hereunder.

Swingline Loan shall mean a Loan made pursuant to Section 2.05.

Swingline Sublimit shall mean $75,000,000.

Syndication Agent shall mean Goldman Sachs Credit Partners, L.P., in its capacity as syndication agent in respect of the Loan Documents.

Taxes shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

Termination Date  shall mean the fifth anniversary of the Effective Date.

Test Period shall mean, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Company then last ended.

Third Party Agreement shall mean an agreement, in form and substance reasonably acceptable to the Administrative Agent, pursuant to which a landlord, bailee, consignee, processor, warehouseman or other third party who stores, processes, maintains or holds Collateral (including a holder of a Lien on premises of the Borrowers where Eligible Inventory is located) acknowledges, among other things, the Administrative Agents Lien on such Collateral, the Administrative Agents ability to enforce its Lien on such Collateral and the subordination of any Lien held by such landlord, bailee, consignee, processor, or warehouseman or other third party on such Collateral to the Administrative Agents Lien thereon.  Each Collateral Access Agreement is a Third Party Agreement and is in a form reasonably satisfactory to the Administrative Agent.  Each Access Agreement is a Third Party Agreement, notwithstanding any absence therein of any subordination of the Lien held by such party to the Administrative Agents Lien.

Threshold Amount shall mean $100,000,000.

Threshold Indebtedness shall have the meaning specified in Section 7.01.

Total Commitment shall mean, at any time, the aggregate amount of the Commitments at such time.  On the Effective Date, the Total Commitment is $1,000,000,000.

Total Collateral Availability shall mean, at any time, the sum of (i) Collateral Availability plus (ii) SF Asset Availability, in each case at such time.

Total Excess Availability shall mean, at any time, the sum of (i) Excess Availability plus (ii) SF Excess Availability, in each case at such time. Total Excess Availability shall be determined on a pro forma basis, based on the Borrowing Base Certificate delivered pursuant to Section 4.02(d) and the first monthly Seller Report delivered pursuant to Section 5.5(e) of the 2007 RPA, to the extent required to be determined in respect of days prior to the Effective Date.

Total Outstandings shall mean at any time the aggregate Outstandings of all Lenders at such time.

Transaction Coordinator shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as transaction coordinator in respect of the Loan Documents.

Transferee shall have the meaning assigned to such term in Section 2.19(a).

Treasury Services Agreement shall have the meaning specified in the Senior Facility Credit Agreement.

Triggering Event shall mean any of the following events:  (i) the Termination Date, (ii) the occurrence of an Event of Default, (iii) Total Collateral Availability being less than $225,000,000 on each Business Day during any period of five (5) consecutive Business Days, (iv) Total Excess Availability being less than $200,000,000 on each Business Day during any period of five (5) consecutive Business Days unless on each Business Day during such period both (x) Total Collateral Availability is greater than or equal to $275,000,000 and (y) Total Excess Availability is greater than or equal to $150,000,000 or (v) Total Collateral Availability being less than $200,000,000 on any Business Day; provided that if, following a Triggering Event described in clause (iii), (iv) or (v), Total Collateral Availability subsequently equals or exceeds $250,000,000 on each Business Day during a period of twenty (20) consecutive Business Days such Triggering Event shall cease to exist upon the first day following such twenty (20)-Business Day period (unless the Borrowers otherwise elect by notice to the Administrative Agent); and provided further that if, following a Triggering Event described in clause (ii), the related Event of Default shall cease to exist, such Triggering Event shall cease to exist.  For the avoidance of doubt, the cessation of an existing Triggering Event does not preclude the occurrence of a subsequent Triggering Event.

2005 PCA shall have the meaning specified in the definition of Securitization Facility.

2005 Securitization Facility shall have the meaning specified in the definition of Securitization Facility.

2007 RSA shall have the meaning specified in the definition of Securitization Facility.

2007 RPA shall have the meaning specified in the definition of Securitization Facility.

2007 Securitization Facility shall have the meaning specified in the definition of Securitization Facility.

Type, when used in respect of any Loan or Borrowing, shall refer to the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, rate shall include the LIBO Rate or the Alternate Base Rate.

Unfunded Current Liability of any Plan means the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (SFAS 87)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the Effective Date, exceeds the fair market value of the assets allocable thereto.

Uniform Commercial Code or UCC shall mean, at any time, the Uniform Commercial Code as from time to time in effect in the State of New York at such time; provided, however, that in the event that, by reason of mandatory provisions of law, the perfection, effect of perfection or non-perfection or priority of the security interest in any Collateral created by the Loan Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term UCC shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

Unrestricted Subsidiary has the meaning specified in the Senior Facility Credit Agreement.

Unused Commitment Fee shall have the meaning assigned to such term in Section 2.07(a).

Valuation Reserves shall mean the sum of the following, without duplication of any Availability Reserves or any Valuation Reserve:

(a)            any book reserves maintained by the Borrowers in respect of Eligible Inventory (excluding a LIFO reserve under GAAP);

(b)            to the extent not included in clause (a) or otherwise reflected in the book value thereof, a lower of cost or market reserve for all Eligible Inventory selling for less than cost as determined by the Borrowers; and

(c)            such other reserves to reflect events, conditions, contingencies or risks which, as reasonably determined by the Administrative Agent, do or are reasonably likely to materially adversely affect the value of Eligible Inventory, established in accordance with the definition of Borrowing Base;

provided that the Administrative Agent shall give five (5) Business Days notice to the Borrowers in the case of new reserve categories established pursuant to clause (c) after the Effective Date and changes in the methodology for determining a reserve and one (1) Business Days notice to the Borrowers in other cases.

Section 1.02. Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in accordance with, GAAP, except as otherwise specifically prescribed herein.

Section 1.03.  Terms Generally.  Except where the context requires otherwise, the definitions in Section 1.01 shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words include, includes and including shall be deemed to be followed by the phrase without limitation.  Unless otherwise stated, references to Sections, Articles, Schedules and Exhibits made herein are to Sections, Articles, Schedules or Exhibits, as the case may be, of this Agreement.  Writing, written and comparable terms refer to printing, typing and other means of reproducing words in a visible form.  References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of such Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 1.04.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a Revolving Loan) or by Type (e.g., a LIBOR Loan) or by Class and Type (e.g., a LIBOR Revolving Loan).  Borrowings also may be classified and referred to by Class (e.g., a Revolving Borrowing) or by Type (e.g., a LIBOR Borrowing) or by Class and Type (e.g., a LIBOR Revolving Borrowing).

Section 1.05.  Lyondell Collateral.  From the Effective Date, the obligations of Lyondell under the Loan Documents will not be secured by any Liens on its assets (except to the extent set forth in respect of Lyondell's obligations in respect of cash collateralization of Letters of Credit under Section 2.06(k)), and the Collateral Requirement will not apply to Lyondell.  Subject to the next sentence, any provision of the Loan Documents purporting to create or require collateral security in assets of Lyondell (except to the extent set forth in respect of Lyondell's obligations in respect of cash collateralization of Letters of Credit under Section 2.06(k)) shall to that extent be ineffective, and Lyondell assets shall be excluded in any determination of the Borrowing Base.  Lyondell may at any time irrevocably elect by notice to the Administrative Agent to satisfy the Collateral Requirement as to itself, and upon its satisfaction of the Collateral Requirement the provisions of this Section 1.05 shall cease to apply (it being understood that the opinion requirement therein would be satisfied pursuant to the delivery of legal opinions in form and substance substantially identical to opinions delivered pursuant hereto on the Effective Date).

ARTICLE 2
The Loans

Section 2.01.  Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrowers from time to time on any Business Day during the Revolving Period in amounts such that (i) the Outstandings of such Lender shall at no time exceed the amount of its Commitment and (ii) the Total Outstandings shall at no time exceed the Maximum Facility Availability.  Within the foregoing limits, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans hereunder during the Revolving Period and subject to the terms, conditions and limitations set forth herein.

Section 2.02.  Loans.   Article 2 Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made ratably by the Lenders in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Revolving Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender).  The Loans comprising any Revolving Borrowing shall be in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than the lesser of $10,000,000 and the remaining available balance of the Commitments.

(b)         Each Revolving Borrowing shall be comprised entirely of LIBOR Loans or ABR Loans, as the Borrowers may request pursuant to Section 2.03.  Each Lender may at its option make any LIBOR Loan by causing any branch or Affiliate of such Lender to make such Loan; provided, however, that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement; provided, further, that if the designation of any such foreign branch or Affiliate shall result in any costs, reductions or Taxes which would not otherwise have been applicable and for which such Lender would, but for this proviso, be entitled to request compensation under Section 2.15, 2.16 or 2.19, such Lender shall not be entitled to request such compensation unless it shall in good faith have determined such designation to be necessary or advisable to avoid any material disadvantage to it.  Borrowings of more than one Type may be outstanding at the same time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)         Subject to Section 2.04 and paragraph (d) below, each Lender shall make its Loans on the proposed date or dates thereof (i) in the case of Loans other than Swingline Loans, by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:30 p.m., New York City time, and (ii) in the case of Swingline Loans, as provided for in Section 2.05.  The Administrative Agent shall credit on such date the amounts so received to the general deposit account of the Borrowers Agent with the Administrative Agent or to another account specified by the Borrowers and acceptable to the Administrative Agent by 3:00 p.m., New York City time; provided that ABR Loans made to finance the reimbursement of an LC Disbursement shall be remitted by the Administrative Agent to the Fronting Bank; and provided, further, that if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, the Administrative Agent shall return the amounts so received to the respective Lenders.  Revolving Loans shall be made by the Lenders ratably in accordance with their Commitments as provided in Section 2.17.  Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lenders portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount.  If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender, on the one hand, and the Borrowers, on the other hand, severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, the interest rate applicable to ABR Loans and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall be deemed to constitute such Lenders Loan as part of such Borrowing for purposes of this Agreement as if it were made on the date of such Borrowing.  Nothing herein shall prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(d)         Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would not comply with the limitations specified in the definition of Interest Period.

Section 2.03.  Notice of Borrowings.  Article 3 In order to request a Revolving Borrowing, the Borrowers shall give notice in writing (including telecopy or other electronic communication) (or telephone notice promptly confirmed in writing (including telecopy or other electronic communication)) to the Administrative Agent in the form of Exhibit B (i) in the case of a LIBOR Borrowing, not later than 12:30 p.m.., New York City time, three (3) Business Days before a proposed Borrowing and (ii) in the case of an ABR Borrowing, not later than 12:30 p.m., New York City time, on the Business Day of a proposed Borrowing.

(b)         The Administrative Agent may waive any prior notice in connection with any Borrowing to be made on the date hereof. Any notice given pursuant to this Section shall be irrevocable and shall in each case refer to this Agreement and specify (x) whether such Borrowing is to be a LIBOR Borrowing or an ABR Borrowing; (y) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (z) if such Borrowing is to be a LIBOR Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any LIBOR Borrowing is specified in any such notice, then the Borrowers shall be deemed to have selected an Interest Period of one (1) months duration.  The Administrative Agent shall promptly advise the Lenders of each notice given pursuant to this Section and of each Lenders portion of the requested Borrowing.

Section 2.04.  Conversions and Continuations.  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrowers shall have the right at any time upon prior irrevocable telephonic notice (which shall be confirmed promptly in writing (including telecopy or other electronic communication)) to the Administrative Agent by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election, to convert such borrowing to a different Type of Borrowing, or in the case of a LIBOR Borrowing, to continue such Borrowing as a LIBOR Borrowing for an additional Interest Period, subject in each case to the following:

(a)         if fewer than all the Loans comprising any Borrowing are to be converted or continued, such conversion or continuation shall be made pro rata among the Lenders in accordance with the respective Loans of such Lenders that are part of such Borrowing immediately prior to such conversion or continuation;

(b)         in the case of a conversion or continuation of fewer than all the Loans comprising any Borrowing, the aggregate principal amount of Loans converted or continued shall be an amount that would be a permitted Borrowing amount for Loans of the same Type under the last sentence of Section 2.02(a);

(c)         accrued interest on a LIBOR Loan (or portion thereof) being converted or continued shall be paid by the Borrowers at the time of conversion or continuation;

(d)         if any LIBOR Loan is converted at a time other than the end of an Interest Period applicable thereto, the Borrowers shall pay any increased costs associated therewith pursuant to Section 2.16;

(e)         the duration of any Interest Period shall comply with the limitations specified in the definition of Interest Period, and any portion of a LIBOR Loan for which the shortest available Interest Period would extend beyond such date shall be automatically converted at the end of the Interest Period at the time in effect into an ABR Loan, and, if applicable, the number of outstanding Interest Periods (after giving effect to any such conversion or continuation), shall comply with the limitations specified in the definition of Interest Period; and

(f)         the Borrowers shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, LIBOR Loans if an Event of Default shall exist when the Borrowers deliver notice of such election to the Administrative Agent.

The Interest Period applicable to any LIBOR Loan resulting from a conversion of a Loan shall be specified by the Borrowers in the irrevocable notice of conversion delivered pursuant to this Section; provided, however, that if no such Interest Period shall be specified, the Borrowers shall be deemed to have selected an Interest Period of one (1) months duration.  If the Borrowers shall not have given timely notice to continue any LIBOR Loan into a subsequent Interest Period (and shall not otherwise have given notice to convert such Loan), such Loan (unless repaid pursuant to the terms hereof) shall, subject to Section 4.01, automatically be continued as a LIBOR Loan with an Interest Period of one (1) months duration.  The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section and of each such Lenders portion of the continuation or conversion hereunder.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

Section 2.05.  Swingline Loans.  Article 4 Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the Revolving Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit (ii) the Total Outstandings exceeding the Maximum Facility Availability.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b)         The Borrowers may request a Swingline Loan, by notifying the Swingline Lender of such request by telephone (confirmed in writing (including telecopy or other electronic communication) if requested by the Swingline Lender), not later than 12:30 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the general deposit account of the Borrowers Agent with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f), by remittance to the Fronting Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)         The Swingline Lender may by written notice given to the Borrowers and the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day, require the Borrowers to give a Borrowing Request on such date for a Borrowing on the earliest date permitted by Section 2.03 of Revolving Loans in an amount sufficient to repay all outstanding Swingline Loans.

(d)         Whether or not it shall have given a notice pursuant to Section 2.05(c), the Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding; provided that if the aggregate principal amount of Swingline Loans outstanding on the last Business Day of any week exceeds $5,000,000, then the Swingline Lender shall deliver such notice to the Administrative Agent on such last Business Day of such week and require the Lenders to acquire participations on such last Business Day of such week in all of the Swingline Loans then outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lenders Revolving Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lenders Revolving Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02 with respect to Revolving Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear.  Any payment by a Lender pursuant to this paragraph to purchase a participation in a Swingline Loan shall not constitute a Revolving Loan and shall not relieve the Borrowers of their obligation to repay such Swingline Loan.

Section 2.06.  Letters of Credit.   Article 5 Existing Letters of Credit. On the Effective Date, without further action by any party hereto, each Fronting Bank that has issued an Existing Letter of Credit shall be deemed to have granted to each Lender, and each Lender shall be deemed to have acquired from such Fronting Bank, a participation in each Existing Letter of Credit equal to such Lenders Revolving Percentage of (i) the aggregate amount available to be drawn under such Existing Letter of Credit and (ii) the aggregate amount of any outstanding reimbursement obligations in respect thereof. Such participations shall be on all the same terms and conditions as participations granted in Additional Letters of Credit under Section 2.06(e). With respect to each Existing Letter of Credit (i) if the relevant Fronting Bank has, prior to the Effective Date, sold a participation therein to a Lender, such Lender and Fronting Bank agree that such participation shall be automatically canceled on the Effective Date and (ii) if the relevant Fronting Bank has, prior to the Effective Date, sold a participation therein to any bank or financial institution that is not a Lender, such participation shall be cancelled upon the Administrative Agent receiving the written consent of such bank or financial institution to the effectiveness of this Agreement as contemplated by Section 4.02(c).

(b)         Additional Letters of Credit.  Subject to the terms and conditions set forth herein, the Borrowers may request the issuance of Additional Letters of Credit for their account, in a form reasonably acceptable to the Administrative Agent and the relevant Fronting Bank, at any time and from time to time during the period beginning on the Effective Date and ending on the thirtieth day prior to the Termination Date.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the letter of credit application and any related documentation submitted by the Borrowers to, or entered into by the Borrowers with, the relevant Fronting Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c)         Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of an Additional Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Fronting Bank) to the relevant Fronting Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of an Additional Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Additional Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the relevant Fronting Bank, the Borrowers also shall submit a letter of credit application in a form reasonably acceptable to the relevant Fronting Bank in connection with any request for an Additional Letter of Credit.  An Additional Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension Article 6 the LC Exposure shall not exceed the LC Sublimit and Article 7 the Total Outstandings shall not exceed the Maximum Facility Availability.  Within the foregoing limits and subject to the terms and conditions set forth herein, the relevant Fronting Bank agrees to issue such Additional Letters of Credit (or amend, renew or extend an outstanding Letter of Credit, as the case may be).

(d)         Expiration Date.  Each Additional Letter of Credit shall expire at or prior to the close of business on the date one (1) year after the date of the issuance of such Additional Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension).  If the Borrowers so request, the relevant Fronting Bank shall issue an Additional Letter of Credit that has automatic extension provisions (each, an Auto-Extension Letter of Credit); provided that any such Auto-Extension Letter of Credit must permit the relevant Fronting Bank to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the Non-Extension Notice Date) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the relevant Fronting Bank, the Borrowers shall not be required to make a specific request to the relevant Fronting Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant Fronting Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the first anniversary of the Termination Date; provided that the relevant Fronting Bank shall not permit any such extension if (i) it has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied.

(e)         Participations.  By the issuance of an Additional Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the relevant Fronting Bank or the Lenders, the relevant Fronting Bank hereby grants to each Lender, and each Lender hereby acquires from such Fronting Bank, a participation in such Letter of Credit equal to such Lenders Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Fronting Bank, such Lenders Revolving Percentage of each LC Disbursement made by such Fronting Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; provided that such participations by a Lender shall not be construed as a waiver of any claims such Lender may have against the relevant Fronting Bank for gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction).

(f)         Reimbursement.  If any Fronting Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:30 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 12:30 p.m., New York City time, on the Business Day immediately following the day that the Borrowers receive such notice; provided that the Borrowers may, subject to the conditions to the Borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lenders Revolving Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Fronting Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Fronting Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Fronting Bank, then to such Lenders and such Fronting Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse a Fronting Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(g)         Obligations Absolute.  The Borrowers obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Fronting Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers obligations hereunder.  None of the Administrative Agent, the Lenders nor any Fronting Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Fronting Bank; provided that the foregoing shall not be construed to excuse the relevant Fronting Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Fronting Banks failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Fronting Bank (as finally determined by a court of competent jurisdiction), such Fronting Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the relevant Fronting Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)         Disbursement Procedures.  Each Fronting Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The relevant Fronting Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy or other electronic communication) of such demand for payment and whether such Fronting Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Fronting Bank and the Lenders with respect to any such LC Disbursement.

(i)         Interim Interest.  If any Fronting Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.11 shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the relevant Fronting Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse such Fronting Bank shall be for the account of such Lender to the extent of such payment.

(j)         Replacement of Fronting Bank.  Any Fronting Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Fronting Bank and the successor Fronting Bank.  The Administrative Agent shall notify the Lenders of any such replacement of any Fronting Bank.  At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Fronting Bank pursuant to Section 2.07(b).  From and after the effective date of any such replacement, (v) the successor Fronting Bank shall have all the rights and obligations of the Fronting Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (vi) references herein to the term Fronting Bank shall be deemed to refer to such successor or to any previous Fronting Bank, or to such successor and all previous Fronting Banks, as the context shall require.  After the replacement of a Fronting Bank hereunder, the replaced Fronting Bank shall remain a party hereto and shall continue to have all the rights and obligations of a Fronting Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue Additional Letters of Credit and, for the avoidance of doubt, no Letter of Credit issued by it prior to such replacement shall be renewed or extended.

(k)         Cash Collateralization.  If any Event of Default shall occur and be continuing and the maturity of the Revolving Loans shall be accelerated or the Commitments terminated as provided in Article 7, on the Business Day that the Borrowers receive notice from the Administrative Agent or Lenders with LC Exposure representing greater than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in the Cash Collateral Account an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, (vii) upon the occurrence of any Event of Default with respect to any Borrower described in Section 7.01(f) or (viii) if any Letters of Credit remain outstanding and undrawn on the Termination Date and, in case of either (i) or (ii), a backstop letter of credit reasonably acceptable to the Fronting Bank shall not have been provided as collateral for such Letters of Credit.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Such deposits shall, pending their application as provided below, be invested by the Administrative Agent, at the Borrowers risk and expense, in repurchase obligations with respect to United States of America Treasury securities or other high-quality overnight or short-term investments (which may include certificates of deposit of the Administrative Agent), and any interest earned through the investment of such deposits shall be for the Borrowers account and shall be added to the deposits held by the Administrative Agent under this Section and applied as provided herein.  Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Fronting Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure, be applied to satisfy other obligations of the Borrowers under this Agreement.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount, together with any interest earned thereon (to the extent not applied as aforesaid), shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived.

Section 2.07.  Fees.   (b) The Borrowers agree to pay to each Lender, through the Administrative Agent, on the second Business Day following each March 31, June 30, September 30 and December 31, commencing March 31, 2008, and on the second Business Day following the date on which the Commitment of such Lender shall be terminated as provided herein, a fee (the Unused Commitment Fee) at the Applicable Commitment Fee Rate on the daily average amount by which the Commitment of such Lender exceeded the sum of its outstanding Revolving Loans and its LC Exposure during the quarter then ended (or other period commencing on the Effective Date or ending on the Termination Date or any date on which the Commitment of such Lender shall be terminated, as applicable).  The Unused Commitment Fee shall be computed on the basis of the actual number of days elapsed over a year of three hundred and sixty (360) days (including the first day but excluding the last day).  The Unused Commitment Fee due to each Lender shall commence to accrue on the Effective Date and shall cease to accrue on the earlier of the Termination Date and the termination of the Commitment of such Lender as provided herein.

(b)         The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee (the L/C Fee) with respect to its participations in Letters of Credit, which shall accrue at the Applicable L/C Margin on the average daily amount of such Lenders LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lenders Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Fronting Bank, as applicable, a fronting fee, (the L/C Issuance Fee) which shall accrue at a rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure.  Participation fees and fronting fees shall be payable on the second Business Day following each March 31, June 30, September 30 and December 31, commencing March 31, 2008; provided that all such fees shall be payable on the second Business Day following the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  All participation fees and fronting fees shall be computed on the basis of a year of three hundred and sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)         The Borrowers agree to pay to the Administrative Agent, for its own account, collateral management, agency and administrative fees (the Administrative Fees) at the times and in the amounts heretofore agreed between them.

(d)         The Borrowers agree to pay on the Effective Date to the Administrative Agent, for its own account and for the accounts of the Arrangers, the other Agents and the Lenders, fees in the amounts heretofore mutually agreed (the Effective Date Fees).

(e)         All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, to the relevant Fronting Bank or among the Lenders. The Administrative Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent directly.

Section 2.08.  Maturity of Loans; Mandatory Prepayments.  (c) The Borrowers hereby agree that the outstanding principal balance of each Loan shall be payable on the Termination Date; provided that on each date that a Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans borrowed prior to such date and then outstanding.

(b)         Mandatory Prepayments.

(i)    Upon the receipt by (or for the account of) any Loan Party of Net Proceeds in respect of any Prepayment Event, the Borrowers shall prepay the Loans in an amount equal to the lesser of (i) the outstanding principal amount of the Loans and (ii) such Net Proceeds in accordance with (and subject to) subsection (c) below.  Each such prepayment shall be required to be made not later than the fifth Business Day following receipt of such Net Proceeds; provided that if the Net Proceeds in respect of any Prepayment Event arising from a Covered Disposition of Collateral are less than $25,000,000 or the Net Proceeds in respect of any Prepayment Event arising from receipt of Casualty Proceeds do not constitute Major Casualty Proceeds, no such prepayment shall be required until the amount of such Net Proceeds, together with the amount of all other Net Proceeds in respect of Prepayment Events arising from Covered Dispositions of Collateral or receipt of Casualty Proceeds, respectively,  in respect of which no prepayment under this subsection (b) shall have theretofore been made because such Net Proceeds aggregated less than $25,000,000 or did not constitute Major Casualty Proceeds, as applicable, are equal to at least $25,000,000 or constitute Major Casualty Proceeds.

(ii)    If at any date the Total Outstandings exceed the Maximum Facility Availability calculated as of such date, then not later than the next succeeding Business Day, the Borrowers shall be required to take one of the following actions (as elected by the Borrowers): (A) prepay the Loans, (B) deposit cash in the Cash Collateral Account or (C) a combination of (A) and (B), in each case in an amount equal to such excess so that the Total Outstandings no longer exceed the Maximum Facility Availability.  So long as either (x) no Default exists or (y) Total Outstandings are zero, any cash so deposited shall be released to the Borrowers if and to the extent that Total Outstandings, after giving effect to such release, would not exceed the Maximum Facility Amount.

(iii)    During each Sweep Period, all amounts collected in the Sweep Account will be applied to the repayment of Loans in accordance with (and subject to) subsection (c) below.

(c)         Application of Prepayments.

(i)    Each payment of principal of the Loans shall be applied first to any outstanding Swingline Loans until the Swingline Loans shall have been repaid in full and then to Revolving Loans.

(ii)    Each payment of principal of the Revolving Loans shall be applied ratably to the respective Revolving Loans of all Lenders.

(iii)    Each payment of principal of the Revolving Loans pursuant to subsection (b) above shall be applied to outstanding ABR Loans up to the full amount thereof and then to outstanding LIBOR Loans.

(iv)    Each payment of principal of LIBOR Loans shall be made together with interest accrued and unpaid on the amount repaid to the date of payment.

(v)    So long as no Event of Default has occurred and is continuing, if subsection (b) would otherwise require prepayment of LIBOR Loans or portions thereof prior to the last day of the then current Interest Period therefor, each such prepayment may, if the Borrowers so elect by notice to the Administrative Agent, be deferred to such last day of the related Interest Period.  In the event of a deferral pursuant to this subsection, cash in the amount of the required prepayment shall be deposited in the Cash Collateral Account on the date the required prepayment would otherwise have been required for application on the deferred payment date unless the Borrowers would have been able, had the required prepayment been made, to reborrow that amount consistent with Section 4.01.  Any amounts deposited in the Cash Collateral Account pursuant to the previous sentence but not yet applied to repay a LIBOR Loan shall be released to the Borrowers on any date prior to the last day of the then current Interest Period if on such date (D) the Borrowers are able to reborrow the amount consistent with Section 4.01 or (E) Total Outstandings are zero.

(d)         Each payment of the LIBOR Loans shall be applied to such Borrowings as the Borrowers may designate (or, failing such designation, as determined by the Administrative Agent).

(e)         For the avoidance of doubt, no prepayment shall result in any reduction of the Lenders Commitments hereunder.

Section 2.09.  Evidence of Debt.   (d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)         The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type of each Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lenders share thereof and (iv) the amount of any interest thereon payable from the Borrowers to each Lender hereunder.

(c)         The entries made in the accounts maintained pursuant to paragraphs (a) and (b) above shall, absent manifest error and to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

(d)         Notwithstanding any other provision of this Agreement, in the event any Lender shall request a Note evidencing the Loans made by it hereunder, the Borrowers shall deliver such a Note or Notes payable to such Lender.

Section 2.10.  Interest on Loans.   Article 8 Subject to the provisions of Section 2.11, each ABR Revolving Loan shall bear interest at a rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate.  Interest on each ABR Loan shall be payable on each applicable Interest Payment Date.  The Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(b)         Subject to the provisions of Section 2.11, each LIBOR Loan shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Loan plus the Applicable Margin.  Interest on each LIBOR Loan shall be payable on each applicable Interest Payment Date (and, in the case of Revolving Loans, upon termination of the Commitments).  The Adjusted LIBO Rate for each Interest Period shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.  The Administrative Agent shall promptly advise the Borrowers and each applicable Lender of such determination.

(c)         Subject to the provisions of Section 2.11, each Swingline Loan shall bear interest at the rate per annum applicable to ABR Revolving Loans as provided in paragraph (a) above.

(d)         Interest on each Loan shall accrue from and including the date on which such Loan is made and to but excluding the date such Loan is repaid.

(e)         All computations of interest for ABR Loans when the Alternate Base Rate is determined by Citibanks base rate shall be made on the basis of 365 days or 366 days, as applicable, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360)-day year and actual days elapsed.

Section 2.11.  Interest on Overdue Amounts; Alternative Rate of Interest.  (a) If the Borrowers shall default in the payment of interest on any Loan or any Fees or other amount (other than principal) becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrowers shall on demand pay interest from and including the date of such default, to the extent permitted by law, on such defaulted amount (other than principal) up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed as provided in Section 2.10(a)) equal to the rate then applicable to ABR Loans plus (but not in addition to the 2.00% increment contemplated by the proviso to the definition of Applicable Margin) 2.00% per annum.

(b)         In the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of any Interest Period for a LIBOR Borrowing the Administrative Agent shall have determined that deposits in the requested principal amounts of the LIBOR Loans are not generally available in the London interbank market to the Lenders or that reasonable means do not exist for ascertaining the LIBO Rate or that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to the Lenders of making such LIBOR Loan, during such Interest Period, the Administrative Agent shall, as soon as practicable thereafter, give notice of such determination to the Borrowers and any request by the Borrowers for a LIBOR Borrowing shall, until the circumstances giving rise to such notice no longer exist, Article 9 if such notice relates to a Revolving Borrowing, be deemed a request for an ABR Borrowing; provided, however, that the Borrowers may withdraw any such request prior to the making of any such ABR Borrowing, or Article 10 if such notice relates to the conversion of any outstanding Borrowing to, or continuation of any outstanding Borrowing as, a LIBOR Borrowing, be deemed to be a request for a conversion to, or continuation as, an ABR Borrowing, as applicable.  Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

Section 2.12.  Termination and Reduction of Commitments and Swingline Facility.  (a) Unless previously terminated, the Commitments and the Swingline Facility shall be automatically and permanently terminated on the Termination Date.

(b)         Upon at least three (3) Business Days prior irrevocable notice to the Administrative Agent (a copy of which the Administrative Agent shall promptly provide to each Lender), the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided, however, that (i) each partial reduction of the Total Commitment shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $5,000,000 and (ii) no such termination or reduction shall be made (A) which would reduce the Total Commitment to an amount less than the Total Outstandings or (B) which would reduce any Lenders Commitment to an amount that is less than such Lenders Outstandings.  Notwithstanding the foregoing, a notice of termination or reduction of the Total Commitment delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other debt incurrences, equity issuances or asset sales, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c)         Each reduction in the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.13.  Optional Prepayment of Loans.  (b) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part without premium or penalty, upon giving telephonic notice (which shall be confirmed promptly in writing (including telecopy or other electronic communication)) to the Administrative Agent (which shall promptly provide a copy to each Lender): (i) before 12:30 p.m., New York City time, at least two (2) Business Days prior to prepayment, in the case of LIBOR Loans and (ii) before 12:30 p.m., New York City time, on the date of prepayment, in the case of ABR Loans; provided, however, that (x) each such partial prepayment of LIBOR Loans shall be in a minimum principal amount of $10,000,000 and an integral multiple of $1,000,000 and (y) each such partial prepayment of Swingline Loans shall be in a minimum principal amount of $100,000 and an integral multiple of $100,000.

(b)         On the date of any termination or reduction of the Total Commitment pursuant to Section 2.12, the Borrowers shall pay or prepay so much of the Revolving Borrowings as shall be necessary in order that the Total Outstandings will not exceed the Maximum Facility Availability after giving effect to such termination or reduction.

(c)         Except to the extent otherwise specified by the Borrowers when making a prepayment, all prepayments under this Section 2.13 of Revolving Loans shall be applied to outstanding ABR Loans up to the full amount thereof and then shall be applied to outstanding LIBOR Loans up to the full amount thereof.

(d)         All prepayments under this Section shall be subject to Section 2.16 but otherwise without premium or penalty.  All prepayments of LIBOR Loans shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

Section 2.14.  Reserve Requirements; Change in Circumstances.   (c) Notwithstanding any other provision herein (but subject to paragraph (d) below and Section 2.20), if after the date any Lender or Fronting Bank becomes a Lender or Fronting Bank hereunder any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender or any Fronting Bank, as applicable, of the principal of or interest on any LIBOR Loan made by such Lender or any Letter of Credit or participation therein or any fees or other amounts payable hereunder (other than changes in respect of Taxes referred to in clause (a) or (b) of the definition of Excluded Taxes) or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender or Fronting Bank or shall impose on such Lender, such Fronting Bank or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any such Loan or to increase the cost to such Lender or such Fronting Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Fronting Bank hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by such Lender to be material, then the Borrowers will pay to such Lender or such Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Fronting Bank for such additional costs incurred or reduction suffered.

(b)         Subject to Section 2.20, if any Lender or any Fronting Bank shall have determined that the adoption after the date any Lender or Fronting Bank becomes a Lender or Fronting Bank hereunder of any law, rule, regulation or guideline regarding capital adequacy, or any change after such date in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender or any Fronting Bank (or any lending office of such Lender or Fronting Bank) or any Lenders or any Fronting Banks holding company with any request or directive regarding capital adequacy (whether or not having the force of law) made or promulgated after such date by any such Governmental Authority, has or would have the effect of reducing the rate of return on such Lenders or such Fronting Banks capital or on the capital of such Lenders or such Fronting Banks holding company, if any, as a consequence of its obligations under this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Fronting Bank, pursuant hereto to a level below that which such Lender or such Fronting Bank or such Lenders or such Fronting Banks holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lenders or such Fronting Banks guidelines with respect to capital adequacy) by an amount deemed by such Lender or such Fronting Bank to be material, then from time to time the Borrowers shall pay to such Lender or such Fronting Bank such additional amount or amounts as will compensate such Lender or such Fronting Bank or such Lenders or such Fronting Banks holding company for any such reduction suffered.

(c)         A certificate of each Lender or any Fronting Bank setting forth such amount or amounts as shall be necessary to compensate such Lender or Fronting Bank (or its participating banks or other entities pursuant to Section 10.07) as specified in paragraph  (a) or (b) above, as the case may be, shall be delivered to the Borrowers and shall be conclusive absent manifest error.  Except as provided in paragraph (d) below, the Borrowers shall pay each Lender or Fronting Bank the amount shown as due on any such certificate delivered by such Lender or Fronting Bank within thirty (30) days after receipt of the same.  Each Lender or Fronting Bank shall submit such a certificate no more often than monthly; provided, however, that certificates with respect to amounts due with respect to identifiable Loans may be submitted at the ends of such Loans Interest Periods.

(d)         Failure on the part of any Lender or Fronting Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lenders or Fronting Banks rights with respect to any period to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to such period or any other period; provided, however, that neither any Lender nor any Fronting Bank shall be entitled to compensation under this Section 2.14 for any costs incurred or reductions suffered more than ninety (90) days prior to the date on which it shall have requested compensation therefor; provided further, that if the change in law or regulation or in the interpretation or administration thereof that shall give rise to any such costs or reductions shall be retroactive, then the ninety (90)-day period referred to above shall be extended to include the period of retroactive effect thereof.  Notwithstanding any other provision of this Section 2.14, neither any Lender nor any Fronting Bank shall demand compensation for any increased cost or reduction referred to above if it shall not at the time be the general policy or practice of such Lender or such Fronting Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.  If any Lender or any Fronting Bank shall receive as a refund any moneys from any source that it has listed on the certificate provided pursuant to (c) above as an increased cost, to the extent that the Borrowers have previously paid such increased cost to such Lender or such Fronting Bank, such Lender or Fronting Bank shall promptly forward such refund to the Borrowers without interest.

Section 2.15.  Change in Legality.   (d) Notwithstanding anything to the contrary herein contained (but subject to Section 2.20), if after the date of this Agreement any change in any law or regulation or in the interpretation thereof or any new law, regulation or interpretation by any Governmental Authority charged with the administration or interpretation thereof or any judgment, order or directive of any competent court, tribunal or authority shall make it unlawful for any Lender or its Applicable Lending Office to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan (collectively, an Illegality), then, by written notice to the Borrowers and to the Administrative Agent, such Lender, so long as such Illegality continues to exist:

(i)    may declare that LIBOR Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrowers for a LIBOR Borrowing (x) shall, as to such Lender only, be deemed a request for an ABR Borrowing or (y) at the option of the Borrowers, shall be withdrawn as to the Lender prior to the time for making the Borrowing; and

(ii)    shall promptly enter into negotiations with the Borrowers and negotiate in good faith to agree to a solution to such Illegality; provided, however, that if such an agreement has not been reached by the date at which such change in law is given effect with respect to the outstanding LIBOR Loans of such Lender, the Borrowers shall immediately, at the option of the Borrowers, either (A) prepay the affected Loans or (B) convert any such LIBOR Loan to an ABR Loan.

(b)         For purposes of this Section 2.15, a notice by a Lender shall be effective as to each Loan, if lawful, on the last day of the then current Interest Period with respect thereto; provided, however, that such notice shall be effective on the date of receipt if there are no outstanding LIBOR Loans; provided further, that if it is not lawful for such Lender to maintain any Loan in its current form until the end of the Interest Period applicable thereto, then the notice shall be effective upon receipt.

(c)         Each Lender that has delivered a notice of Illegality pursuant to paragraph (a) above agrees that it will notify the Borrowers as soon as practicable if the conditions giving rise to the Illegality cease to exist.

Section 2.16.  Indemnity.  The Borrowers agree to indemnify each Lender against any loss (other than loss of margin) or expense which such Lender may actually sustain or incur, and to pay any customary breakage charges such Lender may impose, as a consequence of (e) any payment, prepayment or conversion of a LIBOR Loan made to it required by any provision of this Agreement or otherwise made, or any transfer of any such Loan pursuant to Section 2.20(b), on a date other than the last day of the applicable Interest Period, (f) any default in payment or prepayment of the principal amount of any Loan made to it or any part thereof or interest accrued thereon, as and when due and payable (whether at scheduled maturity, by notice of prepayment, acceleration or otherwise), (g) the occurrence of any Event of Default, including any loss actually sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a LIBOR Loan, (h) any failure by the Borrowers to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article 4, (i) any failure of the Borrowers to borrow or to convert or continue any Loan made to it hereunder after irrevocable notice of such Borrowing, conversion or continuation has been given pursuant to Section 2.03, 2.04 or 2.05.  Such loss or expense shall be the difference as reasonably determined by such Lender between (x) an amount equal to the principal amount of such LIBOR Loan being paid, prepaid, converted or transferred or not borrowed, converted or continued multiplied by a percentage per annum (computed on the basis of a three hundred and sixty (360)-day year and actual days remaining for the balance of the Interest Period applicable, or which would have been applicable, to such LIBOR Loan being paid, prepaid, converted, transferred or not borrowed, converted or continued) equal to the greater of (i) the Adjusted LIBO Rate applicable to such LIBOR Loan being paid, prepaid, converted or transferred or not borrowed, converted or continued or (ii) such Lenders cost of obtaining the funds for such LIBOR Loan being paid, prepaid, converted, transferred or not borrowed, converted or continued, but in the case of LIBOR Loans, not in excess of the Adjusted LIBO Rate applicable to such Loan plus 1/16th of 1% per annum, and (y) any lesser amount that would be realized by such Lender in reemploying the funds received in payment, prepayment, conversion or transfer or as a result of the failure to borrow, convert or continue during the period from the date of such payment, prepayment, conversion or transfer or failure to borrow, convert or continue to the end of the Interest Period applicable to such LIBOR Loan at the interest rate that would apply to an interest period of approximately such duration.  Any such Lender shall provide to the Borrowers a statement explaining the amount of any such loss or expense, which statement shall, in the absence of manifest error, be conclusive.

Section 2.17.  Pro Rata Treatment.  Each Revolving Borrowing, each payment of the Unused Commitment Fee and each reduction of the Total Commitment shall be allocated among the Lenders in accordance with their respective Revolving Percentages.  Except as required under Section 2.15, each payment or prepayment of principal of any Borrowing and each continuation or conversion of any Borrowing shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans comprising such Borrowing.  Each payment of interest on any Borrowing shall be allocated pro rata among the Lenders in accordance with the respective amounts of accrued and unpaid interest on their outstanding Loans comprising such Borrowing.  Each payment of interest on any Swingline Borrowing or LC Disbursement shall be allocated in accordance with Sections 2.05 and 2.06, respectively.

Section 2.18.  Sharing of Setoffs.  Each Lender agrees that if it shall, through the exercise of a right of bankers lien, setoff or counterclaim or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, obtain payment (voluntary or involuntary) in respect of any Loans or participations in LC Disbursements or Swingline Loans as a result of which the unpaid principal portion of its Loans or participations in LC Disbursements or Swingline Loans shall be proportionately less than the unpaid principal portion of the Loans or participations in LC Disbursements or Swingline Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans or participations in LC Disbursements or Swingline Loans of such other Lender, so that the aggregate unpaid principal amount of such Loans or participations in LC Disbursements or Swingline Loans and participations in the foregoing held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Loans or participations in LC Disbursements or Swingline Loans then outstanding as the principal amount of its Loans or participations in LC Disbursements or Swingline Loans prior to such exercise of bankers lien, setoff or counterclaim or other event was to the principal amount of all such Loans or participations in LC Disbursements or Swingline Loans outstanding prior to such exercise of such bankers lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this Section shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant other than a Loan Party or any Affiliate thereof.  Each Borrower expressly consents to the foregoing arrangements and agrees, to the fullest extent it may effectively do so under applicable law, that any Lender holding a participation in a Loan made to it or participations in LC Disbursements or Swingline Loans deemed to have been so purchased may exercise any and all rights of bankers lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to such Borrower in the amount of such participation.

Section 2.19.  Taxes.   (j) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender (which term, as used in this Section, shall include any assignee or transferee of a Lender, including any participation holder, subject to Section 10.07 (any such Person, a Transferee)) or Fronting Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)         In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)         The Borrowers shall indemnify each Agent, each Lender and Fronting Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or Fronting Bank, as the case may be on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by an Agent, a Lender or a Fronting Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or Fronting Bank, shall be conclusive absent manifest error.

(d)         As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)         Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate. Each Lender and Agent that is a United States person (within the meaning of Section 7701(a)(3) of the Code shall provide an IRS Form W-9 to the Agent and Borrowers at the times and in the manners described above with respect to the other withholding forms; provided, however, that a Person that the Borrowers may treat as an exempt recipient (within the meaning of the Treasury Regulations Section 1.6049-4(c) (without regard to the third sentence thereof) shall not be required to deliver an IRS Form W-9, except to the extent necessary to avoid U.S. withholding taxes under Treasury Regulations Section 1.1441-1.

(f)         If an Agent, a Lender or a Fronting Bank shall become aware that it is entitled to receive a refund in respect of Indemnified Taxes or Other Taxes for which it shall have received payment from the Borrowers under this Section, it shall promptly notify the Borrowers of the availability of such refund and shall, within ten (10) days after receipt of a request by the Borrowers, apply for such refund at the Borrowers expense.  If an Agent, any Lender or any Fronting Bank shall receive a refund in respect of any such Indemnified Taxes or Other Taxes, it shall promptly repay such refund (including any penalties or interest received with respect thereto) to the Borrowers, net of all out-of-pocket expenses of such Agent, such Lender or Fronting Bank, provided that the Borrowers, upon the request of such Agent, such Lender or Fronting Bank, agrees to return such refund (plus penalties, interest or other charges) to such Agent, such Lender or Fronting Bank in the event such Agent, such Lender or Fronting Bank shall be required to repay such refund.

Section 2.20.  Duty to Mitigate; Assignment of Commitments Under Certain Circumstances.  (k) If any Lender (or Transferee) claims any additional amounts payable pursuant to Section 2.14 or exercises its rights under Section 2.15 or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document, including, without limitation, any such certificate or document reasonably requested by the Borrowers, or to change the jurisdiction of its Applicable Lending Office or to take other actions (including the filing of certificates or documents) known to it to be available if the making of such a filing or change or the taking of such other action would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

(b)         In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.14 or 2.15, or the Borrowers shall be required to make additional payments to any Lender under Section 2.19, the Borrowers shall have the right, at its own expense (which shall include the processing and recordation fee referred to in Section 10.07(b)), upon notice to such Lender and the Administrative Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.07) all its interests, rights and obligations hereunder to another financial institution approved by the Administrative Agent, and each Fronting Bank and the Swingline Lender (which approval shall not be unreasonably withheld) which shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the assignee or the Borrowers shall pay to the affected Lender in immediately available funds on the date of such assignment the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts accrued for its account or owed to it hereunder (including the additional amounts asserted and payable pursuant to Section 2.14 or 2.19, if any).

Section 2.21.  Optional Increase In Commitments.  At any time the Borrowers, may, if they so elect, increase the aggregate amount of the Commitments, either by designating a financial institution not theretofore a Lender (a New Lender) to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld or delayed), or by agreeing with an existing Lender that such Lenders Commitment shall be increased. Upon execution and delivery by the Borrowers and such Lender or other financial institution of an instrument in form reasonably satisfactory to the Administrative Agent, such existing Lender shall have a Commitment as therein set forth or such other financial institution shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder; provided:

(a)         that the Borrowers shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Lenders;

(b)         that any such increase shall be in an amount greater than or equal to $50,000,000;

(c)         that immediately after such increase is made, the aggregate amount of increases in the Commitments pursuant to this Section 2.21, when combined with the aggregate amount of increases in the commitments under the 2007 RPA pursuant to Section 2.19 thereof, shall not exceed $600,000,000; and

(d)         that the Borrowers may elect to increase the aggregate amount of the Commitments pursuant to this Section 2.21 no more than four times in total.

On the effective date of any increase in the aggregate amount of the Commitments pursuant to this Section 2.21, (i) each New Lender shall pay to the Agent an amount equal to its pro rata share of the aggregate outstanding Loans and (ii) any Lender (an Increasing Lender) whose Commitment has been increased shall pay to the Administrative Agent an amount equal to the increase in its pro rata share of the aggregate outstanding Loans, in each case such payments shall be for the account of each other Lender.  Upon receipt of such amount by the Administrative Agent, (i) each other Lender shall be deemed to have ratably assigned that portion of its outstanding Loans that is being reduced to the New Lenders and the Increasing Lenders in accordance with such Lenders new Commitment or the increased portion thereof as applicable, and (ii) the Administrative Agent shall promptly distribute to each other Lender its ratable share of the amounts received by the Administrative Agent pursuant to this paragraph.

ARTICLE 3
Representations and Warranties

Each Borrower (or in the case of Section 3.05, Lyondell only) represents and warrants to the Administrative Agent and the Lenders that:

Section 3.01.  Existence, Qualification And Power; Compliance With Laws.  Subject to the Legal Reservations, each Borrower and their respective Material Subsidiaries Article 11 is a Person duly organized or formed, validly existing and in good standing, in each case where such concept exists, under the laws of the jurisdiction of its incorporation or organization, Article 12 has all requisite constitutional, corporate or other similar power and authority to (i) own or lease its material assets and carry on its business substantially  as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, Article 13 is duly qualified and in good standing, in each case where such concept exists, under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, Article 14 is in compliance with all laws, orders, writs and injunctions and Article 15 has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02.  Authorization; No Contravention. The execution, delivery and performance by such Borrower and its Subsidiaries of each Loan Document to which such Person is a party, and the consummation of the transactions contemplated thereby, are within such Persons corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not Article 16 contravene the terms of any of such Persons Organization Documents; Article 17 in any material way, conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 6.01), or require any payment to be made under (i) except payments as set forth in the funds flow memorandum dated the Effective Date and delivered to the Administrative Agent, any contractual obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order in any material way, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject in any material way; or Article 18 violate any material law in any material way; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.03.  Governmental Authorization; Other Consents.  Subject to the Legal Reservations, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required of a Loan Party in connection with Article 19 the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the transactions contemplated thereby, Article 20 the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, Article 21 the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or Article 22 the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) the UCC filings, notices, consents and registrations contemplated by the Loan Documents, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (or, with respect to consummation of the transactions contemplated by the Loan Documents, will be duly obtained, taken, given or made and will be in full force and effect, in each case within the time period required to be so obtained, taken, given or made) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.04.  Binding Effect.   This Agreement and each other Loan Document dated on or prior to the date this representation is made constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each such Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (iv) Debtor Relief Laws and by general principles of equity, and (v) the need for filings and registrations necessary to perfect any Liens created by the Loan Documents.

Section 3.05.  Financial Statements; No Material Adverse Effect.

(a)         The unaudited pro forma consolidated balance sheet of Lyondell and its Subsidiaries as of September 30, 2007 (including the notes thereto) and the related pro forma consolidated statement of income of Lyondell and its Subsidiaries for the twelve (12) months ended September 30, 2007, a copy of each of which has been furnished to the Administrative Agent for distribution to the Lenders, have been prepared in good faith, based on assumptions believed by Lyondell to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of Lyondell and its Subsidiaries as of September 30, 2007 and their estimated results of operations for the period covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the period covered thereby.

(b)         On the Effective Date, the audited consolidated financial statements of Lyondell and its consolidated subsidiaries as of December 31, 2006 which have been furnished to the Administrative Agent prior to the Effective Date, present in all material respects the financial condition of Lyondell and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein. During the period from December 31, 2006 to and including the Effective Date, there has been Article 23 no sale, transfer or other disposition by Lyondell or any of its Subsidiaries of any material part of the business or property of such Borrower or any of its Subsidiaries, taken as a whole (other than the sale of Lyondells worldwide inorganic chemicals business in May 2007), and Article 24 no purchase or other acquisition by Lyondell or any of its Subsidiaries of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Company and its Subsidiaries, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the Effective Date.

(c)         The forecasts of consolidated balance sheets, income statements and cash flow statements of Lyondell and its Subsidiaries which have been furnished to the Administrative Agent prior to the Effective Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(d)         There has been no event or circumstance since December 31, 2006, that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.06.  Litigation.   There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of such Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against such Borrower or any of its Subsidiaries or against any of their properties or revenues that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.07.  [Reserved].

Section 3.08.  [Reserved].

Section 3.09.  Taxes.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Article 25 each Borrower and each of their respective Subsidiaries has (i) timely filed all tax returns required to be filed and all such tax returns are true and correct, (ii) timely paid all taxes levied or imposed upon it or its properties (whether or not shown on a tax return), and (iii) satisfied all of its tax withholding obligations; Article 26 there are no current, pending or threatened audits, examinations or claims with respect to Taxes of any Loan Party or any of their respective Subsidiaries and Article 27 no Borrower, nor any of their respective Subsidiaries has ever participated in a listed transaction within the meaning of Treasury Regulation Section 1.6011-4.

Section 3.10.  ERISA Compliance.  Article 28 Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws.

(b)         Article 29 No ERISA Event has occurred or is reasonably expected to occur and (i) neither such Borrower nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 3.10(b), as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)         Except where noncompliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Article 30 each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and Article 31 neither any Loan Party nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

Section 3.11.  [Reserved].

Section 3.12.  Margin Regulations; Investment Company Act.  Such Borrower is not and each of its Subsidiaries is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for any purpose that violates Regulation U.  None of such Borrower or any of its Affiliates is or is required to be registered as an investment company under the Investment Company Act of 1940.

Section 3.13.  Disclosure.  As of the Effective Date, to the best of such Borrowers knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of such Borrower or any of its Subsidiaries to any Administrative Agent or Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or, as at the Effective Date only, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, such Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 3.14.  [Reserved].

Section 3.15.  Anti-Terrorism Laws.

(a)         To the best knowledge of such Borrower, no Loan Party organized in the United States nor any Subsidiary thereof: Article 32 is, or is controlled by or is acting on behalf of, an Anti-Terrorism Party; Article 33 has received funds or other property from an Anti-Terrorism Party; or Article 34 is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(b)         To the best of such Borrowers knowledge, each of the Transaction Parties organized in the United States and each Subsidiary thereof has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

Section 3.16.  Solvency.  On the Effective Date, the Loan Parties (taken as a whole) after giving effect to the transactions contemplated by the Loan Documents, are Solvent.

Section 3.17.  Collateral.  The Collateral Documents create valid security interests in the Collateral purported to be covered thereby, which security interests are and will remain perfected security interests prior to all other Liens other than Liens permitted by Section 6.01.  Each of the representations and warranties made by each Loan Party in each Collateral Document to which it is a party is true and correct in all material respects as of each date made or deemed made.

ARTICLE 4
Conditions of Lending

Section 4.01.  All Borrowings.  On the date of each Credit Event, the obligations of the Lenders to make Loans and the obligation of the Fronting Banks to issue, amend, renew or extend any Letter of Credit hereunder shall be subject to the satisfaction of the following conditions:

(a)         The Administrative Agent or the relevant Fronting Bank shall have received a notice of such Credit Event as required by Section 2.03 or 2.06, as applicable.

(b)         The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except (i) in the case of a Credit Event consisting solely of a conversion of a Borrowing to another Type or the continuation of a Borrowing as a LIBOR Borrowing for an additional Interest Period, (ii) to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all material respects on and as of such earlier date, (iii) any qualifier in any such representation and warranty as to materiality, Material Adverse Effect or similar qualification shall be disregarded for the purposes of this condition, and (iv) in the case of the  initial Credit Event, only the representations and warranties set forth in Section 3.02, Section 3.04 and Section 3.12 need be true and correct.

(c)         At the time of such Credit Event (except in the case of the initial Credit Event or a Credit Event consisting of conversion of LIBOR Loans to ABR Loans), no event has occurred and is continuing, or would result from such Credit Event or from the application of the proceeds therefrom which constitutes an Event of Default or (except in the case of a conversion of a Loan to a Loan of a different Type or the continuation of a Borrowing as a LIBOR Borrowing for an additional Interest Period) a Default.

(d)         After giving effect to such Credit Event, Total Outstandings will not exceed the Maximum Facility Availability.

(e)         Except in the case of the initial Credit Event, the making of such Borrowing, Swingline Loan, or the issuance of such Letter of Credit, shall not violate any material requirement of law binding upon the Borrowers and shall not be enjoined temporarily, preliminarily or permanently.

Each Credit Event shall be deemed to constitute a representation and warranty on the date of such Credit Event as to the applicable matters specified in paragraphs (b), (c), (d) and (e) of this Section.

Section 4.02.  Effective Date.  The obligations of the Lenders and the Fronting Banks to make the initial Loans, assume the Existing Letters of Credit and issue the initial Additional Letters of Credit under this Agreement shall not become effective until the date on which each of the following conditions has been (or shall substantially simultaneously be) satisfied (or waived in accordance with Section 10.02):

(a)            The Collateral Requirement shall have been satisfied as of the Effective Date; provided that the matters described in clauses (c), (e) and (f) of the definition of Collateral Requirement may be satisfied within the Compliance Period (failing which an Event of Default shall occur hereunder);

(b)            The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Effective Date, including to the extent invoiced at least two (2) Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(c)            The Administrative Agent shall have received evidence satisfactory to it that each participation in an Existing Letter of Credit granted by the relevant Fronting Bank to a bank or financial institution that is not a Lender has been cancelled on or before the Effective Date as contemplated by Section 2.06(a).

(d)            The Administrative Agent shall have received a completed Borrowing Base Certificate signed by a Principal Financial Officer.

(e)            The Administrative Agent shall have received, and be satisfied in all respects with, an Appraisal Report with respect to the Available Inventory.

(f)            Total Excess Availability (after giving effect to the effectiveness of this Agreement and the 2007 Securitization Facility) shall be at least $500,000,000 on the Effective Date.

(g)            The Administrative Agents receipt of the documents set forth in Schedule 4.02, each of which shall be originals or facsimilies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party to the extent such Loan Party is a party thereto, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel.

(h)            Prior to or substantially simultaneously with the Credit Events on the Effective Date, the Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement (except for the filing of the merger certificate which shall occur substantially concurrently), without giving effect to any amendments or waivers thereto (excluding any waiver by Lyondell of the conditions set forth in Section 6.3(a)(i) of the Acquisition Agreement) that are materially adverse to the Lenders made without reasonable consent of the Arrangers (such consent not to be unreasonably withheld or delayed), and in compliance with applicable material Laws and regulatory approvals.

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Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Fronting Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on December 31, 2007 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).  The Administrative Agent shall promptly notify the Borrowers, the Fronting Bank and each Lender of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

ARTICLE 5
Affirmative Covenants

Until the later of (i) the date of termination of the Commitments in their entirety and (ii) the date upon which no Loans or other Obligations (other than contingent indemnification obligations) remain unpaid, each Borrower shall, and shall cause its Restricted Subsidiaries to:

Section 5.01.  Reporting Requirements.  The Borrowers Agent shall furnish to the Administrative Agent for distribution to the Lenders:

(a)         Monthly Reports.  During the existence of a Triggering Event, within thirty (30) days after the end of each of the first two fiscal months in each fiscal quarter of Lyondell, unaudited consolidated financial statements (which shall include a balance sheet and income statement, as well as statements of partners equity and cash flow) showing the financial condition and results of operation of Lyondell and its consolidated subsidiaries as of the end of and for such fiscal month and that portion of the current fiscal year ending as of the close of such month, in each case certified by a Principal Financial Officer of Lyondell as being the same monthly financial statements generated in accordance with Lyondells normal procedures and submitted to management of Lyondell.  The Administrative Agent and the Lenders acknowledge that any monthly unaudited consolidated financial statements furnished pursuant to this Section 5.01(a) will not be accompanied by the footnotes and other disclosures that would be necessary for fair presentation in accordance with GAAP.

(b)         Quarterly Reports.  Subject to the last two unlettered paragraphs of this Section 5.01, as soon as available, but in any event within forty-five (45) days (sixty (60) days in the case of the first three quarters of the fiscal year ending December 31, 2008) (or such earlier date on which the Company is required to make any public filing of such information), after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, (1) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows, each for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency by a Responsible Officer (excepting any Responsible Officer who is a Responsible Officer solely by virtue of a power of attorney) of the Company as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (2) promptly, any other information, documents and other reports which the Company or any Subsidiary is (when registered) required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act;

(c)         Annual Reports.  Subject to the last two unlettered paragraphs of this Section 5.01, as soon as available, but in any event within ninety (90) days (one-hundred and twenty (120) days in the case of the fiscal year ending December 31, 2007) (or such earlier date on which the Company is required to make any public filing of such information) after the end of each fiscal year of the Company beginning with the fiscal year ending December 31, 2007, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on without material qualification (including any going concern or like qualification) by an independent registered public accounting firm of nationally recognized standing.

(d)         Principal Financial Officers Certification.  Concurrently with (c) and (b) above, a certificate of a Principal Financial Officer of the Borrowers Agent,

(i)    certifying that to the best knowledge of such Principal Financial Officer no Default has occurred and is continuing or, if a Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and

(ii)    solely in the case of (b) above, certifying that except as previously notified to the Administrative Agent pursuant to Section 6.04, since the Effective Date or the date of the most recently delivered Principal Financial Officers Certification, as applicable, there has been no change in any Loan Partys name, form of organization, jurisdiction of organization and organizational number or Federal Taxpayer Identification Number.

(e)         Litigation, etc.  Give the Administrative Agent prompt written notice (which the Administrative Agent shall promptly deliver to the Lenders) after any Responsible Officer learns of the following:

(i)    the issuance by any Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the Loans contemplated by the Loan Documents, including the making of the Loans, or having the effect of invalidating any provision of this Agreement or any other Loan Document or the initiation of any litigation or similar proceeding seeking any such injunction, order, decision or other restraint;

(ii)    the filing or commencement of any action, suit or proceeding against any Loan Party or any Subsidiary, whether at law or in equity or by or before any Governmental Authority or any arbitrator, as to which action, suit or proceeding there is a reasonable possibility of an adverse determination and which, if determined adversely to such Loan Party or any Subsidiary, could reasonably be expected to result in a Material Adverse Effect;

(iii)    the occurrence of any development or event which could reasonably be expected to result in a Material Adverse Effect; and

(iv)    the existence of (i) any Triggering Event or (ii) any Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto.

(f)         Major Casualty Proceeds.  Within five (5) Business Days of the date of receipt of Major Casualty Proceeds, a certificate of a Principal Financial Officer setting forth in reasonable detail the amount of such Major Casualty Proceeds.

(g)         Other. Promptly, from time to time, such other information, documents, records or reports respecting this Agreement or the other Loan Documents, Collateral or the condition or operations, financial or otherwise, of any Loan Party as the Administrative Agent may from time to time reasonably request.

Notwithstanding the foregoing, the obligations to deliver financial statements pursuant to clauses (c) and (b) of this Section 5.01 will be satisfied with respect to financial information of the Company by furnishing (A) the applicable financial statements of the Company or (B) the Companys Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), to the extent such information is in lieu of information required to be provided under Section 5.01(b), all such materials are to be reported on without material qualification (including any going concern or like qualification) by an independent registered public accounting firm of nationally recognized standing.

Documents required to be delivered pursuant to clauses (c) and (b) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company (or any direct or indirect parent of the Company) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 5.01; or (ii) on which such documents are posted on the Companys behalf on IntraLinks/IntraAgency or another website identified in the notice provided pursuant to paragraph (z) immediately below, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (y) upon written request by the Administrative Agent or any Lender, the Borrowers Agent shall deliver paper copies of the information referred to in clauses (c) and (b) of this Section 5.01 as requested by the Administrative Agent or Lender (as applicable) and (z) the Borrowers Agent shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 5.02. Payment of Obligations.  Timely pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of the Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent the failure to pay or discharge the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03.  Preservation Of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (x) in a transaction permitted by Section 6.04 or Section 6.05 and (y) any Restricted Party may merge, amalgamate or consolidate with any other Restricted Party (provided that if either such Restricted Party was a Borrower immediately prior to such transaction, the surviving or resulting entity from such transaction shall be a Borrower) and (b) take all reasonable action to maintain all rights, privileges (including its good standing, where such concept exists), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 6.04 or Section 6.05 or clause (a)(y) of this Section.

Section 5.04.  Maintenance of Properties.  Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 5.05.  Maintenance of Insurance.  Maintain with reputable insurance companies, insurance with respect to its assets, properties and business against loss or damage to the extent available on commercially reasonable terms of the kinds customarily insured against by Persons of similar size engaged in the same or similar industry, of such types and in such amounts (after giving effect to any self-insurance (including captive industry insurance) reasonable and customary for similarly situated Persons of similar size engaged in the same or similar businesses as such Restricted Party) as are customarily carried under similar circumstances by such other Persons.

Section 5.06.  Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.07.  Compliance with Environmental Laws; Environmental Reports. Comply, and cause all lessees and other Persons occupying its Real Property to comply, with all Environmental Laws and Environmental Permits applicable to its operations, facilities and Real Property, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; obtain and renew all material Environmental Permits applicable to its operations, facilities and Real Property; and conduct all responses required by, and in accordance with, Environmental Laws; provided that neither such Restricted Party nor any of its Subsidiaries shall be required to undertake any response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 5.08.  Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and which reflect all material financial transactions and matters involving the assets and business of the Restricted Parties.

Section 5.09.  Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent or, as provided in the second proviso below, any Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours, upon reasonable advance notice to Lyondell; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year at the expense of the Borrowers; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give such Restricted Party the opportunity to participate in any discussions with such Restricted Partys independent public accountants.  Notwithstanding anything to the contrary in this Section, at all times during such visits and inspections to the Administrative Agent or any Lender (or their respective representatives or contractors) must comply with all applicable site regulations as the Restricted Party or any of their respective officers or employees may require by reasonable notice of the same.

Section 5.10.  ERISA. Promptly after any Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would reasonably be expected to have a Material Adverse Effect, deliver to the Administrative Agent and each of the Lenders a certificate of a Financial Officer setting forth details as to such occurrence and the action, if any, that such Borrower or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to any individual participants benefits) or the Plan administrator with respect thereto: (A) that a Reportable Event has occurred; (B) that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code (or Section 430 of the Code as amended by the Pension Protection Act of 2006) with respect to a Plan; (C) that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); (D) that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); (E) that a proceeding has been instituted against such Borrower or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; (F) that the PBGC has notified such Borrower or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that such Borrower or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or (G) that such Borrower or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

Section 5.11.  Know Your Customer Requests.  If:

(1)            a Change in Law after the Effective Date;

(2)            any change in the status of a Loan Party or the composition of the shareholders or interest holders of a Loan Party after the Effective Date; or

(3)            a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Administrative Agent or any Lender (or, in the case of paragraph (3) above, any prospective new Lender) to comply with know your customer or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower shall promptly upon the request of the Administrative Agent, in its capacity as a Lender or on behalf of any Lender, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender, or, in the case of the event described in paragraph (3) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (3) above, such prospective new Lender to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents..

Section 5.12.  Borrowing Base Reports.  Furnish to the Administrative Agent (and the Administrative Agent shall thereafter deliver to each Lender):

(i)                  as soon as available and in any event (A) within twenty-five (25) days after the last day of each of the first three calendar months after the Effective Date and (B) within seventeen (17) days after the last day of each calendar month thereafter, a completed Borrowing Base Certificate calculating and certifying the Borrowing Base as of the end of such calendar month, signed on behalf of the Borrowers by a Principal Financial Officer;

(ii)                  promptly after any request therefor, such other information in such detail concerning the amount, composition and manner of calculation of the Borrowing Base as the Administrative Agent may reasonably request; and

(iii)                  as soon as practicable and in any event within five (5) Business Days after any disposition outside the ordinary course of business (including by way of casualty or condemnation) of Collateral having a book value exceeding $25,000,000, an updated Borrowing Base Certificate calculating (on a pro forma basis, after giving effect to such disposition and reflecting only the changes to the affected component of Eligible Inventory) and certifying such pro forma Borrowing Base as of the end of the most recent calendar month for which a Borrowing Base Certificate was delivered pursuant to clause (i) above.  The Borrowing Base set forth in each Borrowing Base Certificate delivered with respect to each calendar month occurring after the calendar month covered by the updated Borrowing Base Certificate described in the preceding sentence and ending prior to any such disposition shall be calculated on a pro forma basis, after giving effect to such disposition.

At their option, no more frequently than quarterly, the Borrowers may obtain a new Appraisal Report, and the Borrowers shall submit to the Administrative Agent such Appraisal Report, together with a Borrowing Base Certificate based on such Appraisal Report and otherwise complying with paragraph (i) above.

Section 5.13.  Information Regarding Collateral.  Give the Administrative Agent written notice at least ten (10) days prior to (in the case of (ii) or (iii)) or within twenty (20) days after (in any other case) any change in any Borrowers (i) name, (ii) form of organization, (iii) jurisdiction of organization, (iv) organizational number, (v) Federal Taxpayer Identification Number or (vi) address.

Section 5.14.  Further Assurances.   (b) If any Subsidiary of any Borrower (other than a Foreign Subsidiary) at any time Guarantees any Senior Facility Indebtedness of any Borrower, within three (3) Business Days, notify the Administrative Agent thereof and cause such Subsidiary to become a Subsidiary Guarantor in accordance with the Subsidiary Guaranty.

(b)         Promptly upon request by the Administrative Agent or the Required Lenders:

(i)                  correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof;

(ii)                  execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral Requirement to be and remain satisfied in all material respects, all at the expense of the Loan Parties. The Borrowers also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents; and

(iii)                  permit the Administrative Agent and any representatives designated by it (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to conduct evaluations and appraisals of the assets included in the Borrowing Base and the Borrowers computation of the Borrowing Base, all at such reasonable times and as often as reasonably requested and, except during the continuance of a Default, upon at least ten (10) Business Days (or, during the continuance of a Triggering Event of the type described in clause(iii), (iv) or (v) of the definition of Triggering Event, five (5) Business Days) prior notice; provided that unless a Default has occurred and is continuing, the Administrative Agent and its representatives shall conduct no more than four such collateral reviews and evaluations and no more than four such appraisals in any calendar year; provided further that unless Total Excess Availability is less than $200,000,000 during any period of five (5) consecutive Business Days within any twelve (12)-month period, the Administrative Agent and its representatives shall conduct no more than two such collateral reviews and evaluations and no more than two such appraisals during such twelve (12)-month period.  the Borrowers shall pay (i) the documented fees and expenses of employees or other representatives of the Administrative Agent (with in-house field examination charges being limited to $1,000 per day per person (employee or representative) plus such persons reasonable out-of-pocket expenses, including travel expenses) incurred in connection with periodic collateral reviews and evaluations (or in connection with an appraisal pursuant to (ii) below) and (ii) any inventory appraisal firm retained by the Administrative Agent, in consultation with the Borrowers, to conduct any such appraisals.  The Administrative Agent and any representative designated by the Administrative Agent to conduct such collateral reviews, evaluations and appraisals shall, during any review, inspection or other activity performed at any of the Borrowers plant sites, (X) be accompanied at all times by a plant safety representative (and the Borrowers hereby agree to cause such a plant safety representative to be available for such purpose at such reasonable hours as may be requested and upon reasonable prior notice) and (Y) comply at all times with the Borrowers rules regarding safety and security to the extent that the Administrative Agent or representative has been notified of such rules.  The Administrative Agent shall furnish to each Lender a copy of the final written collateral review or appraisal report prepared in connection with such review or appraisal. The Administrative Agent shall furnish to the Borrowers a copy of the final appraisal report prepared in connection with any such appraisal, and shall provide the Borrowers with a summary of the Collateral analysis contained in any final written collateral review, in each case not less than two (2) Business Days prior to delivery thereof to the Lenders.

ARTICLE 6
Negative Covenants

Until the later of (i) the date of termination of the Commitments in their entirety and (ii) the date upon which no Loans or other Obligations (other than contingent indemnification obligations) remain unpaid, each Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 6.01.  Liens.  Create, incur, assume or suffer to exist or become effective any Lien of any kind upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)         Liens created pursuant to (i) any Loan Document, (ii) any Transaction Document under the 2007 Securitization Facility or (iii) any transaction document under the 2005 Securitization Facility or any other Securitization Facility;

(b)         Liens existing on the Effective Date or which are required to come into effect as a result of existing contractual provisions (in each case, to the extent in respect of underlying obligations exceeding $1,000,000 individually listed on Schedule 6.01(b) and any reissuance, renewals or extensions thereof;

(c)         Liens for taxes, assessments or governmental charges or claims that are extinguished within sixty (60) days of notice of their existence, are not yet due and payable or that are being contested in good faith by appropriate proceedings;

(d)         Liens of landlords, carriers, vendor, pipeline, warehousemen, mechanics, suppliers, materialmen, repairmen, employees, pension plan administrators or other like Liens arising by operation of law in the ordinary course of business of such Restricted Party which secure amounts which are not overdue for a period of more than thirty (30) days or not yet subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings;

(e)         Liens (i) arising out of pledges or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security or other insurance (including unemployment insurance) and (ii) arising out of pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations with respect to premiums and exit fees of (including to support obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any of its Subsidiaries;

(f)         Liens arising out of pledges or deposits made to secure the performance of tenders, bids or trade or government contracts, or to secure leases, statutory or regulatory, insurance obligations, surety, judgment or appeal bonds, completion guarantee, surety, letters of credit, performance bonds, guarantees or other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business (other than obligations for the payment of borrowed money);

(g)         zoning restrictions of governmental authorities, easements, licenses, reservations of, or rights of others for, licenses reservations, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges, encumbrances or title defects of zoning, survey exceptions, encumbrances, or other restrictions as to the use of real property or Liens incurred in the ordinary course of business that do not in the aggregate materially interfere with in any material respect the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(h)         Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(i)         (x) leases or subleases or licenses or sublicenses of Real Property or IP Rights granted in the ordinary course of business to others that do not individually or in the aggregate interfere in any material respect with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole and (y) any interest or title of a lessor or in property subject to a lease other than a capitalized lease;

(j)          Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(k)         Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking or other financial institutions arising as a matter of Law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions;

(l)          Liens (i) on cash advances in favor of the seller of any property to be acquired in or monies placed in escrow pursuant to an Investment permitted pursuant to Section 6.02 to be applied against the purchase price for such Investment, (ii) over assets being acquired pursuant to Investments permitted by Section 6.02 pending payment in full of the purchase price (iii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.05 and (iv) consisting of intellectual property licenses permitted by Section 6.02(n);

(m)     Liens in favor of any Restricted Subsidiary securing Indebtedness permitted under Section 6.03 (other than Indebtedness owed to a Restricted Subsidiary that is not a Loan Party or Transaction Party under the 2007 Securitization Facility);

(n)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Restricted Party in the ordinary course of business;

(o)         Liens upon specific items of inventory or other goods and proceeds of any Person securing such Persons obligations in respect of documentary letters of credit. Liens on documents of title in respect of documenting letters of credit or bankers acceptances issues or credit for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(p)         Liens on assets that do not constitute Collateral securing Indebtedness and other Obligations under and as defined in the Senior Facility Credit Agreement;

(q)         Liens arising by reason of deposits necessary to qualify such Restricted Party to conduct business, maintain self insurance or comply with any law and Liens securing the PBGC Settlement;

(r)         Liens securing any Capitalized Lease and Liens to secure Indebtedness (including Capitalized Leases) permitted by clause (e) of Section 6.03 covering only the property or assets acquired with such Indebtedness;

(s)         Liens securing obligations under Swap Contracts of the Company or any Restricted Subsidiary permitted under the Senior Facility Credit Agreement or any collateral for the obligations under such Swap Contracts

(t)         Liens on property of, or on Equity Interests or Indebtedness of, any Person or attaching to any assets existing at the time such property or Person is acquired by, merged with or into or consolidated with, or assets are acquired by such Restricted Party; provided that such Liens (a) do not extend to or cover any property or assets of such Restricted Party other than the property or assets acquired (other than assets and property affixed or appurtenant thereto) or the property and assets of the Person merged into or consolidated with such Restricted Party and (b) were created prior to, and not in connection with or in contemplation of, such acquisition, merger, amalgamation or consolidation;

(u)         Liens granted by Restricted Parties (other than Loan Parties or Transaction Parties under the 2007 Securitization Facility) in support of Indebtedness of Restricted Subsidiaries (other than Loan Parties or Transaction Parties under the 2007 Securitization Facility); provided that the aggregate amount secured by such Liens does not exceed $500,000,000 at any one time outstanding;

(v)         Liens in respect of the Senior Second Lien Debt, any Permanent Financing or any Permitted Refinancing (each as defined in the Senior Facility Credit Agreement)

(w)     Liens of the Restricted Parties with respect to obligations that do not exceed, in the aggregate, the greater of (i) $250,000,000 and (ii) 1% of Consolidated Net Tangible Assets (as defined in the Senior Facility Credit Agreement) at any one time outstanding;

(x)         Liens over shares in joint ventures or over dividends in respect thereof in any Restricted Subsidiary acting as a special purpose vehicle with the sole purpose to hold shares in a joint venture to secure Indebtedness or other obligations of such joint venture or Restricted Subsidiary or Indebtedness permitted by Section 6.03(u);

(y)         Liens resulting from any Limited Recourse Stock Pledge;

(z)         Liens granted in favor of Restricted Parties and Transaction Parties under the 2007 Securitization Facility and Liens on any property or assets of a Restricted Subsidiary granted in favor of a Borrower, or any wholly owned Restricted Subsidiary;

(aa)    Liens securing Indebtedness incurred to modify, refinance, defease, refund, extend, renew or replace Indebtedness that has been secured by a Lien permitted by this Agreement; provided that (a) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien plus improvements and accessions to, such property or proceeds or distributions thereof); and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness at the time the original Lien became a Lien permitted under this Section and (ii) an amount necessary to pay any fees and expenses, including prepayment premiums, associated hedging break costs and premiums or replacement hedges, related to such refinancing, refunding, extension, renewal or replacement;

(bb)    any extension, amendment, renewal or replacement, in whole or in part, of any Lien described in Sections 6.01 (b), (t) and (v); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, amended, renewed or replaced and shall not extend to any additional property or assets;

(cc)    Liens arising from precautionary Uniform Commercial Code financing statement filings;

(dd)    any netting or set-off arrangements entered into by any Restricted Party in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of any Restricted Party, including pursuant to any Treasury Services Agreement; and

(ee)    Liens over cash deposits deposited with the trustees in connection with the purchase of certain Existing Notes.

Notwithstanding the foregoing, until such time, if ever, as the Collateral Requirement shall be satisfied as to Lyondell, Lyondell shall not create, incur, assume or suffer to exist any Lien (other than a Qualified Lien or a Lien under Section 2.06(k)) on any asset of Lyondell that would constitute Collateral upon satisfaction of the Collateral Requirement with respect to Lyondell.

Section 6.02.  Investments.  Make or hold any Investments, except:

(a)         Investments in cash or Cash Equivalents;

(b)         loans and advances to employees, directors and officers of such Borrower and its Subsidiaries (i) required by applicable employment laws or (ii) otherwise in the ordinary course of business for travel, business, related entertainment, relocation, as part of a recruitment or retention plan and related expenses in an aggregate principal amount outstanding not to exceed $10,000,000;

(c)         Investments (i) by such Restricted Party in any Loan Party or any Transaction Party under the 2007 Securitization Facility or any Person that will, substantially contemporaneously with the making of the relevant Investment, become a Loan Party or Transaction Party under the 2007 Securitization Facility (ii) by any Restricted Party that is not or will not be a Loan Party or a Transaction Party under the 2007 Securitization Facility in any other Restricted Subsidiary that is not at the time of such Investment a Loan Party or Transaction Party under the 2007 Securitization Facility, (iii) by such Restricted Party (A) in any Subsidiary, constituting an exchange of Equity Interests of such Subsidiary for Indebtedness of such Subsidiary or (B) constituting Guarantees of Indebtedness or other monetary obligations of Subsidiaries owing to such Restricted Party and (iv) consisting of intercompany Investments incurred in the ordinary course of business among the Restricted Parties and any Receivables Restricted Parties on the one hand, and the Company or any of its Restricted Subsidiaries on the other;

(d)         [Reserved]

(e)         (i) Investments existing on the Effective Date, (ii) Investments contemplated on the Effective Date and set forth on Schedule 6.02(e) and (iii) any modification, replacement, renewal, reinvestment or extension of any Investment set forth on Schedule 7.02(e) that does not increase the aggregate amount thereof;

(f)         Swap Contracts entered into in the ordinary course of business and otherwise permitted under the Senior Facility Credit Agreement;

(g)         any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors qualifying shares) in, a Person or division or line of business of a Person to the extent (A) such acquisition is effected by a contribution to capital not constituting Disqualified Equity Interests, (B) the consideration paid is settled by the issuance or with proceeds of the issuance of Qualified Equity Interests of the Company or Parent or any Holding Company of Parent or (C) immediately after giving effect thereto: Article 35 no Default shall have occurred and be continuing or would result therefrom;   Article 36 the acquired entity, assets, division or line of business shall be in a Permitted Business; Article 37 after giving effect to such acquisition the Company and its Restricted Subsidiaries would be in pro forma compliance with the Consolidated Fixed Charge Coverage Ratio required by (and as defined under) the Senior Facility Credit Agreement; and Article 38 with respect to such Investments by Loan Parties in assets that are not (or do not be or become) owned by a Loan Party or in Persons that are not or do not become Loan Parties within ninety (90) days of consummation of the acquisition (1) such Person shall not be designated an Unrestricted Subsidiary within 12 months of such acquisition and (2) the aggregate consideration paid in such Investments pursuant to this clause (iv) shall not exceed $2,000,000,000 (net of any capital distribution in respect of any such Investment) (any such acquisition, a Permitted Acquisition);

(h)         loans and advances to the Company and any other direct or indirect parent of a Restricted Subsidiary, in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such parent in accordance with Section 6.06; provided that such loans and advances shall be deemed a Restricted Payment for the purposes of Section 6.06;

(i)         Additional Investments to the extent of the Applicable Amount (as defined in the Senior Facility Credit Agreement), as and to the extent permitted under the Senior Facility Credit Agreement;

(j)           Investments (including Investments in securities) received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of such Restricted Party or received in settlement of debts created in the ordinary course of business and owing to such Restricted Party or in satisfaction of judgments or in settlement of any litigation or arbitration;

(k )         Investments by a Restricted Party in a Securitization Entity (as defined in the senior Facility Agreement) or any Investment by a Securitization Entity in any other Person in connection with a Securitization Transaction (as defined in the Senior Facility Credit Agreement); provided that any Investment in a Securitization Entity is in the form of a purchase money note or an equity interest;

(l)           Investments held by any Person (other than an Affiliate of such Person) that becomes a Restricted Subsidiary of a Borrower; provided that such Investments were not acquired in contemplation of the acquisition of such Person;

(m)         Investments in Subsidiaries of Restricted Parties and Permitted Joint Ventures not to exceed $500,000,000 plus

(i)    the aggregate net after-tax amount returned in cash on or with respect to any Investments made in such Unrestricted Subsidiaries and Permitted Joint Ventures whether through interest payments, principal payments, dividends or other distributions or payments on account of such Investment,

(ii)    the net after-tax cash proceeds received by such Restricted Party from the disposition of all or any portion of such Investments (other than to a Restricted Party),

(iii)    upon redesignation of an Unrestricted Subsidiary of a Restricted Party as a Restricted Subsidiary, the fair market value of such Subsidiary; and

(iv)    Investments in Equity Interests of Specified Joint Ventures in an amount not to exceed $20,000,000;

(n)         Investments in a Permitted Business having an aggregate value, taken together with all other Investments made pursuant to this clause (n) that are at that time outstanding, not to exceed $250,000,000 (with the value of each such Investment being measured at the time made and without giving effect to subsequent changes in value);

(o)         Investments through the licensing contribution of technology in a Person that is or will be as a result of such Investment a Permitted Joint Venture, or Investments though the licensing, contribution or transactions that economically result in a contribution in kind of intellectual property pursuant to joint venture arrangements, in each case in the ordinary course of business;

(p)         Guarantees of Indebtedness to the extent such Guarantee is permitted under Section 6.03;

(q)         Investments made by such Restricted Party as consideration for a Disposition pursuant to Section 6.05(c), (j), (l) and (n);

(r)         Limited Recourse Stock Pledges; and

(s)         Investments not otherwise permitted in the Company or its Restricted Subsidiaries.

Notwithstanding the foregoing, no Investments shall be made in any member of Millennium Holdings Group other than Investments (x) outstanding on the Effective Date and set forth on Schedule 6.02(e), (y) pursuant to Section 6.02(i) or Section 6.06(d) for the purpose of paying final judgments or settlements or orders for the payment of money or for the purpose of paying costs and expenses associated with litigation and claims under related insurance policies and (z) in respect of environmental remediation capital expenditures or for the purpose of paying costs and expenses associated with litigation and claims under related insurance policies.

Section 6.03.  Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)            Indebtedness of any Loan Party under the Loan Documents or any Transaction Party under the 2007 Securitization Facility thereunder or, in either case, any refinancings thereof;

(b)            Indebtedness existing or outstanding on the Effective Date and any refinancing thereof permitted under the Senior Facility Credit Agreement;

(c)            Guarantees by such Restricted Party in respect of Indebtedness of the Company and any Restricted Subsidiary;

(d)            (i) Indebtedness of such Restricted Party owing to the Company or any Restricted Subsidiary to the extent such Indebtedness would be permitted under the Senior Facility Credit Agreement and (ii) non-ordinary course intercompany Indebtedness of such Restricted Party owing to any Restricted Party for so long as such Indebtedness is held by any Restricted Party, in each case subject to no Lien held by a Person other than any Restricted Party; provided that in the case of clause (ii) if as of any date any Person other than any Restricted Party owns or holds any such intercompany Indebtedness or holds a Lien in respect of such Indebtedness, it shall be deemed the incurrence of Indebtedness not permitted by this Section 6.03(d);

(e)            Indebtedness incurred in the ordinary course of business not to exceed the greater of (i) $200,000,000 in the aggregate and (ii) 0.8% of Consolidated Net Tangible Assets at the date of incurrence, in each case, at any one time outstanding and

(1)            representing Capitalized Leases or;

(2)            constituting Indebtedness incurred to finance the acquisition of, or cost of design, construction, installation, repair, addition to or improvement of, property or assets of a Restricted Party or a Receivables Restricted Party used in the ordinary course of business of such Restricted Party or Receivables Restricted party; provided, however, that such Indebtedness shall not exceed the cost of such property or assets or repair or improvement thereof and shall not be secured by any property or assets of such Restricted Party or Receivables Restricted Party other than the property and assets so acquired;

(f)            Swap Contracts that are incurred for the purpose of (i) fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness permitted under this Agreement or any receivable or liability the payment of which is determined by reference to a foreign currency; provided that the notional principal amount of any such Swap Contract does not exceed the principal amount of the Indebtedness to which such Swap Contract relates or (ii) managing fluctuations in the price or cost of raw materials, emission rights, manufactured products or related commodities; provided that, in each case, such obligations are entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any of its Restricted Subsidiaries is exposed in the conduct of its business or the management of its liabilities;

(g)            Indebtedness under the Senior Second Lien Debt, any Permanent Financing (each as defined in the Senior Facility Agreement) and the Existing Notes, the Guarantees thereof and any refinancing thereof permitted under the Senior Facility Credit Agreement;

(h)            Indebtedness arising from agreements of such Borrower or a Subsidiary providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case, incurred in connection with the disposition or acquisition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by such Borrower and the Subsidiary in connection with such disposition except to the extent such Borrower or relevant Subsidiary has a liability in respect of such business, asset or Subsidiary before (and not created in contemplation of) such disposition;

(i)            Treasury Services Agreements entered into in the ordinary course of business;

(j)            [Reserved];

(k)            Indebtedness consisting of obligations of such Restricted Party under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and any acquisition, Investment, or Disposition expressly permitted hereunder;

(l)            Indebtedness of such Restricted Party, in an aggregate principal amount not to exceed the greater of (i) $750,000,000 and (ii) 3% of Consolidated Net Tangible Assets at the date of incurrence, in each case, at any time outstanding;

(m)            Indebtedness of such Restricted Party represented by letters of credit, bank guarantees, bankers acceptances and warehouse receipts for the account of such Restricted Party or Receivables Restricted Party or similar instruments, as the case may be, in order to provide security for workers compensation or environmental claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(n)            obligations in respect of, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by such Restricted Party or Receivables Restricted Party in the ordinary course of business;

(o)          (i) the incurrence by a Securitization Entity of Indebtedness in a Securitization Transaction permitted hereunder that is not recourse to the Company or any Subsidiary of the Company (except for Standard Securitization Undertakings) and (ii) the incurrence of indebtedness under any other Receivables Financings (as defined in the Senior Facility Credit Agreement);

(p)          Indebtedness of a Restricted Party to any of its Subsidiaries incurred in connection with the purchase of accounts receivable and related assets by such Restricted Party from any such Subsidiary which assets are subsequently conveyed by such Restricted Party to a Securitization Entity in a Securitization Transaction;

(q)          Guarantees by such Restricted Party of Indebtedness incurred by Permitted Joint Ventures or Unrestricted Subsidiaries not to exceed the greater of Article 39 $250,000,000 in the aggregate and Article 40 1% of Consolidated Net Tangible Assets at the date of incurrence, in each case, at any one time outstanding;

(r)          Indebtedness of a Person existing at the time that Person becomes a Restricted Party or assumed in connection with an acquisition by a Restricted Party or Indebtedness attaching to assets acquired in a Permitted Acquisition, and, in each case not incurred in connection with or in anticipation of such acquisition; provided that the holders of any such Indebtedness do not, at any time, have direct or indirect recourse to any property or assets of such Restricted Party other than the property or assets of such acquired Person and its Subsidiaries; provided, further, that on the date of such acquisition and after giving pro forma effect thereto, either (i) the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to Section 7.03(r) of the Senior Facility Credit Agreement or (ii) the Consolidated Fixed Charge Coverage Ratio (as defined in the Senior Facility Credit Agreement) would be greater than or equal to the Consolidated Fixed Charge Coverage Ratio (as defined in the Senior Facility Credit Agreement) immediately prior to giving pro forma effect to such acquisition in each case, together with any Permitted Refinancing thereof;

(s)          (i) other Indebtedness of the Company or any Guarantor which may be secured by a Lien to the extent permitted under Section 7.01 of the Senior Facility Credit Agreement; provided that, (x) both immediately prior to and after giving effect thereto on a pro forma basis, no Default as defined in the Senior Facility Credit Agreement shall exist or result therefrom and (y) the Consolidated Fixed Charge Coverage Ratio (as defined in the Senior Facility Credit Agreement) of the Company and its Restricted Subsidiaries (calculated on a pro forma basis after giving effect to the incurrence of such Indebtedness) for the most recently ended four (4) fiscal quarters for which financial statements are available immediately preceding the date on which such Indebtedness is incurred would have been at least 2.00 to 1.00 and (ii) any Permitted Refinancings thereof;

(t)          Indebtedness of a Person existing at the time that Person becomes a Restricted Party or assumed in connection with an acquisition by a Restricted Party or Indebtedness attaching to assets acquired in an acquisition, and, in each case not incurred in connection with or in anticipation of such acquisitions; provided that the holders of any such Indebtedness do not, at any time, have direct or indirect recourse to any property or assets of such Restricted Party other than the property or assets of such acquired Person and its Subsidiaries;

(u)          Indebtedness of such Restricted Party (each a JV Investor) the purpose of which is to finance a Permitted Joint Venture or an investment therein; provided that at all times (a) the creditors under the relevant facility have no direct or indirect recourse to any Restricted Party other than such JV Investor and (b) the only direct or indirect recourse those creditors have to such JV Investor is limited to the proceeds (if any) of dividends received by such JV Investor in respect of such JV Investors investment in that Permitted Joint Venture;

(v)          Indebtedness consisting of take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(w)          Indebtedness arising form the honoring by a bank or other financial institution of a check or draft or similar instrument drawn against insufficient funds, overdrafts and money market lines in the ordinary course of business..

Section 6.04.  Fundamental Changes.  Merge and amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than as part of the Transaction), except that:

(a)          any Restricted Party (other than a Loan Party) may merge and amalgamate with any Restricted Party;

(b)          any Disposition permitted under Section 6.05;

(c)          any Restricted Subsidiary (other than a Loan Party) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Borrower or to another Restricted Subsidiary of a Borrower; and

(d)          so long as no Default exists or would result therefrom, such Restricted Party may merge, consolidate or amalgamate with any other Person; provided that (i) such Restricted Party shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not such Borrower (any such Person, the Successor Borrower), (A) the Successor Borrower shall be an entity in the same corporate form organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) after giving effect to such transaction and the use of any proceeds therefrom, the Company would have the ability to incur (i) an additional $1.00 of Indebtedness under Section 7.03(r) of the Senior Facility Credit Agreement or (ii) the Consolidated Fixed Charge Coverage Ratio under (and as defined in) the Senior Facility Credit Agreement at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four (4)-quarter period will be equal to or greater than it was immediately before such transaction; and (D) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer and an opinion of counsel, each stating that such merger, amalgamation or consolidation and such supplement to this Agreement or any Loan Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower, will succeed to, and be substituted for, the Borrower under this Agreement; provided, further that, unless such person is a Borrower, neither Millennium Chemicals Inc. nor Millennium Holdings LLC nor any of their respective Subsidiaries as of the Effective Date may be merged with or into any Restricted Party.

Section 6.05.  Dispositions.  Make any Disposition or enter into any agreement to make any Disposition (other than as part of or in connection with the transactions contemplated by the Loan Documents), except:

(a)            Dispositions of obsolete, redundant, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of any Restricted Party;

(b)            Dispositions of inventory in the ordinary course of business;

(c)            Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)            Dispositions to the Company or any Restricted Subsidiary to the extent such Dispositions would be permitted under the Senior Facility Credit Agreement;

(e)            Dispositions permitted by Sections 6.04 and 6.07 and Liens permitted by Section 6.01;

(f)            Dispositions of property other than Collateral pursuant to sale-leaseback transactions; provided that the fair market value of all property so Disposed of after the Effective Date shall not exceed $250,000,000;

(g)            Dispositions of cash and Cash Equivalents;

(h)            leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(i)            transfers of property as a result of Casualty Events;

(j)            Dispositions of property not otherwise permitted under this Section, the proceeds (net of costs associated with such Disposition) of which do not to exceed $1,000,000,000 in any transaction or series of related transactions in the aggregate; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, and (ii) with respect to any Disposition pursuant to this clause for a purchase price in excess of $50,000,000, the Restricted Parties shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received); provided for the purposes of this clause (ii) any liabilities (as shown on the Companys most recent balance sheet or in the footnotes thereto) of such Restricted Party, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which each Restricted Party shall have been validly released by all applicable creditors in writing shall be deemed to be cash; and (iii) the Net Proceeds shall be used to prepay Loans to the extent required by Section 2.08(b);

(k)          Dispositions listed in Schedule 6.05(k) hereto;

(l)            Dispositions of accounts receivable in connection with Securitization Transactions or Dispositions of Excluded Receivables permitted by Section 6.15;

(m)            any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Company and its Subsidiaries, taken as a whole, as determined in good faith by the management of the Company; and

(n)            Dispositions pursuant to buy-sell arrangements or similar agreements between Lyondell China Holdings Limited of Ningbo ZRCC and Lyondell Chemical Company Ltd.

provided that any Disposition of any property pursuant to this Section 6.05 (except pursuant to Section 6.05(e) and Section 6.05(i) and (i) and except for Dispositions (x) of Collateral from a Borrower to a Borrower and (y) of other property from a Loan Party or Transaction Party under the 2007 Securitization Facility to any other Loan Party or Transaction Party under the 2007 Securitization Facility) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 6.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 6.06. Restricted Payments; Use of Proceeds.  Declare or make, directly or indirectly, any Restricted Payment, except:

(a)            such Restricted Party may make Restricted Payments to the Company and Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly Owned Restricted Party, to the Company and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)            such Restricted Party may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 6.03) of such Person;

(c)            the payment of any dividend or consummation of any irrevocable redemption within sixty (60) days after the date of declaration of such dividend or the giving of a redemption notice if the dividend or redemption would have been permitted on the date of declaration or giving of notice;

(d)            any Restricted Payments, either (i) solely in exchange for shares of Qualified Equity Interests of the Company or (ii) if no Default or Event of Default under and as defined in the Senior Facility Credit Agreement shall have occurred and be continuing, through the application of net cash proceeds of a substantially concurrent equity offering (other than to a subsidiary of the Company) or capital contribution received by the Company;

(e)            to the extent constituting Restricted Payments, a Restricted Party may enter into and consummate the Acquisition transactions expressly permitted by any provision of Section 6.04;

(f)            cash repurchases of Equity Interests in such Restricted Party deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g)            beginning on August 1, 2010, so long as no Default or Event of Default under and as defined in the Senior Facility Credit Agreement shall have occurred and be continuing or would be caused thereby, repurchases by such Restricted Party of, or declarations and payments of dividends to a direct or indirect parent of such Restricted Party to permit repurchases by such direct or indirect parent of, Equity Interests of the Company or a Restricted Subsidiary or such parent from employees, former employees, directors or former directors of the Company or a Restricted Subsidiary or any of its Subsidiaries (or permitted transferees of such Persons) or their authorized representatives upon the death, disability or termination of employment of such employees or directors, in an aggregate amount for all periods not to exceed 2.0% of the capital stock of the Company from time to time at fair market value at the date of such repurchase;

(h)            Restricted Payments to any direct or indirect parent company of the Company for legal, audit, tax and other expenses directly relating to the administration of that parent company (or any of its parent companies) including customary compensation payable to that Persons directors and employees, not to exceed 1,500,000 or the equivalent dollar amount in any fiscal year;

(i)            cash payments in lieu of issuing fractional shares pursuant to the exercise or conversion of any exercisable or convertible securities;

(j)            payments or distributions to dissenting shareholders pursuant to applicable Law in connection with or in contemplation of, any acquisition, merger, amalgamation, consolidation or transfer of assets that complies with Section 4.04;

(k)            payments of dividends on Disqualified Equity Interests issued in accordance with Section 6.03;

(l)            directors fees (including non-executive directors of such Borrower) or if the Borrower is a partnership, directors fees of the general partner of the Borrower, in an amount not to exceed $1,500,000 per year;

(m)            so long as no Default or Event of Default under and as defined in the Senior Facility Credit Agreement shall have occurred and be continuing or would be caused thereby, Restricted Payments in respect of sums payable (including payment of fees) pursuant to the Management Agreement in an aggregate amount not to exceed (x) in respect of any fiscal year in which Consolidated EBITDA is less than $6,000,000,000 or (y) $30,000,000.00 in respect of any fiscal year in which Consolidated EBITDA exceeds $6,000,000,000;

(n)            so long as no Default or Event of Default under and as defined in the Senior Facility Credit Agreement shall have occurred and be continuing or would be caused thereby, (i) Restricted Payments by any Restricted Party in an amount not to exceed (x) prior to Listing $50,000,000 per annum and $200,000,000 in the aggregate, plus (y) at any time, if, the Applicable Amount Availability Condition under and as defined in the Senior Facility Credit Agreement shall be met,  other Restricted Payments in an aggregate amount pursuant to this clause (n) not to exceed the portion, if any, of the Applicable Amount under and as defined in the Senior Facility Credit Agreement on the date of such election that the Borrowers Agent elects to apply pursuant to this clause (n), such election to be specified in a written notice of a Principal Financial Officer calculating in reasonable detail the amount of Applicable Amount immediately prior to such election and the amount thereof elected to be so applied, and (ii) following Listing, the payment of dividends on the listed common stock at a rate not to exceed 6% per annum of the net cash proceeds received by the Company in connection with such Listing or any subsequent Listing; provided that if such Listing was of the share capital of a Holding Company of the Company, the net proceeds of any such dividend are used to fund a corresponding dividend in equal or greater amount on the share capital of such Holding Company;

(o)            distributions by any Restricted Party or any joint venture of chemicals to a holder of Equity Interests of such Restricted Party or joint venture if such distributions are made pursuant to a provision in a joint venture agreement or other arrangement entered into in connection with the establishment of such joint venture or Restricted Party that requires such holder to pay a price for such chemicals equal to that which would be paid in a comparable transaction negotiated on an arms-length basis (or pursuant to a provision that imposes a substantially equivalent requirement); and

(p)            payments in the amounts and on the conditions described in the Tax Sharing Agreement (as defined in the Senior Facility Credit Agreement).

The proceeds of the Loans shall be used for general corporate purposes.  If the RP Trigger is in effect, no proceeds of any Loan shall be used to make Dividend Payments.

Section 6.07.  Change in Nature of Business.  Engage in any material line of business substantially different from a Permitted Business.

Section 6.08.  Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of such Restricted Party, whether or not in the ordinary course of business, other than:

(a)          reasonable fees and compensation paid to and employee benefit arrangements, customary insurance and indemnity provided on behalf of, officers, directors, managers, employees or consultants of such Restricted Party as determined in good faith by the board of directors or senior management of the Company or such Restricted Party;

(b)          transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries in each case, provided such transactions are not otherwise prohibited hereby;

(c)          any agreement as in effect as of the Effective Date set forth on Schedule 6.08(c) or any amendment or renewal thereto or any transaction contemplated thereby or in any replacement agreement thereto so long as any such amendment or renewal or replacement agreement is not more disadvantageous to the Lenders (as determined by the board of directors of the Company in their reasonable and good faith judgment) in any material respect than the original agreement;

(d)          Investments of the type described in clauses(b),(c),(h),(i) and (m) of Section 6.02 and Restricted Payments made in compliance with Section 6.06;

(e)          transactions between any of the Borrowers, the Transaction Parties under the 2007 Securitization Facility and any of their respective Subsidiaries in connection with a the transactions contemplated by the 2007 RPA, the 2007 RSA or this Agreement;

(f)          transactions with customers, clients, suppliers, distributors or other purchases or sales of goods or services, in each case in the ordinary course of business;

(g)          transactions with Permitted Joint Ventures entered into in the ordinary course of business and in a manner consistent with past practice;

(h)          the issuance or sale of any Qualified Equity Interests of such Borrower or capital contributions received by such Borrower;

(i)          transactions entered into between or among such Restricted Party and any joint venture, or other Affiliate that would otherwise be subject to this covenant solely because a Restricted Party owns any Equity Interests of or otherwise controls such person, or other Affiliate engaged in a Permitted Business that is under common control with such Restricted Party, on terms that are no less favorable as might reasonably have been obtained at such time from an unaffiliated party or, if no such comparable transaction is available, on terms that are fair from a financial point of view to such Restricted Party;

(j)          transactions entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated into a Restricted Party (provided such transaction is not entered into in contemplation of such event);

(k)          dividends and distributions to the Company and its Restricted Subsidiaries by any Unrestricted Subsidiary of the Company or joint venture; and

(l)          transactions (x) involving aggregate payments of consideration equal to or less than $10,000,000 or (y) on terms that are no less favorable to the relevant Restricted Party than those terms that might reasonably have been obtained in a comparable transaction at such time on an arms-length basis by such Restricted Party and an unrelated Person or, if no such comparable transaction with a Person who is not an Affiliate is available on terms that are fair from a financial point of view to such Restricted Party as certified by an independent financial advisor; provided that (x) the board of directors of each of such Restricted Party or the parent of such Restricted Party must approve each transaction with an Affiliate to which they are a party that involves aggregate payments or other property with a fair market value in excess of $25,000,000, such approval to be evidenced by a board resolution that states that the board of directors has determined that the transaction complies with the foregoing provisions and (y) if any Restricted Party enters into a transaction with an Affiliate that involves payments or other property with an aggregate fair market value of more than $100,000,000, then prior to the consummation of such transaction, the parties to such transaction must obtain a favorable opinion as to the fairness of such transaction or series of related transactions to such Restricted Party from a financial point of view, from an independent financial advisor and deliver the same to the Administrative Agent.

Section 6.09.  Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of  any Restricted Party to make Restricted Payments to any Borrower; provided that the foregoing clause shall not apply to Contractual Obligations which:

(i)            (x) exist on the Effective Date and (to the extent not otherwise permitted by this Section) are listed on Schedule 6.09 and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation,

(ii)            are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary and as amended or modified; provided, however, that any such amendment or modification is no less favorable to such Borrower in any material respect as determined by the board of directors of such Borrower in their reasonable and good faith judgment than the provisions prior to such amendment or modification; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.04,

(iii)            represent Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 6.03,

(iv)            arise in connection with any Disposition permitted by Section 6.04 or Section 6.05 and relate solely to the assets or Person subject to such Disposition,

(v)            are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.02 and applicable solely to such joint venture entered into in the ordinary course of business,

(vi)            are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, and excluding in any event any Indebtedness constituting Junior Financing,

(vii)            are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(viii)            comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 6.03(e) to the extent that such restrictions apply only to the property or assets securing such Indebtedness,

(ix)            are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Restricted Party,

(x)              are customary provisions restricting assignment of any agreement entered into in the ordinary course of business,

(xi)             comprise restrictions imposed by the Senior Facility Credit Agreement and related documentation, the Senior Second Lien Debt Documentation or under any Asset Backed Credit Facilities or Securitization Transactions (each as defined in the Senior Facility Credit Agreement);

(xii)            are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and

(xiii)            customary restrictions in construction loans, purchase money obligations, Capitalized Leases, security agreements or mortgages securing Indebtedness of such Restricted Party to the extent such restrictions restrict the transfer of the property subject to such Capitalized Leases, security agreements or mortgages.

Section 6.10.  Anti-Money Laundering.  Each Restricted Party will use commercially reasonable efforts to ensure that no funds used to pay the obligations under the Loan Documents are derived from any unlawful activity.

Section 6.11.  Capital Expenditures.

Limitation on Capital Expenditures.  Permit the aggregate amount of Capital Expenditures (other than Excluded Capital Expenditures) made in any fiscal year by the Company  and its Restricted Subsidiaries to exceed the amount set forth opposite such fiscal year below (each such amount, a Scheduled Capital Expenditure Amount):

Year	Amount (in millions)

January 1, 2008 - December 31, 2008	$1,250

January 1, 2009 and each fiscal year thereafter	$1,000

provided, however, that

(i)            so long as no Default has occurred and is continuing or would result from such expenditure, an amount equal to 50% of any portion of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the following fiscal year (each such amount, a Carry-Forward Amount); provided that if any such amount is so carried over, it will be deemed used in the fiscal year after the amount set forth opposite such fiscal year above; and

(ii)            so long as no Default has occurred and is continuing or would result from such expenditure, if Capital Expenditures (other than Excluded Capital Expenditures) made during any fiscal year exceed the amount set forth opposite such fiscal year above, if any, an amount up to 50% of the Scheduled Capital Expenditures Amount for the next succeeding fiscal year (each such amount, a carry-back amount) may be carried back to such prior fiscal year and utilized to make Capital Expenditures in such prior fiscal year (it being understood and agreed that (A) no carry-back amount may be carried back beyond the fiscal year immediately prior to the fiscal year of such Scheduled Capital Expenditure Amount and (B) the portion of the carry-back amount actually utilized in any fiscal year shall be deducted from the Scheduled Capital Expenditure Amount in the fiscal year from which it was carried back); provided further that if the Applicable Amount Availability Condition (as defined in the Senior Facility Credit Agreement) shall be met, the Restricted Parties shall be permitted to make Capital Expenditures in an aggregate amount pursuant to Section 7.11(c) of the Senior Facility Credit Agreement not to exceed the portion, if any, of the Applicable Amount (as defined in the Senior Facility Credit Agreement) on the date of such election that the Restricted Parties elect to apply such clause.

Section 6.12.  Accounting Changes.  Make any change in its fiscal year; provided, however, that such Borrower may, upon written notice to the Administrative Agent, change its or any of its Subsidiaries fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent , in which case the Borrower and the Administrative Agent shall, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are reasonably necessary to reflect such change in fiscal year.

Section 6.13.  Prepayments, Etc. of Indebtedness.

(a)          Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any contractually subordinated Indebtedness or any Indebtedness other than the Indebtedness issued pursuant to the terms of the Junior Financings or make any payment in violation of any subordination terms of any documentation related thereto, except (i) the refinancing thereof with the net proceeds of any Indebtedness, (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Company or any of its direct or indirect parents, (iii) the prepayment of Indebtedness under the 2015 Notes and (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity as authorized by and in accordance with Section 7.13(a)(iv) of the Senior Facility Credit Agreement.

(b)          Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent (which consent shall not be unreasonably withheld).

Section 6.14. Fixed Charge Coverage Ratio.  If with respect to any period of four consecutive fiscal quarters ending on or after March 31, 2008, the Fixed Charge Coverage Ratio calculated as of the end of such four-quarter period is less than 1.10 to 1:00 (an FCC Period), permit to exist a period of five (5) consecutive Business Days during the fiscal quarter immediately following such FCC Period during which Total Excess Availability on each such Business Day is less than $200,000,000 unless on each Business Day during such five (5) Business Day period both (x) Total Collateral Availability is greater than or equal to $275,000,000 and (y) Total Excess Availability is greater than or equal to $150,000,000.

Section 6.15.  Securitization Transactions. Enter into a Securitization  Transaction  other than the 2005 Securitization Facility, the 2007 Securitization Facility, or any other Securitization Facility which is a substantially similar replacement securitization facility therefor; provided that a Restricted Party may sell to (i) a Subsidiary which is a special purpose entity formed solely to facilitate a sale to a third party or (ii) any other Person which is not a Restricted Party accounts receivable which are elected to be excluded from any such Securitization Facility pursuant to the terms thereof and subject to the limitations imposed thereby (as in effect on the Effective Date with respect to the 2005 Securitization Facility and the 2007 Securitization Facility) (Excluded Receivables), whether or not such sales constitute a Securitization Transaction (Excluded Obligor Sales); provided further that each Excluded Obligor Sale shall be made without recourse except to the extent that a Restricted Party may be liable for the representations, warranties and covenants made in connection with such Excluded Obligor Sale.

ARTICLE 7.
Events of Default

Section 7.01.  Events of Default. Any of the following shall constitute an event of default (Events of Default):

(a)          Non-Payment.  Any Loan Party fails to pay Article 41 when and as required to be paid herein, any amount of principal of any Loan, or Article 42 within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)          Specific Covenants.  Article 43 Any Borrower fails to perform or observe any term, covenant or agreement contained in Section 5.01(d)(i), Section 5.02, Section 5.12 or Article 6; or

(c)          Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 7.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days, or solely with respect to a failure to comply with Section 5.01(a), (b) or (c) ten (10) Business Days, after notice thereof by the Administrative Agent to the Borrowers Agent; or

(d)          Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith  (or any certification by a Principal Financial Officer or the Borrowers Agent expressly contemplated by this Agreement) shall be incorrect or misleading in any material respect when made or deemed made; or

(e)          Cross-Default.  Any Loan Party or any Restricted Subsidiary Article 44 fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or Article 45 fails to observe or perform any other agreement or condition relating to any such Indebtedness of not less than the Threshold Amount (any such Indebtedness, Threshold Indebtedness), or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its Stated Maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness; or a Receivables Termination Notice shall have been delivered under (and as defined in) the Intercreditor Agreement; or

(f)          Insolvency Proceedings, Etc.  Any of the Company, any Loan Party or any Material Subsidiary to the fullest extent permitted under applicable mandatory provisions of law institutes or consents to the institution of any proceeding under any Debtor Relief Law or files for the opening of insolvency proceedings or a third person files for the opening of insolvency proceedings, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee (not being a custodian), custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property under any applicable Debtor Relief Laws; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)          Inability to Pay Debts; Attachment.  Article 46 Any of the Company, any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or Article 47 any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties and the Restricted Subsidiaries taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)          Judgments.  There is entered against any Loan Party or any Restricted Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgments or orders and has not denied  coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)          Invalidity of Loan Documents.  Any material portion of any material Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the payment Obligations and termination of the Total Commitments), or purports in writing to revoke or rescind any Loan Document; or it becomes unlawful for any Loan Party to perform any of its Obligations under the Loan Documents; or

(j)          Change of Control.  There occurs or shall exist any Change of Control; or

(k)          Collateral Documents.  Any Collateral Document or the Intercreditor Agreement after delivery thereof shall for any reason (other than pursuant to the terms hereof or thereof or solely as a result of acts or omissions of the Administrative Agent or any Lender) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents and the Intercreditor Agreement on and security interest in any material portion of the Collateral, subject to Liens permitted under Section 6.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to Article 48 maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or Article 49 file Uniform Commercial Code continuation statements; or

(l)          ERISA.  An ERISA Event occurs which, together with all other ERISA Events that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(m)          [Reserved]

(n)          Event of Termination under 2007 Securitization Facility. An Event of Termination shall exist under (and as defined in) the 2007 Securitization Facility;

(o)          Total Excess Availability.  Total Excess Availability shall for a period of two (2) consecutive Business Days be less than 100,000,000;

then, and in any such event (other than an event with respect to a Loan Party described in paragraph (f) above, and at any time thereafter during the continuance of such event, the Administrative Agent may, or at the written direction of the Required Lenders shall, by written or telecopied notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) demand cash collateral as provided in Section 2.06(k) and (iii) declare the Loans then outstanding to be forthwith due and payable, whereupon the principal of the Loans so declared due and payable, together with accrued interest and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder, shall become forthwith due and payable both as to principal and interest, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein to the contrary notwithstanding; provided, however, that, in the event of a default with respect to a Loan Party described in paragraph (f) above, the Commitments shall automatically terminate, the deposit of cash collateral as provided in Section 2.06(k) shall automatically be required and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein to the contrary notwithstanding.

Notwithstanding the foregoing, Events of Default under Section 7.01(e), and Section 7.01(h) shall not apply with respect to Millennium Holdings LLC or any Person that is a Subsidiary of Millennium Holdings LLC as of the Effective Date (collectively, the Millennium Holdings Group), so long as none of the foregoing is a Borrower hereunder, if, at the time of determination, (x) the event that would otherwise give rise to such an Event of Default is excluded from the corresponding provisions in all other Threshold Indebtedness or would otherwise not give rise to an event of default thereunder in accordance with the terms of such Threshold Indebtedness and (y) the Millennium Holdings Group, taken as a whole, is not a Material Subsidiary of the Company.

ARTICLE 8
Administrative Agent

Each of the Lenders and Fronting Banks irrevocably authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms thereof together with such powers as are reasonably incidental thereto.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents selected and appointed by such Administrative Agent.  Each of the Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through Affiliates or its or its Affiliates employees.  The exculpatory provisions of the following paragraphs shall apply to any such sub-agent, to the Affiliates of the Administrative Agent and any such sub-agent and to the directors, officers and employees of the Administrative Agent, any such sub-agent and their respective Affiliates.

The Administrative Agent is hereby expressly authorized and directed by the Lenders to the extent provided in this Agreement, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders under the Loan Documents, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrowers of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrowers pursuant to the Loan Documents as received by the Administrative Agent.

Neither the Administrative Agent nor any of their directors, officers, employees or agents shall be liable as such for any action taken or omitted to be taken by it or them under the Loan Documents or in connection therewith (a) at the request or with the approval of the Required Lenders (or, if otherwise specifically required hereunder, the consent of all the Lenders) or (b) in the absence of its or their own bad faith, gross negligence or willful misconduct.  Each Lender acknowledges that it has decided to enter into this Agreement and to extend the Loans hereunder based on its own analysis of the creditworthiness of the Borrowers and agrees that the Administrative Agent shall bear no responsibility for such creditworthiness.

The Administrative Agent shall not be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of the Loan Documents or any other agreements or certificates, requests, financial statements, notices or opinions of counsel or for any recitals, statements, warranties or representations contained in the Loan Documents or in any such instrument or be under any obligation to ascertain or inquire as to the performance or observance of any of the terms, provisions, covenants, conditions, agreements or obligations of the Loan Documents or any other agreements on the part of any Loan Party and, without limiting the generality of the foregoing, the Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to accept any certificate furnished pursuant to any Loan Document as conclusive evidence of the facts stated therein and shall be entitled to rely on any note, notice, consent, certificate, affidavit, letter, telegram, teletype or telecopy message, statement, order or other document which it reasonably believes to be genuine and correct and to have been signed or sent by the proper Person or Persons.  It is understood and agreed that the Administrative Agent may exercise its rights and powers under other agreements and instruments to which it is or may be a party and engage in other transactions with Lyondell or any Subsidiary or other Affiliate as though it were not the agent of the Lenders hereunder.

The Administrative Agent may consult with legal counsel selected by it in connection with matters arising under the Loan Documents and any action taken or suffered in good faith by it in accordance with the opinion of such counsel shall be full justification and protection to it.  The Administrative Agent may exercise any of its powers and rights and perform any duty under the Loan Documents through agents or attorneys.

The Lenders shall ratably, in accordance with their Credit Exposures at the time of demand for indemnification hereunder, indemnify the Administrative Agent, in its capacity as agent on behalf of the Lenders (to the extent not reimbursed by the Borrowers pursuant to the terms hereof and without limiting the obligations of the Borrowers to do so) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as results from such Administrative Agents gross negligence or willful misconduct) that such Administrative Agent may suffer or incur in connection with this Agreement or any action taken or omitted by it under the Loan Documents.

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders, the Fronting Banks and the Borrowers.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent with the consent of the Borrowers, such consent not to be unreasonably withheld.  If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank having an office (or an Affiliate with an office) in New York, New York, with a combined capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any Administrative Agents resignation hereunder, the provisions of this Article shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

The Lenders hereby acknowledge that the Administrative Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders or, where required, all the Lenders.

No Agent other than the Administrative Agent shall have any responsibility, obligation or liability whatsoever under the Loan Documents in such capacity (other than as set forth in Section 10.14).

ARTICLE 9
The Obligors

Section 9.01.  Appointment and Authorization of Borrowers Agent.  Each of the Borrowers irrevocably appoints and authorizes the Borrowers Agent, as agent on its behalf, to exercise in its discretion all of the rights and powers of the Borrowers or any of them under the Loan Documents.  Each of the Borrowers irrevocably agrees that the Agents and the Lenders may conclusively rely on the authority of the Borrowers Agent in the exercise of such rights and powers.

Section 9.02.  Joint and Several Obligations.  The obligations of the Borrowers under the Loan Documents shall be joint and several.  The Agents and the Lenders may enforce against any one or more Borrowers the obligations of the Borrowers to make the payments due under the Loan Documents, and each Borrower shall be responsible to the Agents and the Lenders for the full amount of such payments due.  The obligations of each of the Borrowers under the Loan Documents shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)            any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any other Loan Party under any Loan Documents, by operation of law or otherwise;

(ii)            any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any other Loan Party under any Loan Documents;

(iii)            any change in the existence, structure or ownership of any other Loan Party;

(iv)            any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other Loan Party or its assets or any resulting release or discharge of any obligation of any other Loan Party under any Loan Documents;

(v)            any invalidity or unenforceability relating to or against any other Loan Party for any reason of any Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other Loan Party of the principal of or interest on any Note or any other amount payable by any other Loan Party under any Loan Documents; or

(vi)            any other act or omission to act or delay of any kind by any other Loan Party or any other corporation or Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Borrowers obligations hereunder.

Section 9.03.  Contribution; Subordination.  Each Borrower (a Contributing Borrower) agrees that when a payment shall be made by any other Borrower under the Loan Documents upon enforcement thereof (such other Borrower, the Claiming Borrower), the Contributing Borrower shall indemnify the Claiming Borrower in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net worth of the Contributing Borrower on December 31, 2006 (or, with respect to any Borrower becoming a party hereto pursuant to Section 9.04, the date such Contributing Borrower became a Borrower) and the denominator shall be the aggregate net worth of all Borrowers on December 31, 2006 (or, in the case of any Borrower becoming a party hereto pursuant to Section 9.04, the date such Borrower became a Borrower).  All rights of the Borrowers under this Section and any other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of all amounts payable by the Borrowers pursuant to the Loan Documents.

Section 9.04.  Limitation on Obligations of  Borrowers.  The obligations of each Borrower  under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of applicable law.

ARTICLE 10
Miscellaneous

Section 10.01.  Notices.  Except as specifically provided elsewhere herein, notices and other communications provided for herein shall be in writing and shall be delivered or mailed (or, if by telecopy or electronic communication equipment of the sending party, delivered by such equipment) addressed:

(a)          If to any or all of the Borrowers, in all cases to the Borrowers Agent at:

Lyondell Chemicals Company
1221 McKinney Street, Suite 700
Houston, Texas 77010
Telecopy:  713-652-4598
Attention of Treasury Department

(b)          If to the Administrative Agent, in all cases to:

Citibank, N.A.
388 Greenwich Street
20th Floor
New York, New York  10013
Telecopy:  212-816-2613
Attention of David Jaffe

(c)          If to any Lender, in all cases to it at its address as set forth in its Administrative Questionnaire or as it shall subsequently specify in writing to the Borrowers and the Administrative Agent.

(d)          If to the Swingline Lender or Fronting Bank, to it at:

Citibank, N.A.
388 Greenwich Street
20th Floor
New York, New York  10013
Telecopy:  212-816-2613
Attention of David Jaffe

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement (other than telephonic notices permitted hereunder) shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or electronic communication equipment of the sender, or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or Lyondell may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 10.02.  No Waivers; Amendments.  (a) No failure or delay of any Fronting Bank, any Agent or any Lender in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agents, the Fronting Banks and the Lenders under the Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.  Except as may be otherwise expressly provided herein, no waiver of any provision of this Agreement nor any consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (unless otherwise specified herein), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Fronting Bank may have had notice or knowledge of such Default at the time.

(b)          Neither this Agreement nor any Exhibit or Schedule hereto may be amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers Agent on behalf of the Borrowers and by the Required Lenders; provided, however, that no such agreement shall (i) increase the Commitment of any Lender, or subject any Lender to any additional obligation, without the prior written consent of such Lender, (ii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any Fee payable hereunder, or reduce the amount of, waive or excuse any such payment, or reduce the Applicable Margin, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iii) amend or modify or otherwise affect the rights or duties of any Agent, any Fronting Bank or the Swingline Lender without its prior written consent, (iv) amend or modify the definition of Required Lenders, or otherwise change the percentage of Commitments or Credit Exposures, or the number of Lenders, which shall be required for the Lenders or any of them to take action hereunder, or increase the amount of the Total Commitment, or amend or modify Section 2.17, this Section 10.02 or Section 10.07, in each case without the prior written consent of each Lender or (v) amend or modify the definitions of Available Inventory, Collateral Availability, Eligible Inventory, Excess Availability, Ineligible Inventory, SF Excess Availability, Total Collateral Availability or Total Excess Availability, or amend, or waive a Default arising under, Section 7.01(n), in each case without the prior written consent of Lenders having aggregate Credit Exposures representing at least 662/3% of the sum of all Credit Exposures at such time; provided that any increase in any percentage set forth in the definition of Available Inventory, or any amendment of the definition of Available Inventory that would have the effect of so increasing any such percentage, shall require the prior written consent of each Lender.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Defaulting Lender may not be increased or decreased without the consent of such Defaulting Lender (it being understood that a waiver of any condition precedent set forth in Article IV or waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitments).

(c)          Any provision of the Collateral Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Loan Party thereto whose consent to such amendment or waiver is required by the terms of such Collateral Document and by and the Administrative Agent with the consent of the Required Lenders; provided that no such amendment or waiver shall, unless signed by all the Lenders, effect or permit a release of, or the consensual subordination of the Liens of the Collateral Documents on, all or substantially all of the Collateral or release any Loan Party from its obligations under the Loan Documents.  Notwithstanding the foregoing, Collateral (but not the proceeds thereof) shall be released from the Lien of the Collateral Documents, and a Loan Party (other than Lyondell) shall be released from such obligations, from time to time as necessary to effect any sale of assets, including the sale of a Subsidiary Loan Party, permitted by the Loan Documents, and the Administrative Agent shall execute and deliver all release documents reasonably requested to evidence such release (without the requirement of consent from any Lender)

(d)          If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all affected Lenders, the consent of the Required Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a Non-Consenting Lender), then, so long as the Lender that is the same entity as the Administrative Agent is not a Non-Consenting Lender, at the Borrowers request, the Administrative Agent in its sole discretion (but shall have no obligation) or an Eligible Assignee with the Administrative Agent's consent (not to be unreasonably withheld) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agents request, sell and assign to the Lender that is the same entity as the Administrative Agent or to such Eligible Assignee, all of the Commitment and Loans of such Non-Consenting Lender for an amount equal to the outstanding principal amount of the Loans by the Non-Consenting Lender plus all accrued interest and fees with respect thereto through the date of sale less unamortized upfront fees, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance.

(e)          It is understood that the operation of Section 2.21 in accordance with its terms is not an amendment subject to this Section 10.02.

(f)          Notwithstanding the foregoing, any Loan Document may be amended by the Administrative Agent and the Borrowers to correct any typographical error or similar defect.

Section 10.03.  Payments.  Except as otherwise provided in this Agreement, all payments to be made by the Borrowers to the Lenders hereunder shall be made to the Administrative Agent in immediately available funds at Citibank, N.A., 388 Greenwich Street, New York, New York  10013, Attention: David Jaffe (Account Number 3685-2248, ABA 021000089 and Reference: LyondellBasell Industries) not later than 12:30 p.m., New York City time, on the date due.  Funds received after the applicable time shall be deemed to have been received by the Lenders on the following Business Day.

Unless otherwise provided herein, if any payment of principal, interest or any other amount payable by the Borrowers hereunder shall fall due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest, if any, in connection with such payment.

Upon receipt of any payment for the accounts of the Lenders hereunder, the Administrative Agent will promptly distribute to each Lender its share of such payment.

Section 10.04.  Governing Law; Submission to Jurisdiction.  (b) THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b)          To the extent it may effectively do so under applicable law, each Borrower (i) irrevocably submits to the nonexclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to any Loan Document or any other document contemplated thereby, and (ii) irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)          Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to in paragraph (b) above brought in any such court shall be conclusive and binding upon such Borrower and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which such Borrower is or may be subject) by a suit upon such judgment.

(d)          To the extent it may effectively do so under applicable law, each Borrower consents to process being served in any suit, action or proceeding of the nature referred to in paragraph (b) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of such Borrower set forth or referred to in Section 10.01.  To the extent it may effectively do so under applicable law, each Borrower agrees that such service (iii) shall be deemed in every respect effective service of process upon such Borrower in any such suit, action or proceeding and (iv) shall be taken and held to be valid personal service upon and personal delivery to such Borrower.

(e)          Nothing in this Section 10.04 shall affect the right of any Agent or Lender to serve process in any manner permitted by law, or limit any right that any Agent or Lender may have to bring proceedings against any Borrower in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

Section 10.05.  Expenses; Documentary Taxes; Indemnity.  i) The Borrowers shall pay (v) all reasonable out of pocket expenses incurred by the Administrative Agent, the Fronting Banks and their respective Affiliates, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell, special counsel for the Agents and any local counsel retained by them, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (vi) all reasonable out of pocket expenses incurred by the Fronting Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (vii) all reasonable out of pocket expenses incurred by the Administrative Agent, the Fronting Banks or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Fronting Banks or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout or restructuring in respect of such Loans or Letters of Credit. It is understood that reimbursement of the Administrative Agent in respect of matters covered by Section 5.14(b)(iii) of this Agreement is subject to the applicable limitations specified therein.

(b)          The Borrowers shall indemnify each Agent, each Fronting Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an Indemnitee) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or threatened claim, litigation, investigation or proceeding, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, relating to (viii) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations under the Loan Documents or the consummation of the transactions contemplated thereby, (ix) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by a Fronting Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (x) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Lyondell or any of its Subsidiaries, or any Environmental Liability related in any way to Lyondell or any of its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the generality of the foregoing, each Borrower hereby waives all rights for contribution or any other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or related to Environmental and Safety Laws that it might have by statute or otherwise against any Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or the Borrowers or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date).

(c)          The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Lenders or the Administrative Agent.  All amounts due under this Section 10.05 shall be payable on written demand therefor.

Section 10.06.  Survival of Agreements, Representations and Warranties, Etc.  All warranties, representations and covenants made by any Loan Party herein or in any certificate or other instrument delivered by any Loan Party or on its behalf in connection with the Loan Documents shall be considered to have been relied upon by the Lenders and shall survive the making of the Loans and issuance of any Letters of Credit herein contemplated regardless of any investigation made by the Lenders or the Agents or on their behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid.  The right of each Lender to receive payments pursuant to Sections 2.14, 2.16 and 2.19 shall survive the termination of this Agreement and the repayment of the Loans.

Section 10.07.  Successors and Assigns.  (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including any Affiliate of a Fronting Bank that issues any Letter of Credit).  No Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of all of the Lenders (in the case of Lyondell) or the Administrative Agent (in the case of any other Borrower).

(b)          Each Lender may assign all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment (if still in existence) and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment by a Lender to an Affiliate of such Lender, to another Lender or to a Related Fund of a Lender, the Borrowers and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lenders obligations in respect of its LC Exposure or Swingline Exposure, regardless of the identity of the assignee, each Fronting Bank and the Swingline Lender) must consent to such assignment in writing (which consent may not be unreasonably withheld or delayed), (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lenders rights and obligations under this Agreement as a Lender, (iii) after giving effect to any such assignment, (A) the aggregate amount of the Credit Exposure of the assigning Lender (together with its Related Funds and its Affiliates) shall be either (x) $0 or (y) $10,000,000 or more and (B) the aggregate amount of the Credit Exposure of the assignee Lender (together with its Related Funds and its Affiliates) shall be in the case of a Lender, $10,000,000 or more (or, in any case, any other smaller amount agreed upon by the Administrative Agent and the Borrowers); and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent for its acceptance and recording in the Register an Assignment and Acceptance, together with (except in the case of assignment to another Lender or an Affiliate or a Related Fund of a Lender) a processing and recordation fee of $3,500 (provided that only one such fee shall be required in the case of multiple assignments by a Lender on a single day to funds managed or advised by the same investment advisor if such funds are not Lenders hereunder); and provided, further, that any consent of the Borrowers otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing.  The Credit Exposures held by or assigned to or by any Person and its Related Funds shall be aggregated for purposes of determining compliance with the amount thresholds specified in this Section.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be (unless waived by the Administrative Agent) at least five (5) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto, and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and (B) the assignor thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the assignors rights and obligations under this Agreement, the assignor shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16 and 10.05 as well as to any interest and Unused Commitment Fee accrued for its account hereunder and not yet paid).

(c)          By executing and delivering an Assignment and Acceptance, the assignor and the assignee thereunder shall be deemed to confirm to and agree with each other and the Borrowers as follows: (v) such assignor warrants that it is the legal and beneficial owner of the interest being assigned free and clear of any adverse claim; (vi) except as set forth in clause (i) above, the assignor makes no other representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, or any other instrument or document furnished pursuant hereto or thereto, or the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their Obligations under this Agreement or any other instrument or document furnished pursuant hereto or thereto; (vii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (viii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements described in Section 5.01 or the most recent financial statements delivered pursuant to Section 5.01, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (ix) such assignee will independently and without reliance upon the assignor and based on such documents and information as it shall deem appropriate at the time continue to make its own credit decisions in taking or not taking action under this Agreement; (x) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents, as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (xi) such assignee agrees that it will, to the extent of the interest assigned to it, perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by the Lenders.

(d)          The Borrowers agree that each Lender may without notice to or the consent of the Borrowers, the Administrative Agent, any Fronting Bank or the Swingline Lender sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the same portion of the Revolving Loans owing to it) and the Borrowers agree that any purchaser of a participation in such Loans so acquired may exercise any and all rights of bankers lien, setoff, counterclaim or otherwise with respect to any and all moneys owing by the Borrowers to such purchaser as fully as if such purchaser were a Lender acquiring such Loans hereunder in the amount of such participation so long as the Borrower is notified of the participants participation hereunder and such participant complies with Section 10.08 as if it were a Lender prior to such exercise; provided, however, that (xii) such selling Lenders obligations under this Agreement shall remain unchanged, (xiii) such Lender shall remain solely responsible to the Borrowers for the performance of its obligations hereunder, (xiv) the participating lenders or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.19 to the same extent as if they were such Lender (but the amount claimed by any participating lender or other entity shall not exceed the amount that could have been claimed by the Lender from which it acquired its participation) and (xv) the Borrowers, the Agents, the Fronting Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lenders rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans and to approve, without the consent of or consultation with any participant, any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers with respect to Fees payable hereunder or an increase in the amount of principal of or a decrease in the rate at which interest is payable on the Loans, or an extension of the dates fixed for payments of principal of or interest on the Loans or payments of Fees).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the amounts of each participants participation (the Participant Register).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)          Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.07, disclose to the assignee or participant or proposed assignee or participant any information relating to Lyondell and its Subsidiaries furnished to the Lenders (including pursuant to Section 5.08) by or on behalf of Lyondell and its Subsidiaries, as applicable; provided that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to Lyondell and its any Subsidiary received from the Agents or Lenders.

(f)          The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitment (if any) of, and the principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof (the Register), and no such Assignment and Acceptance shall be effective until so recorded.  The entries in the Register shall be conclusive in the absence of manifest error and the Borrowers, the Agents, the Fronting Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.  Upon its receipt of an executed Assignment and Acceptance, together with any Note subject to such assignment, and the payment of any processing and registration fee, the Administrative Agent shall (xvi) accept such Assignment and Acceptance, (xvii) record the information contained therein in the Register and (xviii) give prompt notice thereof to the parties thereto.

(g)          Any Lender may at any time pledge all or any portion of its rights under the Loan Documents to secure obligations of such Lender, without the consent of any party, without notice to any party and without payment of fees, in accordance with applicable law, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge shall release any Lender from its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)          Notwithstanding anything to the contrary contained herein, any Lender (a Granting Bank) may grant to a special purpose funding vehicle (an SPC) of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrowers pursuant to Section 2.02, provided that (xix) nothing herein shall constitute a commitment to make any Loan by any SPC and (xx) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall be deemed to utilize the Commitments of all the Lenders to the same extent, and as if, such Loan were made by the Granting Bank.  Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Bank makes such payment.  In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States of America or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 10.07, any SPC may assign all or a portion of its interests in any Loans to its Granting Bank or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans; provided, however, that except in the case of an assignment to a Granting Bank or a financial institution that is either an affiliate of such SPC or another Lender, the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Borrowers must consent to such assignment in writing (which consent may not be unreasonably withheld). Each SPC shall execute an agreement whereby such SPC shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to the Borrowers and their Affiliates received from the Agents or Lenders.

Section 10.08.  Right of Setoff.  (d) Upon the occurrence and during the continuation of any Event of Default each Lender is hereby authorized, in addition to any other right or remedy that any Lender may have by operation of law or otherwise, at any time and from time to time, without notice to the Borrowers except to the extent required by applicable law (any such notice being expressly waived by the Borrowers to the maximum extent possible under applicable law), and subject to any requirements or limitations imposed by applicable law, to exercise its bankers lien or right of setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any of its Affiliates to or for the credit or the account of any Borrower against any and all the obligations of the Borrowers now or hereafter existing under any Loan Document, irrespective of whether or not such Lender or any of its Affiliates shall have made any demand under such Loan Agreement and although such obligations may be unmatured.

(b)          Each Lender agrees promptly to notify the Administrative Agent and the Borrowers after any such setoff and application; provided, however, that, to the extent permitted by applicable law, the failure to give any such notice shall not affect the validity of such setoff and application.

Section 10.09.  Severability.  In case any one or more of the provisions contained in the Loan Documents shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.10.  Cover Page, Table of Contents and Section Headings.  The cover page, Table of Contents and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

Section 10.11.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereon and hereon were upon the same instrument.  Delivery by telecopier, PDF or other electronic means of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.  This Agreement shall become effective when copies hereof which, when taken together, bear the signatures of each of the parties hereto shall have been received by the Administrative Agent.

Section 10.12.  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION

Section 10.13.  Entire Agreement.  This Agreement, the Collateral Documents, the agreements referred to in Section 2.07 and any promissory notes delivered pursuant hereto constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among the parties with respect to the subject matter hereof is superseded by the Loan Documents and such letter agreements, except to the extent expressly provided therein.  Nothing in the Loan Documents or such letter agreements or promissory notes, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto and Indemnitees referred to in Section 10.05(b) any rights, remedies, obligations or liabilities under or by reason of the Loan Documents or such letter agreements or promissory notes.

Section 10.14.  Confidentiality.  Each of the Agents, each Fronting Bank, the Lenders and the SPCs (as defined in Section 10.07(h)) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (e) to its and its Affiliates directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (f) to the extent required or requested by any regulatory authority, (g) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (h) to any other party to this Agreement, (i) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (j) subject to obtaining a written agreement containing provisions substantially the same as those of this Section from the intended recipient of such Information, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (including any assignee or any prospective assignee of an SPC of the type described in the last sentence of Section 10.07(h)), (k) with the consent of the Borrowers, (l) for purposes of Section 10.07(h) only, to any rating agency, (m) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Fronting Bank or any Agent or Lender on a nonconfidential basis from a source other than the Borrowers or (n) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to such contractual counterpartys professional advisor) so long as the recipient of such Information agrees to be bound by the provisions of this Section.  For the purposes of this Section, Information means all information received from the Borrowers relating to the Borrowers and their Affiliates or their respective businesses, other than any such information that is available to any Fronting Bank or any Agent or Lender on a nonconfidential basis prior to disclosure by the Borrowers.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding anything herein to the contrary, Information shall not include, and each party hereto may disclose without limitation of any kind, any information with respect to the tax treatment and tax structure (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

Section 10.15.  Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any bankers lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent.  The provision of this Section 10.15 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

LYONDELL CHEMICAL COMPANY HOUSTON REFINING LP EQUISTAR CHEMICALS, LP, as Borrowers

By:	/s/ Karen A. Twitchell
Name: Karen A. Twitchell
Title: Authorized Representative

[Credit Agreement]

BASELL USA INC., as Borrower

By:	/s/ Francesco Svelto
Name: Francesco Svelto
Title: Authorized Representative

[Credit Agreement]

CITIBANK, N.A., individually and as Administrative Agent, Collateral Agent and Fronting Bank

By:	/s/ Mathew Paquin
Name: Mathew Paquin
Title: Vice President

[Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Fronting Bank

By:	/s/ Stacey Haimes
Name: Stacey Haimes
Title: Executive Director

[Credit Agreement]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Keith R. Geroing
Name: Keith R. Geroing
Title: Director & Vice President

[Credit Agreement]

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	/s/ Michael Marsh
Name: Michael Marsh
Title: Vice President

[Credit Agreement]

MERRILL LYNCH CAPITAL CORPORATION

By:	/s/ Anand Melvani
Name: Anand Melvani
Title: VP

[Credit Agreement]

ABN AMRO BANK, N.V.

By:	/s/ Erwin deJong /s/ Marko Kremer
Name: Erwin deJong Marko Kremer
Title: ED AD

[Credit Agreement]

UBS SECURITIES Joint Lead Arrangers and Joint Bookrunner

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

[Credit Agreement]

UBS LOAN FINANCE LLC

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

[Credit Agreement]

Lloyds TSB Commerical Finance

By:	/s/ Jeremy Harrison
Name: Jeremy Harrison
Title: ABL Director

Address: 1251 Avenue of the Americas
39th Floor
New York, NY 10020

Attention: Jeremy Harrison

Telephone No.: 212 930 5025
Telecopier No.: 212 930 5098

[Credit Agreement]

UPS CAPITAL CORPORATION

By:	/s/ John P. Holloway
Name: John P. Holloway
Title: Director of Portfolio Management

[Credit Agreement]

SCHEDULE 2.01

LENDER'S COMMITMENTS

Lender	Commitment
Citigroup Global Markets Inc.	$200,000,000.00
Goldman Sachs Credit Partners L.P.	$200,000,000.00
Merrill Lynch Capital Corporation	$200,000,000.00
ABN AMRO Bank, N.V.	$200,000,000.00
UBS Loan Finance LLC	$200,000,000.00
Total Commitment	$1,000,000,000.00